UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Palo Alto Networks Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2022
PROXY STATEMENT

NOTICE OF ANNUAL
MEETING OF STOCKHOLDERS

paloalto NETWORKS | Cybersecurity Partner of Choice

WHAT WE DO	OUR VISION

We innovate to stay ahead of the evolving threat landscape, so organizations can embrace our technology with confidence. We provide next-gen cybersecurity to thousands of customers globally, across all sectors. Our cybersecurity platforms and services are backed by industry-leading threat intelligence and strengthened by state-of-the-art automation.

Whether deploying our products to enable the Zero Trust Enterprise, responding to a security incident, or partnering to deliver better security outcomes through a world-class partner ecosystem, we're committed to helping ensure each day is safer than the one before.

Our vision is a world where each day is safer and more secure than the one before

Letter from the Chair and the Lead Independent Director

At Palo Alto Networks, we are rebuilding cybersecurity based on the principles of Zero Trust, fueled by rigorous analytics and automation. We are here to secure the way forward by making cyber security stronger yet simpler so that each day is safer than the one before. We’ve Got Next and so will you.

Dear Fellow Stockholders:

Fiscal 2022 was another year of achievement at Palo Alto Networks. Our billings exceeded $7.4 billion, reflecting a growth rate of 37% year over year, and our revenues exceeded $5.5 billion – 29% year-over-year growth. In July, we celebrated our 10th anniversary as a public company. At the close of trading on the day of our initial public offering, our market capitalization was $3.5 billion, reflecting the value of a company that pioneered a new era of security through its groundbreaking firewall technology. Today, as our market capitalization exceeds $51 billion (at the close of trading on October 28, 2022), we are confident in the strong foundation we have built and eager to tackle the challenges of the next ten years.

As always, innovation drives our success. During the past year, we deployed 49 major product releases as compared to 29 in fiscal 2021, including advancements in next generation cloud access security broker (CASB), cloud code security, cloud next generation firewall and, in an industry first, agent and agentless cloud security posture management (CSPM) – just to name a few. We deliver to our customers best-of-breed capabilities across a platform of network security, cloud security and security operations. Simply put, we remain the cybersecurity leader, serving tens of thousands of customers worldwide, many of whom are still in the early stages of their cybersecurity transformations.

Of course, none of these accomplishments would have been possible without the dedication and engagement of our employees. We continue to prioritize their health, safety and professional fulfillment through FLEXWORK, an employee-centric strategy that offers over 12,500 employees an expanded set of choices. These choices include where individual work is completed, time spent in the office, personalized learning paths, and flexibility of benefits. We are proud of the workplace recognitions that the company received in fiscal 2022, including Most Loved Workplaces (Newsweek), Top 100 of America’s Most JUST Companies (Just Capital), Next Gen honoree (Ripplematch), and Best Company in Bay Area (Comparably).

Finally, we recognize the contributions and character of Mark McLaughlin and Asheem Chandna, neither of whom will stand for reelection to the Board of Directors when their terms expire at the conclusion of our 2022 Annual Meeting of Stockholders. Mark’s leadership as the company’s chief executive officer from August 2011 until June 2018, and his continued service on our Board of Directors since then, have been instrumental in driving the company’s growth and nurturing our unique culture. Likewise, without Asheem’s technical expertise, financial acumen and, most notably, keen discernment of emerging technology trends, our transformation into the company we are today would have been less complete and consequential. On behalf of our employees and the entire Board of Directors, we express our deep appreciation to Mark and Asheem for their profound impacts on Palo Alto Networks.

* * * * *

As in the past, this year’s Proxy Statement is constructed to maximize clarity and understanding about the company’s strategies, successes and challenges. Several of our key initiatives are worth prefacing here.

Stockholder Engagement. We remain guided by, and appreciative of, the perspectives of our stockholders as expressed through their engagement with us. Throughout fiscal 2022, we once again executed an extensive stockholder outreach program. In total, we engaged in discussions with stockholders holding approximately 60% of our outstanding shares as of June 30, 2022. John, as our Lead Independent Director, remained at the forefront of our engagement efforts and participated in 30 meetings with stockholders holding approximately 39% of our outstanding shares as of June 30, 2022. In addition to our financial outlook, our stockholders conversed with us about our executive compensation, sustainability, corporate governance practices, inclusion and diversity, as well as other topics of import to them. We will continue this valuable dialogue with our investors in the coming year, and are committed to maintaining outreach that is truly a dialogue with our stockholders.

2022 Proxy Statement	3

Letter from the Chair and the Lead Independent Director

Executive Compensation. We implemented the commitments that we made to our stockholders in our 2021 proxy statement. We maintained an executive compensation program closely tied to our financial performance, 100% of our named executive officers’ equity compensation awards (aside from new hire awards) were performance-based, with different performance targets than the cash incentive plan awards, added an ESG modifier to our cash incentive plan, increased the stock ownership guidelines for our executive officers, and established a one-year equity post vesting holding period for all named executive officers. The compensation discussion and analysis (CD&A) section of this Proxy Statement describes our performance against these commitments. We encourage you to read the letter from our Compensation and People Committee accompanying the CD&A for their views on our executive compensation program, particularly as it relates to our pay-for-performance philosophy and how we performed against that backdrop.

Our Commitment to ESG. We continue to take seriously our commitment to environmental sustainability, social responsibility and corporate governance (ESG). In fiscal 2022, in direct response to the feedback we received from our stockholders, your Board of Directors adopted majority voting for uncontested elections of directors and a resignation policy in the event a director does not receive a majority of the vote. Elsewhere in Proxy Statement, we discuss our ESG successes in fiscal 2022 and provide an overview of our ESG programs and commitments, and how your Board and executive leadership team oversee our ESG efforts.

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Palo Alto Networks, Inc. to be held on Tuesday, December 13, 2022 at 12:15 P.M., Pacific Time.

This year’s annual meeting will be a virtual meeting conducted via a live webcast. You will be able to listen to the annual meeting, submit your questions, and vote during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/PANW2022 and entering the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials. If you did not receive a 16-digit control number, please reach out to your broker for further instructions.

On behalf of our Board, we thank you for your investment in Palo Alto Networks and for your continued trust. We look forward to the annual meeting on December 13, 2022.

Thank you,

Nikesh Arora	John M. Donovan
Chair and	Lead Independent
Chief Executive Officer	Director

4

Palo Alto Networks, Inc.
Notice of 2022 Annual Meeting of Stockholders

DATE AND TIME	VIRTUAL MEETING SITE	WHO CAN VOTE
Tuesday, December 13, 2022 12:15 PM Pacific Time	www.virtualshareholdermeeting.com/ PANW2022	Stockholders of record as of October 14, 2022 are entitled to vote

Voting Items

Proposals		Board Vote Recommendation	For Further Details
1.	To elect two Class II directors named in the accompanying proxy statement to serve until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified.	“FOR” each director nominee	Page 40
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2023.	“FOR”	Page 57
3.	To approve, on an advisory basis, the compensation of our named executive officers.	“FOR”	Page 60
4.	To approve an amendment to the 2021 Palo Alto Networks, Inc. Equity Incentive Plan to increase the number of plan shares reserved for issuance.	“FOR”	Page 98

Stockholders will also act on such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT. Please act as soon as possible to vote your shares, even if you plan to attend the annual meeting online. For instructions to vote your shares and more information, see “About the Annual Meeting” on page 112.

We appreciate your continued support of Palo Alto Networks and look forward to receiving your proxy.

By Order of the Board of Directors,

Bruce Byrd
Executive Vice President, General Counsel and Corporate Secretary
November 3, 2022

HOW TO VOTE

ONLINE	BY PHONE	BY MAIL
Visit www.proxyvote.com. prior to the Annual Meeting, 24 hours a day, seven days a week.	Call the phone number located on the accompanying proxy card or voting instruction form.	Complete, sign, date and return the accompanying proxy card or voting instruction form in the envelope provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON DECEMBER 13, 2022: THE NOTICE OF 2022 ANNUAL STOCKHOLDERS’ MEETING AND PROXY STATEMENT AND THE 2022 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WWW.PROXYVOTE.COM.

2022 Proxy Statement	5

Proxy Roadmap

ABOUT US

Read about our corporate values, fiscal 2022 financial and business highlights, stockholder engagement efforts, and executive compensation highlights.

BOARD AND CORPORATE GOVERNANCE AT A GLANCE

Learn more about the makeup of our Board of Directors, as well as corporate governance, at a glance.

ENVIRONMENT, SOCIAL AND CORPORATE GOVERNANCE (ESG)

Read more about our approach to ESG, including the roles of our Board and management team in setting our programs and priorities.

PROPOSAL NO. 1

Read about our proposal to elect Dr. Helene D. Gayle and James J. Goetz to a new term, and learn more about our Board members, Board committees and Board compensation.

PROPOSAL NO. 2

Read about our proposal to ratify Ernst & Young as our independent registered public accounting firm for fiscal 2023.

PROPOSAL NO. 3

COMPENSATION, DISCUSSION AND ANALYSIS

Read the letter from our Compensation and People Committee, and learn more about our executive compensation programs.

EXECUTIVE COMPENSATION

Learn more about the components of each of our named executive officers' compensation, including salary, annual cash incentive and equity grants, and read about our CEO pay ratio.

PROPOSAL NO. 4

Read about our proposal to approve an increase in the number of shares of common stock available for issuance under our 2021 Equity Incentive Plan.

6

About Us

Our Company

Palo Alto Networks is a global cybersecurity provider with a vision of a world where each day is safer and more secure than the one before. We were incorporated in Delaware in 2005 and are headquartered in Santa Clara, California. Our principal executive offices are located at 3000 Tannery Way, Santa Clara, CA 95054.

We empower enterprises, organizations, service providers, and government entities to protect themselves against today’s most sophisticated cyber threats. Our cybersecurity platforms and services help secure enterprise users, networks, clouds, and endpoints by delivering comprehensive cybersecurity backed by industry leading artificial intelligence and automation. We are a leading provider of zero trust solutions, starting with next-generation zero trust network access to secure today’s remote hybrid workforces and extending to securing all users, applications and infrastructure with zero trust principles. Our security solutions are designed to reduce customers’ total cost of ownership by improving operational efficiency and eliminating the need for siloed point products. Our Company focuses on delivering value in five fundamental areas: Network Security, Secure Access Service Edge, Cloud Security, Security Operations, and Threat Intelligence and Security Consulting.

Our Corporate Values

Our corporate decisions are guided by our corporate values, which were co-created by our employees. Foremost among these is integrity, which is the foundation of everything we do and every decision we make. We believe that collaboration enhances our ability to disrupt entrenched beliefs, which we think ultimately leads to innovation. Our ability to execute on our innovations and deliver products and services that address the cybersecurity needs of our customers is critical to our long-term success. Finally, we are intentional about including diverse points of view, perspectives, experiences, backgrounds and ideas in our decision-making process. True inclusion and diversity exists when we have representation of all ethnicities, orientations and identities, and cultures in our workforce. We believe that our core values make us a better company.

“...Palo Alto is #10 in our list of the 50 best companies to work for women; list created from millions of anonymous employer ratings and reviews by working women”	“...for the third
consecutive year,
received a perfect
score on the Human
Rights Campaign
Foundation’s
2021 Corporate
Equality Index
(CEI) and achieved
designation as a
Best Place to Work
for LGBTQ Equality”	“...Palo Alto
Networks in the top
10% of companies
on Comparably in
its diversity score,
[which] provides
insights into how
diverse employees
feel and rate their
work experience
across various
culture dimensions”	“...the companies that
made this list are
delivering the respect,
care, and appreciation
that it takes to create
a positive workplace
that nurtures talent
[.]” Newsweek
recognized PANW
in the top 100 most
loved workplaces of
the Year
Sept. 2021 (InHerSight)	Jan. 2022 (Human Rights Campaign Foundation)	Sept. 2021 (Comparably)	Oct. 2021 (Newsweek)

2022 Proxy Statement	7

About Us

Our 2022
Financial
and Business
Highlights

We delivered another year of outstanding results for our stockholders in fiscal 2022, with a strong year of financial performance and execution. Highlights include:

•   Total revenue increased to $5.5 billion, or by approximately 29% compared to fiscal 2021.

•   Total billings increased to $7.5 billion, or by approximately 37% compared to fiscal 2021.[1]

•   Next-Gen Security ARR increased to $1.89 billion, or by approximately 60% compared to fiscal 2021.[2]

•   In the fourth quarter of fiscal 2022, we achieved GAAP profitability.

•   Continued to return capital to our stockholders through our stock repurchase program, totaling $0.9 billion for fiscal 2022, for a total of $3.6 billion during fiscal 2019 through fiscal 2022.

•   Accelerated our product innovation efforts, with 49 major product releases.[3]

Building a Stronger
Palo Alto Networks

TOTAL REVENUE ($ in millions)	TOTAL BILLINGS ($ in millions)

NEXT-GEN SECURITY ARR	PRODUCT INNOVATION Major Product Releases

Security Operations
Cloud Security
Network Security

RETURN OF CAPITAL

Fiscal 2022	Fiscal 2019-2022

$0.9 Billion	$3.6 Billion

1.	Total billings is a key financial metric calculated as total revenue plus change in total deferred revenue, net of total acquired deferred revenue. Appendix A includes a calculation of total billings.
2.	Next-Gen Security ARR is annualized allocated revenue of all active contracts as of the final day of the reporting period for Prisma and Cortex offerings inclusive of the VM-Series and related services, and certain cloud-delivered security services.

3.	Major product release is defined as full or dot release with significant new capability, new or add-on modules, or subscription services, new software or hardware appliance models, significant PAN-OS, acquired capabilities and significant new platform support.

8

About Us

Stockholder Engagement

We are proud of our investor engagement program, and committed to maintaining outreach that is truly a dialogue with our stockholders. Our relationship with our stockholders is an important part of our Company’s success. In fiscal 2022, we once again engaged in robust stockholder engagement, with a focus on executive compensation, environmental sustainability, social responsibility, and corporate governance (ESG), and other matters of particular import to our stockholders. Our Lead Independent Director played a central role in developing and implementing our program, and once again actively participated in our stockholder engagement efforts in fiscal 2022.

Our Lead Independent Director and management team regularly update our Board and Board committees on our engagement efforts, providing summaries and analyses of our stockholders’ feedback. The feedback that we received from our stockholders resulted in significant improvement in our compensation and corporate governance practices, as described in detail in this proxy statement, including our adoption of majority voting for uncontested elections of our directors in May 2022.

We believe that our approach to engaging directly and openly with our investors drives increased corporate accountability, improves decision making, and ultimately creates long-term value.

We reached out to stockholders representing 68% of our outstanding shares.	We engaged in discussions with investors representing 60% of our outstanding shares (which is all stockholders that indicated a willingness to engage with us).	Our Lead Independent Director participated in discussions (30 meetings) with investors representing 39% of our outstanding shares.

* Stockholder ownership, to our knowledge, as of June 30, 2022.

Below are the key elements of our stockholder engagement cycle:

2022 Proxy Statement	9

About Us

Executive Compensation

Our Compensation Best Practices

In fiscal 2022, we implemented our redesigned executive compensation programs, meeting the commitments we made to our stockholders in our 2021 proxy statement. Our compensation programs reflect recognized best practices and principles that align the compensation of our named executive officers with the long-term interests of our stockholders, and are supported by market benchmarks.

NEW FOR 2022
100% of equity compensation (aside from new hire awards) is performance-based, with different performance targets than the cash incentive plan
Addition of ESG modifier to cash incentive plan, which modifies the annual incentive cash compensation (plus or minus 10%), based on our performance relative to an ESG scorecard with climate, inclusion and human capital metrics
Increase to stock ownership guidelines One-year post-vesting holding period for all NEOs, including our Chief Executive Officer

ROBUST AND INDEPENDENT COMPENSATION DECISION-MAKING, ALIGNED WITH OUR CORPORATE VALUES
100% independent Compensation and People Committee Independent compensation consultants	Annual review of compensation strategy Consideration of annual say-on-pay vote

COMPENSATION BEST PRACTICES
Majority of compensation is performance-based and at-risk
100% of fiscal 2022 equity compensation for NEOs performance-based and at risk (excluding new hire grants)
100% of short-term incentive cash compensation is performance-based and at-risk
No single trigger vesting of equity awards on occurrence of a change in control
No dividends paid on unvested equity
Robust stock ownership guidelines

No hedging or pledging, except limited pledging permitted with the prior approval of the ESG and Nominating Committee
Meaningful clawback policy
Limited perquisites and personal benefits
No defined benefit plans or SERPs
Implementing the advice of independent compensation consultants

10

About Us

Significant At-Risk Compensation

Our executive compensation program is tied to our financial and operational performance. The graphs below illustrate the predominance of at-risk and performance-based components of our fiscal 2022 compensation program for our Chief Executive Officer and other named executive officers.

CEO	AVERAGE OF OTHER NEOs(2)

(1)	Graph reflects Mr. Arora’s target base salary of $1 million, a significant portion of which he elected to forgo.
(2)	Excludes Mr. Jenkins’ new hire RSUs which were granted to compensate him for a portion of our estimated value of the unvested equity that he forfeited upon joining us.

2022 Proxy Statement	11

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3	Letter from the Chair and the Lead Independent Director
5	Notice of 2022 Annual Meeting of Stockholders
6	Proxy Roadmap
7	About Us
14	Our Board at a Glance
16	Our Corporate Governance at a Glance
17	ESG at Palo Alto Networks
	17	An Overview of Our ESG Strategies	21	Social
	17	ESG Oversight and Governance	26	Our ESG Journey
	19	Environmental
27	Corporate Governance
	27	Board of Directors Corporate	37	Director Independence
		Governance Highlights	38	Communications with the Board
	28	Board Responsiveness to Investors		of Directors
		in FY2022	38	Corporate Governance Guidelines
	31	Leadership Structure		and Code of Business Conduct
	34	Board’s Role in Strategy Oversight		and Ethics
	35	Board’s Role in Risk Oversight	38	Director Stock Ownership Guidelines
	36	Annual Board and Committee	38	Compensation and People
		Self-Evaluations		Committee Interlocks and
	37	Succession Planning		Insider Participation
39	Voting Roadmap
40		Proposal No. 1 Election of Directors
	41	Director Tenure and Refreshment	54	Director Compensation
	41	Board Diversity	55	Identification and Evaluation of
	42	Board Skills and Experience Matrix		Director Nominees
	49	Board Committees and	56	Director Attendance
		Responsibilities
57		Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm
	57	Fees Paid to the Independent	59	Report of the Audit Committee
		Registered Public Accounting Firm
	57	Auditor Independence
	58	Audit Committee Policy on
		Pre-Approval of Audit and
		Permissible Non-Audit Services
		of Independent Registered
		Public Accounting Firm
60		Proposal No. 3 Advisory Vote on the Compensation of our Named Executive Officers
61	Executive Compensation
	61	Letter from our Compensation	88	Executive Compensation Tables
		and People Committee	89	CEO Pay Ratio
	63	Compensation Discussion	93	Executive Employment Agreements
		and Analysis	96	Executive Officers
	87	Report of the Compensation	97	Equity Compensation Plan
		Committee		Information
98		Proposal No. 4 Amendment to Our 2021 Equity Incentive Plan
	98	Why Should Stockholders Vote to	100	Summary of the 2021 Plan
		Approve the Amendment to the
		2021 Plan?
109	Security Ownership of Certain Beneficial Owners and Management
111	Related Person Transactions
112	About the Annual Meeting
117	Other Matters
118	Appendix A
120	Appendix B

HIGHLIGHTS
14	Our Board at a Glance
16	Our Corporate Governance at a Glance
17	ESG at Palo Alto Networks
42	Board Skills and Experience Matrix
61	Letter from our Compensation and People Committee
63	Compensation Discussion and Analysis
98	Amendment to Our 2021 Equity Incentive Plan

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our social, environmental and sustainability plans and goals, and executive compensation plans, made in this document are forward-looking. We use words such as anticipates, plan, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2022 Annual Report on Form 10-K. Unless otherwise provided herein, all statements in this proxy statement are as of November 3, 2022.

References to our website in this proxy statement are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

In this proxy statement, the terms “the Company”, “we,” and “our” refer to Palo Alto Network, Inc. and the term “Board” refers to the Board of Directors of Palo Alto Networks, Inc.

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this proxy statement titled “Report of the Audit Committee” and “Report of the Compensation Committee” shall not be deemed to be so incorporated, unless specifically stated otherwise in such filing.

2022 Proxy Statement	13

Our Board at a Glance

Our Board consists of a diverse group of highly qualified leaders in their respective fields who bring unique perspectives to the Board. All directors have either held senior leadership positions at large companies or otherwise gained significant and wide-ranging management experience in their respective fields (including strategic, financial, public company financial reporting, compliance, risk management, and leadership development). Many of our directors also have public company experience (serving as chief executive officer, chief operating officer, or chief financial officer, or on boards of directors and board committees), and as a result have a deep understanding of corporate governance practices, including risk and management oversight.

14

Our Board at a Glance

2022 Proxy Statement	15

Our Corporate Governance at a Glance

•	Consider nominees and candidates in light of current skill sets and needs

•	All candidates and nominees evaluated and considered for their expertise, experience, leadership and diversity, including gender, ethnicity and background

•	Board comprised of diverse directors, including gender, ethnic, racial and experiential diversity

º	Appointed four new directors since 2019, including three who brought gender, ethnic and/or racial diversity to the Board

•	Board leadership reviewed annually

•	Clearly defined roles for Board leadership

•	Strong Lead Independent Director, who leads executive sessions of the Board

•	Strong Board independence, with nine independent directors

•	Independent Board committees, with frequent executive sessions

•	Strong partnership between Chair and Lead Independent Director

•	Annual Board evaluation process includes assessments and reviews of the Board, committees and individual directors

•	Director orientation and continuing director education

•	High standards of corporate governance

•	Board meeting agendas set by Chair in collaboration with Lead Independent Director

•	Frequent review of oversight, including over significant risks

º	culture, employee retention and human capital management (Compensation and People Committee oversight)
º	sustainability and corporate governance (ESG and Nominating Committee)
º	security and cybersecurity (Security Committee)
º	financial reporting, internal controls over financial reporting, and enterprise risk relating to financial matters (Audit Committee)
º	M&A and strategic transactions (Corporate Development Committee)

•	Engaged in setting corporate strategy

•	Engaged in management succession planning to ensure next generation of leadership

•	Strong Lead Independent Director, who actively engages in management oversight

•	Transparent lines of accountability to our stockholders

•	A robust and interactive stockholder engagement program based on dialogue, transparency and responsiveness to stockholder concerns
º	In response to stockholder feedback, adopted majority voting for uncontested elections of directors, including a resignation policy in the event a director does not receive a majority of the vote
•	Appropriate director compensation structured in a manner that is aligned with stockholder interests

16

ESG at Palo Alto Networks

An Overview of Our ESG Strategies

Our values of execution, disruption, collaboration, inclusion and integrity are the foundation of everything we do—which extend into our approach to environmental, social and corporate governance (“ESG”) practices. From our climate commitments, our people strategy based on FLEXWORK, and our supplier responsibility initiatives, to our social impact programs and our dedication to integrity, ethics, security and privacy, we believe we are executing meaningful outcomes that reinforce our intention to respect our planet, uplift our communities and advance our industry. The content that follows summarizes the actions we have taken, the impact we believe we have had and our ongoing journey to demonstrate leadership in ESG.

ESG Oversight and Governance

ESG at Palo Alto Networks is overseen and governed at the highest levels and includes Board and committee oversight, executive-level leadership, and subject-matter experts who lead our ESG efforts across our business.

Board Oversight. The Board and its applicable committees provide guidance and oversight to management with respect to ESG matters. During fiscal 2022, we reconstituted our Nominating and Corporate Governance Committee as the ESG and Nominating Committee to enhance the Board’s oversight of ESG matters and reinforce the important role that ESG practices play in our business. The ESG and Nominating Committee is responsible for setting our ESG priorities and monitoring our performance. Our Compensation and People Committee, Audit Committee and Security Committee also serve an important role in ESG oversight. Our Lead Independent Director and management team share feedback received from our stockholders with the Board.

2022 Proxy Statement	17

ESG at Palo Alto Networks

Management Leadership. A cross-functional, executive-level ESG leadership team sets our overall ESG strategy, objectives and initiatives, provides guidance on program implementation, and oversees the continuing enhancement of our approach to ESG. This committee which is led by our Chief Executive Officer and includes our General Counsel, Chief People Officer and Chief Financial Officer, receives analysis and presentations regarding current and emerging ESG-related risk topics and the status of our ESG programs.

Our executive-level ESG leadership team also empowers our ESG steering committee to implement our ESG programs and to pursue activities to achieve our objective and goals. The ESG steering committee is a cross functional team of employees, consisting of representatives from our accounting, internal audit, corporate responsibility, legal, investor relations and operations teams, and oversees the work of our subject matter experts in the implementation of our ESG programs.

18

ESG at Palo Alto Networks

Environmental

Climate change is a global crisis and we are committed to doing our part to reduce our environmental impacts. Aligned to the Climate Commitments we declared in early 2021, in fiscal 2022 we evolved our comprehensive Sustainability Strategy focused on three pillars: operational excellence (Sustainable Operations), a Sustainable Value Chain, and a Sustainable Ecosystem. In fiscal 2022, we engaged with external consultancies, conducted a comprehensive analysis of our global environmental footprint, and obtained third party assurance of our analysis and related emissions data, across all three pillars.

SUSTAINABLE OPERATIONS Accelerate carbon and waste free growth across our FLEXWORK footprint through energy efficiency, decarbonization, renewable energy and science-based targets.

SUSTAINABLE VALUE CHAIN Collaborate and partner with stakeholders throughout our value chain to drive to zero carbon, zero waste, 100% renewable energy and 100% circular cybersecurity products.

SUSTAINABLE ECOSYSTEM Drive leading public commitments, policy advocacy and partnerships to elevate our thought leadership position in sustainable cybersecurity.

Raising Our Ambition

We raised the ambition of our Climate Commitments through developing and setting Science-Based Targets (“SBTs”) aligned to a climate scenario of 1.5° celsius. They are:

•	Scope 1 and 2: Sustainable Operations

Palo Alto Networks commits to reduce Scope 1 and 2 GHG emissions by 35% by the end of fiscal 2027, as compared to fiscal 2021.

•	Scope 3: Sustainable Supply Chain

Palo Alto Networks commits to get 65% of our suppliers (measured by total spend) to set Science-Based Targets by the end of fiscal 2027.

•	Scope 3: Sustainable Customers (Use of Sold Products)

Palo Alto Networks commits to reduce emissions from our customers’ use of our products by 40% by the end of fiscal 2027.

2022 Proxy Statement	19

ESG at Palo Alto Networks

Our SBTs were submitted to the Science-Based Targets Initiative for verification, which we expect to obtain in 2023.

In fiscal 2022, in line with the most reputable non-governmental organizations (“NGOs”), we refined and elevated our Carbon Neutral goal to be defined as “Net Zero” targets:

•	We intend to achieve Net Zero across our Scope 1 and 2 emissions by fiscal 2030, by reducing emissions by 90%, as compared to fiscal 2021, and mitigating any remaining emissions through carbon removal investments.
•	We intend to achieve Net Zero across all Scope 1, 2 and 3 emissions by fiscal 2040, aligned with The Climate Pledge, by reducing emissions by 90%, as compared to fiscal 2021, and mitigating any remaining emissions through carbon removal investments.

Through our climate ambition across our operations, value chain and ecosystem, we are confident that we can achieve these goals by the dates above.

Sustainable Operations

Early in fiscal 2022, we elevated our operational goals by committing to purchasing 100% true renewable energy, expanding operational excellence through deep energy efficiency, and driving decarbonization throughout our real estate footprint.

We continued to execute our sustainable approach to real estate and opened new LEED certified offices in multiple cities, including London and Bangalore, and expanded our LEED footprint through certifications in Tel Aviv, Bangalore and San Francisco. We launched multiple sustainability work groups to evaluate and act on implementing green packaging, waste reduction and resource conservation. To address the digital divide, promote reuse and reduce our e-waste, we engaged in an external partnership to efficiently donate obsolete equipment, accessories and furnishings for social benefit.

Sustainable Value Chain
Through our carbon footprint assessment, we gained a complete understanding of where our greatest impacts - and best opportunities - are, and we set 1.5° Celsius aligned Science-Based Targets to effectively address them. We set critical Scope 1 and 2 SBTs, but we know that our greatest impact is in our Scope 3 emissions. Because of this, we have set what we believe are ambitious SBTs to drive a Sustainable Value Chain across our purchased goods and services and the use by our customers of the products we sell to them.	Achieved a Supplier Engagement Rating of A- from CDP (2021)

Throughout fiscal 2022, we began the journey to engage stakeholders throughout our value chain, from suppliers to customers, to drive to zero carbon, zero waste, 100% renewable energy and 100% circularity in our cybersecurity products.

Sustainable Ecosystem
Recognizing that addressing climate change will require collaboration on systemic issues, we increased and expanded our engagements with environmental coalitions. By joining The Climate Pledge, formally committing to emissions reductions through the Science-Based Target initiative, our ongoing participation in the World Economic Forum’s Alliance of CEO Climate Leaders and other partnerships, we continued to demonstrate our eagerness to engage with others on this critical issue.	Achieved an Environmental QualityScore of 1 by Institutional Shareholder Services (2022) Highest score available, corresponding to the top decile

We believe thoughtful and ardent policy advocacy is one of the most effective tools for addressing climate change. In fiscal 2022, we signed on to a letter from Ceres supporting the Securities and Exchange Commission’s proposed rule mandating climate disclosure. We also engaged directly with several policy makers to reinforce the importance of climate action and its intersectionality with cybersecurity.

We remained committed to transparency by submitting our 2022 CDP Climate and Supply Chain disclosures for the third year in a row.

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Social

During fiscal 2022, we continued to execute our People strategy and philosophy of FLEXWORK, engaged with our supply chain to reinforce our Code of Conduct expectations and invested in our Communities.

Our People

We believe our ongoing success depends on our employees. Development and investment in our people is, and will always be, central to who we are. Our People Strategy, built upon our philosophy of FLEXWORK, is a comprehensive approach to source, hire, onboard, integrate, develop, engage and reward employees. Caring for our global workforce of over 12,500, and inspiring them to do the best work of their careers is a critical element of our overall Company strategy and a demonstration of our values in action.

FLEXWORK
Throughout the COVID-19 pandemic, while prioritizing the health and safety of our employees, we have learned how to collaborate in a distributed hybrid work reality and to create opportunities for employees to maintain a sense of belonging and focus on well-being. Moving into the future, we aim to continue to disrupt the nature of work. Our philosophy is simple: place our employees at the center of their working life by providing them with flexibility, personalization, and choice regarding how they work, the benefits they choose, the way they consume learning and, where possible, when and where they work. We truly believe that the more our employees have choice and demonstrate mutual trust and respect, the more engaged they will be. We believe that FLEXWORK is a significant factor in positioning Palo Alto Networks as the cybersecurity workplace of choice.	Recognized by Newsweek among 100 of America’s “Most Loved Workplaces”

FLEXWORK adds even more opportunity to scale our efforts to improve inclusion and diversity. It further enables us to recognize each individual as unique, with their own priorities and needs, and gives the employee greater agency to personalize their decisions and utilize our programs and initiatives to meet those interests and desires.

Source & Hire

Sourcing and hiring diverse talent and enabling them to create and execute is central to our comprehensive approach to talent acquisition, which we refer to as “The Way We Hire.” Our talent acquisition team utilizes a number of methods to find subject experts in their respective fields, including the use of a variety of channels that focus on reaching underrepresented talents. Our university relations team partners with hundreds of academic institutions, including colleges and universities that focus on serving diverse populations, to provide career pathways for early-in-career candidates. Current employees also provide qualified candidates through our Employee Referral Program. During fiscal 2022, we “welcomed home” numerous employees who voluntarily left Palo Alto Networks and found they wanted to return. Through our Internal Mobility program, numerous hires during fiscal 2022 were internal, and many of those internal hires resulted in promotions for those individuals. We equip hiring managers with training so that they are made aware of potential unconscious biases and interview for the values and competencies that we believe enhance our culture. We require diverse interview panels to deliver a quality interview experience to a diverse slate of candidates.

Onboard & Integrate

We believe that a positive onboarding experience results in employees thriving and therefore rapid productivity. During the COVID-19 pandemic, we built and utilized virtual learning platforms and employee communication channels to provide new employees with inspirational, often personalized, onboarding experiences. For every employee, onboarding is a journey of integration that extends through the first year at Palo Alto Networks. In addition, we have built specialist learning tracks for interns and new graduates that have been recognized as best in class externally. As part of our merger and acquisition strategy, we have also established a robust integration program with the goal to enable individuals joining our teams to feel part of our culture at speed.

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Develop & Motivate
Because we value disruption and innovation, we created FLEXLearn—a unique approach to personalized employee development. FLEXLearn is a learning experience platform that provides employees with a path based on their needs, interests, style, and career journey. Through FLEXLearn employees have full agency to direct their growth at their pace and choosing. Development information about core business elements, professional skill sets, working in a distributed hybrid environment, as well as required compliance training, such as Code of Conduct, privacy and security, anti-discrimination, anti-harassment, and anti-bribery training, is also deployed through the FLEXLearn platform for all employees. In addition, FLEXLearn provides employees with events and activities that motivate and spark critical thinking, on topics ranging from inclusion, to well-being and collaboration. On average, employees had completed 16 hours of development through the FLEXLearn platform during fiscal 2022.	Recognized among the “Top Workplaces for the Next Generation of Talent” as evaluated by Ripplematch (2021)

Because we know that business leaders have unique learning and development needs and interests, we also created FLEXLead. Focused on providing tools and resources to those who manage teams and drive business functions, FLEXLead aims to increase the awareness of inclusion and diversity, coaching and mentorship, and the capacity for leaders to align employee priorities with our strategic business priorities.

Engage & Reward

We conduct regular executive listening sessions and “pulse surveys” to better understand employee engagement, sentiment, well-being, and the agility to transition to a distributed work model. These sessions and surveys, including employee feedback to external surveys and crowdsourcing platforms, have informed our holistic People Strategy and influenced our FLEXWORK philosophy, inclusion and diversity strategies, and Internal Mobility program. For example, our FLEXCircle program is the result of employee input, requesting new opportunities to meet and interact with employees who share common interests. And our FLEXAssist program was developed based on suggestions from employees looking for tools that help them identify key employee milestones and facilitate increased communication and collaboration.

Employee sentiment has continued to be highly positive, and we are proud of the external recognition we have received about our culture. We continue to use insights from an anonymous global employee engagement survey we conducted in fiscal 2021 to execute action plans that reinforce our culture of engagement. The survey indicated that employees have a strong sense of belonging, confidence in leadership, and an understanding of how their work contributes to the Company’s goals. Equally important, our internal pulse surveys and other feedback mechanisms, including insights from external employee sentiment sources and employer brand recognition, indicate that employees continue to view Palo Alto Networks as a great place to work, with strong benefits, a commitment to inclusion and diversity and respected leadership.

Our comprehensive compensation program includes competitive base pay. In addition, all employees participate in one of two variable pay programs our sales incentive plans or our variable incentive program. All employees are also eligible to participate in our stock-based offerings through a generous Employee Stock Purchase Plan and a competitive Equity Incentive Plan, both of which are available to all of our employees where regulations permit. We conduct annual external audits of our pay practices. Our fairness and equity analysis includes gender for all global employees and race and ethnicity for employees in the U.S. As a result of these measures and corrections, we believe that our employees are paid fairly and equitably regardless of race/ethnicity (in the U.S.) or gender (globally).	Recognized by Comparably in 7 “Best of ” categories including “Best Compensation” (#9)(2022)

As a global employer with a diverse employee population, we understand everyone’s benefit needs are different. Our benefit plans include a variety of health, time-off, wellness and voluntary options. And, our FLEXBenefits program provides all employees with a funding allowance from which they can choose to obtain additional benefits.	Recognized by Comparably in 7 “Best of ” categories including “Perks & Benefits” (#75)(2022)

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We believe in an always-on feedback and rewards philosophy. From recurring 1:1 sessions and multiple feedback channels to use of our Cheers for Peers peer recognition program, employees get regular input about the value they bring to the organization. And while always-on practices are useful in providing real-time feedback, we also execute a Company-wide semi-annual performance review process so that leaders and employees have recurring constructive conversations aimed at elevating performance, increasing capability and executing with excellence.

Inclusion & Diversity

We are intentional about including diverse points of view, perspectives, experiences, backgrounds and ideas in our decision-making processes. We deeply believe that true diversity exists when we have representation of all ethnicities, genders, orientations and identities, and cultures in our workforce. Our inclusion and diversity (“I&D”) programs continue to advance those visions.

The diversity of our Board, with women representing 33% of the Board is an example of that vision in action. We have nine employee network groups (“ENGs”) which are employee-led groups that play a vital role in building understanding and awareness. Our ENGs are provided with a budget to fund activities for their communities and to make charitable grants to organizations advancing their causes. We involve our ENGs in listening sessions with executive teams and we work in partnership to develop our annual I&D plans, because we believe employee involvement is critical.

As referenced above, our I&D philosophy is fully embedded in our talent acquisition, learning and development and rewards and recognition programs. We believe that outcomes such as increases in gender and ethnic diversity, no differential in attrition based on gender or ethnicity, equity in performance evaluation and internal mobility are indicators that our efforts are making the desired progress. Further, the awards and recognition the Company has received during fiscal 2022, most of which are the direct result of employee input, reinforce our growth in this crucial topic.

Recognized by Comparably in 7 “Best of ” categories including “Best CEOs for Diversity ” (#15)(2022)	Achieved a perfect score of 100% on the Human Rights Campaign Corporate Equality Index (2022, 2021 & 2020)	Achieved a perfect score of 100% on the Disability Equality Index as evaluated by Disability:IN (2022)	Achieved “Gold” status as a Military Friendly Employer as evaluated by Military Friendly (2022)

Our Supply Chain

Through the deployment of our Global Supplier Code of Conduct, we continued to reach across our supply chain to communicate our expectations regarding labor standards, business practices and workplace health and safety conditions. During fiscal 2022, we maintained our affiliate membership in the Responsible Business Alliance and maintained our commitment to Supplier Diversity.

Our codes of conduct are useful in documenting our expectations that materials suppliers honor our commitment to human rights. That said, beyond communicating our expectations, we follow industry best practices when assessing risks for incidents of human rights violations within our supply chain. We take a risk-based and business impact approach and leverage the risk assessment resources of the Responsible Business Alliance to help identify suppliers who may be at high risk for child, forced or compulsory labor issues. If we believe additional research into a suppliers’ ethical practices is necessary, we take action to do so.

We focus our risk assessments on suppliers where we have large annual spend, where Palo Alto Networks is a significant portion of their annual revenue, where the supplier’s technology impacts our business, and where we have an overall strategic partnership with a supplier. Understanding risks related to human rights, among others, that these suppliers may pose is critical, from both a socially conscious and business impact perspective.

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In addition, suppliers who may provide commodities or be within industries historically known to have high risks for labor incidents are subject to additional vetting processes. Lastly, suppliers who may be located in countries or regions where labor conditions have historically not been prioritized within those countries or regions are also considered high risk and managed appropriately.

We believe our strength as a company comes from building an inclusive environment and collaborating with individuals who bring diverse experiences. This extends to our global supply chain and our commitment to increase our awareness of and engagement with women- and minority-owned businesses. A cross-functional working group continues to explore best practices and is working with partners such as Western Regional Minority Supplier Development Council, to support our work to enhance our procurement policies and establish metrics to measure our progress in growing the diversity of our supply chain.

Our Communities
We value our role as a good corporate citizen and in fiscal 2022 continued to execute our social impact programs. In addition to ongoing efforts to help colleagues and communities impacted by the COVID-19 pandemic, we invested in cybersecurity awareness, education programs, scholarships, diversity and basic needs. Our employees continue to actively support the communities in which we live and work.	Recognized by Just Capital among Top 100 Companies Supporting Families and Communities (2022 & 2021)

Investing in Education and Key Cause Areas

We expanded our work to provide cybersecurity activities and curriculum to schools, universities and nonprofit organizations to help youth protect their digital way of life and to prepare diverse adults for careers in cybersecurity. Through our ongoing partnership with Girl Scouts of the USA hundreds of thousands of cybersecurity badges have been earned, including troops in Singapore through USA Girl Scouts Overseas. Moreover, our Cyber A.C.E.S. program continues to grow—not only reaching youth in the U.S. and Canada but now being used in Australia, Japan, Scotland, Singapore, and elsewhere. Our Cybersecurity Academy is now providing curriculum to thousands of high schools, colleges and universities in hundreds of countries around the world. In addition, by partnering with the IIT (BHU) Foundation and the Thurgood Marshall College Fund, we are funding scholarships to help make higher education more accessible to those in need.

Because inclusion and diversity is important to Palo Alto Networks, we allocate charitable funding to our ENGs to enable them to support non-profit organizations committed to reaching the needs of underrepresented communities. In fiscal 2022, we supported dozens of organizations to help them achieve their respective missions.

In addition to making charitable grants to support causes like mental health and wellness, hunger and basic needs, we invested in expanding the talent pipeline to underrepresented communities. We also supported environmental and social justice causes. Lastly, to address the digital divide, promote reuse, and reduce our e-waste we engaged in an external partnership to efficiently donate obsolete equipment, accessories and furnishings for social benefit.

Engaging Employees to Increase Impact

Employees continued to participate in our giving, matching and volunteer programs to make impacts in their local communities.

Aligned with our FLEXWORK philosophy, we continued to offer virtual volunteer projects so that employees had choice in how they support their communities, while at the same time supporting in-person volunteer activities. Employees volunteered as individuals and often in groups to make a meaningful difference. While employees always have choice in the causes they support, on occasion we also highlight causes through “drives” such as our Annual Hunger Campaign as well as relief for natural disasters and humanitarian efforts. Between our “Dollar-for-Doers” volunteer and matching gift programs, thousands of causes received funding.

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ESG at Palo Alto Networks

Corporate Behavior

Ethics & Compliance

Palo Alto Networks is committed to conducting business with high degrees of honesty and integrity wherever we operate. Integrity is one of our core values and we respect our customers, partners, employees and stockholders.

Our Code of Business Conduct and Ethics summarizes the ethical standards and key policies that guide the business conduct of the directors, officers and employees of the Company, and we have a public Global Supplier Code of Conduct, both available on our corporate website. All employees, contractors and suppliers are informed about our governance expectations through our Codes of Conduct and compliance training programs.

We also have a policy focused on respect in the workplace and a corresponding training through our FLEXLearn platform. All new hires must complete the training and existing global employees are required to complete the training every other year. The training includes anti-discrimination, antiharassment and anti-retaliation lessons and hypotheticals. Our Audit Committee and ESG and Nominating Committee of the Board are responsible for oversight of our Code of Business Conduct and Ethics compliance program. Our Ethics Hotline is also publicly available.

Information Security & Privacy

Palo Alto Networks maintains a written information security program that is managed by our Chief Information Security Officer, who is responsible for overseeing and implementing the program; includes administrative, technical and physical safeguards reasonably designed to protect the confidentiality, integrity, and availability of end user data; and is appropriate to the nature, size and complexity of Palo Alto Networks’ business operations. The Security Committee of our Board of Directors reviews data privacy and cybersecurity strategies and risks and provides oversight over risk mitigation related to cyber threats. Eight of our 12 Board Directors have cybersecurity and IT technology expertise. We provide annual information security and compliance training to all of our employees.

We engage external agencies to conduct background checks for personnel. We also maintain a security process to conduct appropriate due diligence prior to engaging contractors; assess the security capabilities of subcontractors on a periodic basis; and require subcontractors to adhere to our key information security policies and standards. We also restrict access to, control and monitor physical areas where we process end user data. Data centers that we operate are in alignment with industry standards such as ISO 27001 and SSAE 16 or ISAE 3402.

We deploy firewall technology and an intrusion detection system to generate, monitor and respond to alerts which could indicate potential compromise of our network. We also apply security by design principles throughout the software development lifecycle, track vulnerabilities of open-source software, and run internal and external network scans at least quarterly and after any material change in the network configuration. We conduct application security assessments using a qualified third party, such as our annual assessment for internet-facing applications that collect, transmit or display end user data.

Palo Alto Networks also develops, implements and maintains a business continuity management program to address the needs of the business and the products we provide to customers. To that end, we complete a minimum level of business impact analysis, crisis management, business continuity and disaster recovery planning.

Privacy is important to our customers and helps us build trust. Our privacy practices are informed by several key principles including:

•	Accountability. We are responsible for the protection of personal information entrusted to us.
•	Transparency and Control. We inform customers about our collection of their personal information and honor their preferences.
•	Third Parties Processing Our Information. We choose trustworthy vendors and suppliers to process personal information and we require them to commit to adequate privacy and data security standards.
•	Privacy by Design. We continue to build on this principle when designing and implementing products.

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•	Data Integrity and Proportionality. We collect personal information for specific and legitimate business purposes and store it safely and accurately.
•	Customer Benefit/Value for Customers. We share with our customers the benefits and value we derive from processing their personal information.
•	Security. We implement technical, organizational and physical security measures to confirm an appropriate level of security of the personal information we process. This includes employee training.

Our ESG Journey

Palo Alto Networks has always been a values-based company, and the core principles of ESG have been part of our day-to-day operations. Still, the Company has made a dedicated focus to continuously improve and further integrate ESG into the business. From elevated environmental initiatives, such as setting emissions reduction goals aligned to Science-Based Targets and constantly evolving social strategies like FLEXWORK to increased transparency in our governance and disclosures, including our fiscal 2021 ESG Supplement released in October 2021, we have made strides to advance our ESG journey.

We have made improvements and yet we recognize that we have more work to do, particularly as stakeholders become more and more interested in our efforts and as regulatory matters and ESG frameworks evolve. During fiscal 2022, our overall ESG performance improved across all of the rating institutions we measure against. We monitor these ratings so that we remain diligent in our practices and execute a path to achieve our place as industry leaders in ESG.

Recognized by Sustainalytics as “Industry Top Rated” for our overall ES performance (2022, 2021)	Recognized by Institutional Shareholder Services (ISS) as Prime (2022)	Achieved “Gold” rating by EcoVadis (2021)	Recognized by JUST Capital as a “Top 100 Most JUST Company in America” (2022)

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Corporate Governance

Board of Directors Corporate

Governance Highlights

Our Board is governed by our Corporate Governance Guidelines, which are amended from time to time to incorporate certain current best practices in corporate governance. Our Corporate Governance Guidelines may be found on our website at https://investors.paloaltonetworks.com.

In addition to a strong, independent Board, we are committed to corporate governance structures that promote long-term stockholder value creation through a sound leadership structure and by providing our stockholders with both the opportunity to provide direct feedback, and substantive rights and policies to ensure accountability.

THE BOARD’S CORPORATE GOVERNANCE PRACTICES AND STOCKHOLDER RIGHTS INCLUDE THE FOLLOWING:
✓Majority voting for uncontested elections of board members, with an associated resignation policy
✓Strong Lead Independent Director
✓Board Composed of 75% Independent Directors
✓100% Independent Audit Committee, ESG and Nominating Committee, Compensation and People Committee and Security Committee
✓Annual Review of Board leadership Structure
✓Board Refreshment
✓Director Changes in Circumstances Actively Evaluated
✓Board and Committee Access to Management
✓Annual Board and Committee Evaluations
✓Independent Compensation and People Committee Consultant
✓Board Authority to Retain Outside Advisors
✓Board and Committee Risk Oversight, including Security
✓Board Continuing Education Program
✓No Poison Pill
✓Single Class of Shares

✓Formed the Security Committee of our Board to enhance oversight over security issues, including cybersecurity
✓Annual Review of Committee Charters and Governance Policies
✓Fair Director Compensation Practices
✓Active Management Succession Oversight
✓Active Management of Director Conflicts of Interest
✓Annual Say-on-Pay Vote
✓Continuous Stockholder Engagement Program
✓Stock Ownership Guidelines for Directors and Executive Officers
✓Code of Business Conduct and Ethics for Directors, Officers and Employee
✓Anti-Hedging Policy
✓Restrictive Pledging Policy
✓Clawback Policy
✓Regular Meetings of Independent Directors Without Management Present
✓Proxy Access Bylaws

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Corporate Governance

Board Responsiveness to Investors in FY2022

Our Board is committed to actively engaging with our stockholders, and committed to maintaining outreach that is truly a dialogue with our stockholders. Through year-round engagement and outreach, we regularly provide stockholders with opportunities to deliver feedback on our corporate governance, executive and director compensation, and environmental and sustainability practices. We regularly meet with investors, prospective investors, and investment analysts. These meetings can include participation by our Chair and Chief Executive Officer, Chief Financial Officer, Chief Products Officer, General Counsel and Corporate Secretary or other business leaders, and are often focused on company strategy, financial performance, product strategy and ESG philosophy. Members of our Investor Relations team also participate in meetings with our stockholders and, on occasion, members of the Board participate as appropriate. In fiscal 2022, our Lead Independent Director participated in 30 meetings with our stockholders.

Following our 2021 annual meeting of stockholders, we reinvigorated our approach and practices to stockholder engagement and implemented a strategy that focused on extensive engagement on a wide range of topics. Our Lead Independent Director played an active and central role in our stockholder engagement efforts in fiscal 2022, and our management team regularly communicated topics discussed and stockholder feedback to the Board and our Board committees for consideration in their decision-making.

Who we met with	•Investors holding 60% of shares outstanding engaged with in discussions •Investors holding 39% of shares outstanding engaged by Lead Independent Director
Our Primary engagement team	•Lead Independent Director (participated in 30 meetings) •Investor Relations team •General Counsel & Corporate Secretary •People Team (human resources) •Corporate responsibility team
What we discussed
•Executive compensation
•Board structure
•Board composition and governance, including Board refreshment and diversity
•Board oversight
•Board leadership
•Stockholder engagement
•ESG initiatives
•ESG disclosure and governance

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Corporate Governance

WHAT WE HEARD	HOW WE RESPONDED
Board Governance Plurality voting for directors, dual role of CEO and Chairman and annual election of all Board members
•Adopted a majority voting requirement for uncontested elections of directors, including a resignation policy in the event a director does not receive a majority of the vote.
•Committed to maintaining our practice of annually reviewing our Board leadership structure, including whether an independent director should be the Chair of our Board.
•Committed to maintaining our practice of annually reviewing whether maintaining a classified Board is appropriate for our Company.

Board Oversight of Risks, Including Cybersecurity and ESG Risks How the Board is addressing oversight of increased, varied and new risks.
•Formed the Security Committee of our Board to enhance oversight over security issues facing our Company, including cybersecurity.
•Reconstituted our Nominating and Corporate Governance Committee as the ESG and Nominating Committee to enhance the Board’s oversight of ESG matters.
•Reallocated ESG responsibilities among our Board Committees, clearly identifying the responsibilities of each Committee.
•Added additional disclosure in this proxy statement relating to Board oversight.

Board Diversity and Refreshment The duration of Board service by certain long-standing directors, and the makeup of the Board and the rationale therefore.
•The Board appointed Ms. Bawa and Dr. Gayle to our Board during fiscal 2021, increasing the gender, racial and ethnic diversity of the Board. Presently, four of our twelve directors are women.
•During the period between April 2019 and May 2021, we appointed four new independent directors: Ms. Bawa, Dr. Gayle, Ms. Twohill and Rt Hon Sir John Key.
•Expanded disclosure in this proxy statement of the rationales as to why each of our directors continue to serve on our Board.

Stockholder Engagement Continued 1:1 investor outreach on compensation, ESG and other matters of interest to our stockholders.
•Conducted extensive stockholder and investor outreach.
•Engaged in discussion with stockholders holding 60% of our outstanding shares.
•Our Lead Independent Director participated in 30 investor meetings and engaged in discussion with stockholders holding 39% of our outstanding shares.

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Corporate Governance

WHAT WE HEARD	HOW WE RESPONDED
ESG Initiatives, Disclosure and Governance Would like to see more information about how we develop and manage environmental, social and governance initiatives.
• Published our first ESG report in fiscal 2022, in which we report on our carbon emissions.
• Added more disclosure in our annual report on Form 10-K and this proxy statement describing our ESG initiatives and our ESG governance.
• Adopted a set of Climate Commitments that include our strategies to be carbon neutral by 2030, use 100% renewable energy, reduce emissions aligned to Science-Based Targets and advocate for climate action.
• Increased our social impact programs, to leverage our core competency in cybersecurity and align those efforts to help develop a diverse talent pipeline while uplifting communities.
• Formed the Palo Alto Networks Cybersecurity Education Fund with a mission to fund education programs focused on cybersecurity that inspire youth.
• Reconstituted our Nominating and Corporate Governance Committee as the ESG and Nominating Committee to enhance our focus on ESG matters.
• Formalized our ESG governance structure by forming an ESG Steering Committee, with employees from accounting, internal audit, operations, legal and corporate responsibility to recommend strategies and lead implementation of ESG programs, which reports regularly to our ESG Executive Leadership Team and the Board.

Executive Compensation Modifications to the structure of our executive compensation program and enhanced disclosure.
• 100% of our NEOs’ equity compensation (aside from new hire awards) is performance-based, with different performance targets than the cash incentive plan awards.
• Increased our stock ownership guidelines for our NEOs, including our Chief Executive Officer.
• Added an ESG modifier to our cash incentive plan.
• Established a one-year post-vesting holding period for all NEOs, including our Chief Executive Officer.

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Corporate Governance

Leadership Structure

Our Corporate Governance Guidelines provide that our Board is free to choose its chairperson (the “Chair”) based on our Board’s view of what is in the best interest of the Company and our stockholders. The Chair and the Chief Executive Officer may, but need not be, the same person.

Annual Evaluation of Leadership Structure and Annual Election of Lead Independent Director

As part of its annual review and evaluation process, the Board reviews its leadership structure and whether combining or separating the roles of Chair and Chief Executive Officer is in the best interests of the Company and our stockholders. The Board also considers:

•	The effectiveness of the policies, practices, and people in place at the Company to help ensure strong, independent Board oversight.
•	The importance of consistent, unified leadership to execute and oversee the Company’s strategy.
•	The strength of Mr. Arora’s vision for the Company and the quality of his leadership.
•	Our performance and the effect the leadership structure could have on our performance.
•	The Board’s performance and the effect the leadership structure could have on the Board’s performance.
•	The meaningful and robust responsibilities and the performance of our Lead Independent Director.
•	The views of our stockholders through our ongoing engagement efforts.
•	The practices at other companies and trends in governance.
•	The current state of our Company.

In the circumstance that the Board determines that it remains in the best interests of the Company and its stockholders that our Chief Executive Officer serve as our Chair, the independent members of the Board then elect a Lead Independent Director as provided in our Corporate Governance Guidelines.

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Why Our Leaders Are Ideally Suited For Their Roles

The Board believes that the independent Board members should have the flexibility to respond to changing circumstances and choose the Board leadership structure that best fits the then-current situation. As it does annually, in August 2022, the Board reviewed our leadership structure. Following that review, the Board determined that the combination of the Chairman and Chief Executive Officer roles, along with the robust authority given to our experienced Lead Independent Director, effectively maintains independent oversight of management. The Board consists of nine independent directors, and exercises a strong, independent oversight function through frequent executive sessions, independent Board committees and by having a strong Lead Independent Director with clearly delineated and comprehensive duties.

The Board strongly believes that its leadership structure strikes the right balance of allowing our Chair and Chief Executive Officer to promote a clear, unified vision of the Company’s strategies, while ensuring robust, independent oversight by the Board and our Lead Independent Director. The Board also believes there is value in presenting a single face to our customers through combining the Chair and Chief Executive Officer roles, and that this structure of having the Board and management operate under the unified leadership of a highly experienced Chief Executive Officer best positions the Company to successfully implement its next phase of growth.

Accordingly, in August 2022, the Board determined that it is in the best interests of our stockholders for Mr. Arora to serve as Chair and John Donovan to serve as Lead Independent Director.

Nikesh Arora Chief Executive Officer and Chairman	John M. Donovan Lead Independent Director

•   Substantial knowledge and deep understanding of our business and the challenges we face

•   Substantial international business experience and business acumen and valued strategic, financial and operational insights

•   Day-to-day insight into our prospects, opportunities, strategies and challenges facilitates the timely deliberation by the Board of the most important matters

•   Brings a unique, stockholder-focused insight to assist the Company to most effectively execute its strategy and business plans to maximize stockholder value

•   Serves as an important bridge between the Board and management, and provides critical leadership for carrying out our strategic initiatives and confronting our challenges

•   Provides the Board with more complete and timely information about the Company

•   Provides a unified structure and consistent leadership direction internally and externally

•   Proven success in leading Palo Alto Networks since joining the Company

•   Independence, confidence and gravitas, enabling strong oversight of executive leadership

•   Deep understanding of our business

•   Strong working relationship with our Chair and Chief Executive Officer

•   Strong working relationship with other management and our independent directors

•   Substantial experience leading large multinational companies

•   Strong background in corporate governance

•   Dedicated to his service as Lead Independent Director, as demonstrated by the fact that he met with stockholders holding 39% of our outstanding shares during fiscal 2022

•   Strength and effectiveness of communication with Mr. Arora, resulting in active and visible oversight of the issues, plans and prospects of Palo Alto Networks

•   Promotes a collaborative and collegial environment for Board decision making

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Corporate Governance

OVERVIEW OF LEAD INDEPENDENT DIRECTOR RESPONSIBILITIES

The responsibilities of the Lead Independent Director are well-defined. The Lead Independent Director engages in regular communication between the independent directors and Mr. Arora, keeping Mr. Arora apprised of any concerns, issues, or determinations made during the independent sessions, and consults with Mr. Arora on other matters pertinent to the Company and the Board. As part of the Board’s annual review and evaluation, the Board further defined the role and responsibilities of our Lead Independent Director to include:

•	Presiding at meetings of the Board at which the Chair is not present, including executive sessions of the independent directors.
•	Serving as liaison between the Chair and the independent directors.
•	Developing agendas for Board meetings in collaboration with the Chair, and communicating with independent Board members to ensure that matters of interest are being included on agendas for Board meetings.
•	Communicating with independent Board members and with management to affirm that appropriate briefing materials are being provided to Board members sufficiently in advance of Board meetings to allow for proper preparation and participation at meetings.
•	Having the authority to call meetings of the independent directors.
•	Preparing agendas for meetings of the independent directors.
•	Organizing and leading the Board’s evaluation of the Chief Executive Officer.
•	Leading the Board’s annual self-evaluation.
•	If requested by major stockholders, ensuring that he is available, as necessary after discussions with the Chair and Chief Executive Officer, for consultation and direct communication.

In addition to the responsibilities outlined above, our Lead Independent Director also:

•	Has biennial one-on-one discussions with each independent director, as part of the Board’s annual evaluation process.
•	Has access to all committee materials.
•	Has the authority to engage independent consultants.
•	Interviews Board candidates.
•	Spends time with senior management outside of Board meetings (as necessary) to ensure a deep understanding of the business and strategy of the Company.
•	Participates in stockholder engagement planning and activities.

2022 Proxy Statement	33

Corporate Governance

Independent Directors Sessions

A meeting of the independent directors is scheduled at every regular Board meeting and the independent directors meet in an executive session. These independent sessions are organized and chaired by our Lead Independent Director, and our Lead Independent Director provides direct feedback to Mr. Arora after these executive sessions.

Independent Committee Leadership

The Audit, Compensation and People, Security, and ESG and Nominating Committees are each composed solely of, and led by, independent directors, and provide independent oversight of management. In addition:

•	Each committee chair meets with management in advance of meetings to review and refine agendas, add topics of interest, and review and comment on materials to be delivered to the committee.
•	Every independent director has access to all committee materials.
•	Each committee chair provides a report summarizing committee meetings to the full Board at each regular meeting of the Board.
•	Each committee meeting includes adequate time for executive session and the committees meet in executive session on a regular basis with no members of management present (unless otherwise requested by the committee).
•	Each committee effectively manages its Board-delegated duties and communicates regularly with the Chair, Lead Independent Director, the Board, and members of management.

Furthermore, the Compensation and People Committee has an effective process for monitoring and evaluating Mr. Arora’s compensation and performance, as well as succession planning.

Board’s Role in Strategy Oversight

Our Board is responsible for overseeing the development of the Company’s strategy (including product development roadmaps), which articulates objectives for the business, helps establish and maintain effective risk management and internal controls frameworks, and provides direction to senior management to determine which business opportunities to pursue. The Board is also actively engaged in ensuring that Palo Alto Networks culture reflects our commitment to our core values of disruption, execution, collaboration, integrity and inclusion.

Annually holds a strategy offsite, receiving detailed presentations from, and engagement with, senior management across the Company	Annually reviews and approves the Palo Alto Networks operating plan	Quarterly engagement with senior management on critical business matters that tie to Palo Alto Network’s overall strategy	Regularly interacts with the next generation of leadership to ensure the talent pipeline remains diverse, inclusive and up to the task

34

Corporate Governance

Board’s Role in Risk Oversight

Risk is inherent with every business, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks our Company faces, while our Board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our Board believes that open communication between management and our Board is essential for effective risk management and oversight.

While our Board is ultimately responsible for risk oversight, our Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk.

2022 Proxy Statement	35

Corporate Governance

Annual Board and Committee Self-Evaluations

Our Board and each of its committees perform an annual self-assessment to evaluate the effectiveness of our Board and its committees in fulfilling their respective obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors.

Our Lead Independent Director, who is also the Chair of our ESG and Nominating Committee, leads our Board in its review of the results of the annual self-assessment and takes further action as needed. In connection with the annual evaluation, each director receives a survey to complete to evaluate the Board and separate surveys for each committee on which they serve. These surveys include detailed questions regarding: the effectiveness and performance of the Board and committees; Board and committee composition and refreshment; timing, agenda, and content of Board and committee meetings; Board dynamics and function; peer reviews of other members; access to and performance of management; and executive succession planning. At least biennially our Lead Independent Director also conducts one-on-one meetings with each director to receive their feedback and assessment of the Board and its committees. A summary of the results is presented to the Board and each committee on an anonymous basis.

In addition, all members of our Board have the opportunity to attend director education programs to assist them in remaining current with best practices and developments in corporate governance.

36

Corporate Governance

Succession Planning

Our Board and management team recognize the importance of continually developing our talented employee base. Accordingly, our management team conducts an annual talent review of the current senior leadership positions. In addition, our Chief Executive Officer annually reviews a succession plan for the Chief Executive Officer position, using formal criteria to evaluate potential internal and external successors and interim candidates in the event of an emergency situation. In conducting its evaluation, our Board considers organizational needs, competitive challenges, leadership and management potential, and development and emergency situations. As a result of succession planning, BJ Jenkins became our President in August 2021 and Dipak Golechha became Executive Vice President and Chief Financial Officer in March 2021.

Director Independence

Our common stock is listed on The Nasdaq Stock Market (“Nasdaq”). Under Nasdaq listing standards, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent, and that the nomination of all directors be by either a majority of its independent directors or a committee comprised solely of independent directors. Under Nasdaq regulations, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship with the listed company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and Nasdaq listing standards. In order to be considered independent for purposes of Rule 10A-3, a member of a listed company’s audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and Nasdaq listing standards. In order for a member of a listed company’s compensation committee to be considered independent for purposes of Nasdaq listing standards, the listed company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the listed company to such director; and (2) whether such director is affiliated with the listed company, a subsidiary of the listed company, or an affiliate of a subsidiary of the listed company.

Our Board has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment, and affiliations, our Board has determined that each of Mmes. Bawa, McCarthy and Twohill, Dr. Gayle and each of Messrs. Chandna, Donovan, Eschenbach, Goetz, and the Rt Hon Sir John Key do not have a material relationship with our Company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and Nasdaq listing standards. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Related Person Transactions.” There are no family relationships among any of the Company’s directors or executive officers.

2022 Proxy Statement	37

Corporate Governance

Communications with the Board of Directors

Interested parties wishing to communicate with our Board or with an individual member or members of our Board may do so by writing to the Board or to the particular member or members of our Board, and mailing the correspondence to our General Counsel or our Legal Department, at Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054. Our General Counsel or our Legal Department, in consultation with appropriate members of our Board, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board, or if none is specified, to the Chair.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are posted on the Investor Information portion of our website at investors.paloaltonetworks.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Director Stock Ownership Guidelines

Our Board believes that our directors should hold a meaningful financial stake in our Company in order to further align their interests with those of our stockholders and therefore adopted stock ownership guidelines in fiscal 2017. Under the guidelines, each non-employee director must own Company stock with a value of five times the annual retainer for board service within five years of such director’s initial appointment or election date. All of our non-employee directors comply with our stock ownership guidelines.

Compensation and People Committee Interlocks and Insider Participation

None of the members of our Compensation and People Committee is, or has been, an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or Compensation and People Committee.

38

Voting Roadmap

PROPOSAL 1 Election of Directors
The Board of Directors recommends a vote “FOR” each of the nominees named below.

Our Board is comprised of 12 members and is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following Class II directors have been nominated for election to the Board at the 2022 annual meeting of stockholders:

● Dr. Helene D. Gayle	● James J. Goetz
See page 40.

PROPOSAL 2 Ratification of Appointment of Independent Registered Public Accounting Firm
The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP.
Our Audit Committee has appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our financial statements for our fiscal year ending July 31, 2023. EY has served as our independent registered public accounting firm since 2009.

See page 57.

PROPOSAL 3 Advisory Vote on the Compensation of our Named Executive Officers
The Board of Directors recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.
We are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in the “Executive Compensation” section of this proxy statement.

See page 60.

PROPOSAL 4 Approve Amendment to Palo Alto Networks, Inc. 2021 Equity Incentive Plan
The Board of Directors recommends a vote “FOR” the approval of an amendment to our 2021 Equity Incentive Plan to increase plan shares reserved for issuance.
We are asking stockholders to approve an amendment to our equity incentive plan to increase plan shares reserved for issuance. The ability to grant equity awards is crucial to recruiting and retaining the best personnel. If stockholders do not approve the amendment to 2021 Equity Incentive Plan at our Annual Meeting, we may be unable to continue to grant equity awards as needed, which could prevent us from successfully attracting and retaining the highly skilled talent we need.

See page 98.

39

PROPOSAL NO. 1

Election of Directors

Our Board is comprised of 12 members and is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board may have the effect of delaying or preventing changes in control of the Company.

The following Class II directors have been nominated for election to the Board at the Annual Meeting:

● Dr. Helene D. Gayle	● James J. Goetz

Mark McLaughlin and Asheem Chandna will not stand for reelection to the Board of Directors when their terms expire at the conclusion of our 2022 Annual Meeting of Stockholders. The Board recognizes the contributions and character of Mark’s leadership as the company’s chief executive officer from August 2011 until June 2018, and his continued service on our Board of Directors since then, which have been instrumental in driving the company’s growth and nurturing our unique culture. Likewise, without Asheem’s technical expertise, financial acumen and, most notably, keen discernment of emerging technology trends, our transformation into the company we are today would have been less complete and consequential. On behalf of our employees and the entire Board of Directors, we express our deep appreciation to Mark and Asheem for their profound impacts on Palo Alto Networks.

The sections titled “Board Skills and Experience Matrix” and “Directors” on pages 42 and 43 of this proxy statement contain more information about the leadership skills and other experiences that caused the ESG and Nominating Committee and our Board to determine that these nominees should serve as directors of the Company. Immediately after the Annual Meeting, it is anticipated that the Board will be comprised of ten members.

Following the Annual Meeting, we expect that our Board will reduce the number of members of the Board from twelve to ten, and will move a director, who currently serves as a Class I or Class III director, to serve as a Class II in order to distribute the number of directors among the three classes as evenly as possible.

REQUIRED VOTE

We have implemented a majority voting standard for elections of directors. Each director nominee will be elected by a vote of the majority of the votes cast. A majority of the votes cast means the number of votes cast “For” such nominee’s election exceeds the number of votes cast “Against” that nominee. You may vote “For,” “Against,” or “Abstain” with respect to each director nominee. Broker non-votes and abstentions, if any, will have no effect on the outcome of the election.

Pursuant to our Corporate Governance Guidelines, a director shall promptly tender his or her resignation if he or she fails to receive the required number of votes for re-election. The ESG and Nominating Committee will act on a prompt basis to determine whether to recommend that our Board accept the director’s resignation and will submit such recommendation for prompt consideration by our Board. Our Board may accept the resignation, refuse the resignation, or refuse the resignation subject to such conditions as our Board may impose. The Board will act within 90 days following certification of the stockholder vote, and will promptly publicly disclose its decision in a filing with the SEC. Additional details about this process are specified in our Corporate Governance Guidelines, which are available on our Investor Relations website at https://investors.paloaltonetworks.com.

Majority Voting Standard	In May 2022, adopted majority voting for uncontested elections of directors, including a resignation policy in the event a director does not receive a majority of the vote.

40

Proposal No. 1 Election of Directors

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet, but do not give instructions with respect to the voting of directors, your shares will be voted “For” the re-election of Dr. Gayle and Mr. Goetz. We expect that each of Dr. Gayle and Mr. Goetz will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our Board to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on the accompanying proxy card or when you vote by telephone or over the Internet. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your shares will not be voted on this matter.

Recommendation of the Board
The Board recommends that you vote “FOR” each of the nominees named above.

Director Tenure and Refreshment

The Board generally believes that a mix of long- and shorter-tenured directors promotes an appropriate balance of views and insights and allows the Board as a whole to benefit from the historical and institutional knowledge that longer-tenured directors possess and the fresh perspectives contributed by newer directors. With the additions of Aparna Bawa, Dr. Helene Gayle, Lorraine Twohill and Rt Hon Sir John Key in fiscal 2019 through fiscal 2021, we added directors who have brought their experiences and fresh perspectives to our Board’s deliberations.

As of July 31, 2022, our independent directors will have served an average of 7.6 years on the Board. Overall, our Board, including both independent and non-independent directors, will have an average tenure of 8.3 years. We believe that this mix of tenure on the Board represents a collection of individuals with both new perspectives and deep institutional knowledge.

Board Diversity

Our Corporate Governance Guidelines embody our Board’s commitment to actively seek out women and minority candidates as well as candidates with diverse backgrounds, experiences and skills. Our Board believes representation of gender, race, ethnic, geographic, cultural or other diverse perspectives expands the Board’s understanding of the needs and viewpoints of our customers, partners, employees and other stakeholders worldwide.

Our directors reflect diverse perspectives, including a complementary mix of skills, experience and backgrounds that we believe are paramount to our ability to represent your interests as stockholders. As part of our ongoing commitment to creating a balanced Board with diverse viewpoints and deep industry expertise, we added four new independent directors in fiscal 2019 through fiscal 2021 to infuse new ideas and fresh perspectives in the boardroom, two of whom were women of color. As of July 31, 2022, 56% of our independent directors as a group and 50% of our full Board can be considered diverse based on self-identified demographic background and 33% of our Board members self-identify as women.

DIRECTOR TENURE

7.6 years

(independent directors)

8.3 years

(all directors)

Since 2019:

4

new independent directors

BOARD DIVERSITY

50% of our Board can
be considered diverse
based on self-identified
demographic
background

2022 Proxy Statement	41

Proposal No. 1 Election of Directors

Board Skills and Experience Matrix

Our Board has taken a thoughtful approach to board composition to ensure that our directors have backgrounds that collectively add significant value to the strategic decisions made by the Company and that enable them to provide oversight of management to ensure accountability to our stockholders. The Board and the ESG and Nominating Committee believe the skills, qualities, attributes, experience and diversity of backgrounds of our directors provide us with a diverse range of perspectives to effectively address our evolving needs and represent the best interests of our stockholders.

	Arora	Bawa	Chandna	Donovan	Eschenbach	Gayle	Goetz	Key	McCarthy	McLaughlin	Twohill	Zuk
Industry and IT/Technical Expertise Deep insight in the cybersecurity and IT technology industry to oversee our business and the risks we face.
Senior Leadership Experience Experience in senior leadership positions to analyze, advise and oversee management in decision making, operations and policies.
Financial Knowledge and Expertise Knowledge of financial markets, financing and accounting and financial reporting processes.
Diverse Backgrounds and Experiences Diverse backgrounds and experiences provide unique perspectives and enhance decision-making.
Cybersecurity / Information Security / Security Expertise to oversee cybersecurity, privacy, and information security management.
Sales, Marketing and Brand Management Experience Sales, marketing, and brand management experience to provide expertise and guidance to grow sales and enhance our brand.
Global/International Experience Experience and knowledge of global operations, business conditions and culture to advise and oversee our global business.
Risk Management Experience in risk oversight and management.

Emerging Technologies and Business Models Experience

Experience identifying and developing emerging technologies and business models to advise, analyze and strategize regarding emerging technologies, business models and potential acquisitions.

Human Capital Management Experience attracting and retaining top talent to advise and oversee our people and compensation policies in our competitive environment.
Public Company Board Experience and Corporate Governance Experience to understand the dynamics and operation of a public company, and corporate governance requirements and compliance.

42

Proposal No. 1 Election of Directors

DIRECTORS

Nominee Directors
Dr. Helene D. Gayle INDEPENDENT
Age: 66 Director Since: 2021 Skills and Experience:	Committee Membership: ESG and Nominating Committee, Security Committee Other Current Public Company Boards: Organon, The Coca-Cola Company

BACKGROUND

Dr. Helene D. Gayle has served as a member of our Board since May 2021. Dr. Gayle has been President of Spelman College since July 2022. Prior to this position, Dr. Gayle served as President and Chief Executive Officer of The Chicago Community Trust, a community foundation dedicated to improving the Chicago region through strategic grant making, civic engagement and inspiring philanthropy, from 2017 to 2022. Dr. Gayle previously served as Chief Executive Officer of McKinsey Social Initiative, an independent non-profit organization, from 2015 to 2017 and as President and Chief Executive Officer of CARE USA, a leading international humanitarian organization, from 2006 to 2015. From 2001 to 2006, she was an executive in the Global Health program at the Bill & Melinda Gates Foundation. Dr. Gayle began her career in public health at the U.S. Centers for Disease Control in 1984, and held positions of increasing responsibility over her 20-year tenure there, ultimately becoming the director of the National Center for HIV, STD and TB Prevention and achieving the rank of Assistant Surgeon General and Rear Admiral in the United States Public Health Service. Dr. Gayle earned a Bachelor of Arts degree in Psychology from Barnard College of Columbia University, an M.D. from University of Pennsylvania and a Masters in Public Health from Johns Hopkins University. She currently serves as a member of the board of directors of The Coca-Cola Company, a beverage company, and Organon & Co., a pharmaceutical company. Dr. Gayle previously served as a member of the board of directors of Colgate-Palmolive Company, a global consumer products company, from 2010 to 2021.

QUALIFICATIONS AND EXPERIENCE

Dr. Gayle was selected to serve on our Board because of her senior leadership and chief executive officer experience and broad international exposure and emerging market experience, as well as her governmental and non-profit expertise, risk management expertise and corporate governance experience as a director of private and public companies.

James J. Goetz INDEPENDENT
Age: 56 Director Since: 2005 Skills and Experience:	Committee Membership: Audit Committee, Security Committee Other Current Public Company Boards: Intel

BACKGROUND

James J. Goetz has served as a member of our Board since April 2005. Mr. Goetz has been a managing member of Sequoia Capital Operations, LLC, a venture capital firm, since June 2004, where he focuses on cloud, mobile, and enterprise companies. Mr. Goetz currently serves on the board of directors of Intel Corporation and several privately held companies. Mr. Goetz has previously served on the boards of directors of Barracuda Networks, Inc., a data security and storage company from 2009 to 2017, Nimble Storage, Inc., a data storage company, from 2007 to 2017, Jive Software, Inc., a provider of social business software, from 2007 until 2015, and Ruckus Wireless, Inc., a manufacturer of wireless (Wi-Fi) networking equipment, from 2012 until 2015. Mr. Goetz holds an M.S. in Electrical Engineering with a concentration in Computer Networking from Stanford University and a B.S. in Electrical Engineering with a concentration in Computer Engineering from the University of Cincinnati.

QUALIFICATIONS AND EXPERIENCE

Mr. Goetz was selected to serve on our Board because of his senior leadership, technology, information technology (IT), business development and cybersecurity experience, and knowledge of emerging technologies, arising from his experience as a partner of a venture capital firm, where he focuses on cloud mobile, and enterprise technology investments, as well as providing guidance and counsel to a wide variety of internet and technology companies. He also brings his experience as a senior management leader in network, data security and storage, software, and manufacturing companies, through various senior roles and other board experiences. Mr. Goetz also has extensive public company board experience.

Industry and IT/Technical	Senior Leadership	Financial	Diverse Backgrounds and Experiences	Cybersecurity	Sales, Marketing and Brand Management

Global/International	Governance, Risk Oversight and Compliance	Emerging Technologies and Business Models	Human Capital Management	Public Company Board Experience
2022 Proxy Statement	43

Proposal No. 1 Election of Directors

Continuing Directors
Nikesh Arora
Age: 54 Director Since: 2018 Skills and Experience:	Committee Membership: None Other Current Public Company Boards: Compagnie Financière Richemont

BACKGROUND

Nikesh Arora has served as the Chair of our Board and Chief Executive Officer since June 2018. Prior to joining us, from 2016 through 2018 Mr. Arora was an angel investor and from June 2016 through December 2017, Mr. Arora served as an advisor to SoftBank Group Corp., a multinational conglomerate company (“SoftBank”). From July 2015 through June 2016, Mr. Arora served as president and chief operating officer of SoftBank and from July 2014 through June 2015, Mr. Arora served as vice chair and chief executive officer of SoftBank Internet and Media, a subsidiary of SoftBank. Prior to SoftBank, from December 2004 through July 2014, Mr. Arora held multiple senior leadership operating roles at Google, Inc., including serving as senior vice president and chief business officer, from January 2011 to June 2014. Mr. Arora also serves on the board of Compagnie Financiere Richemont S.A., a public Switzerland-based luxury goods holding company and is an advisor to Zoom Video Communications, Inc., a video communications company. Mr. Arora previously served on the boards of Sprint Corp., a communications services company, from November 2014 to June 2016, Colgate-Palmolive Company, a worldwide consumer products company focused on the production, distribution and provision of household, health care and personal care products, from March 2012 to September 2014, SoftBank from 2014 to 2016, and Yahoo! Japan, an internet company, from 2015 to 2016. Mr. Arora holds an M.S. in Business Administration from Northeastern University, an M.S. in Finance from Boston College, and a B.Tech in electrical engineering from the Institute of Technology at Banaras Hindu University.

QUALIFICATIONS AND EXPERIENCE

Mr. Arora was chosen to serve on our Board due to his leadership skills and experience as the chief architect of the Company’s strategic vision, as well as his thorough knowledge of all aspects of our business. Through his extensive career in executive leadership, he brings expertise in leading and scaling technology businesses, risk management oversight, and in-depth knowledge of the cybersecurity and technology sectors.

Aparna Bawa INDEPENDENT
Age: 44 Director Since: 2021 Skills and Experience:	Committee Membership: Audit Committee, Security Committee, Corporate Development Committee Other Current Public Company Boards: None

BACKGROUND

Aparna Bawa has served as a member of our Board since May 2021. Ms. Bawa has served as the Chief Operating Officer and Interim Chief Legal Officer of Zoom Video Communications, Inc., a video communications company, since May 2020. Ms. Bawa served as Zoom’s Chief Legal Officer from August 2019 to May 2020, its General Counsel from September 2018 to May 2020 and its Secretary from December 2018 to November 2020. Prior to Zoom Video Communications, Ms. Bawa served as Senior Vice President and General Counsel of Magento, Inc., an e-commerce platform company, from June 2017 until its acquisition by Adobe Inc. in June 2018. From November 2012 to May 2017, Ms. Bawa served as Vice President, General Counsel and Secretary of Nimble Storage, Inc., an enterprise flash storage company, which was acquired by Hewlett Packard Enterprise in April 2017. Ms. Bawa holds a B.Sc. in Accounting from Marquette University and a J.D. from Harvard Law School.

QUALIFICATIONS AND EXPERIENCE

Ms. Bawa was selected to serve on our Board due to her senior leadership and management experience at public technology companies, risk management oversight expertise, and legal and business operations expertise. She has extensive experience in technology companies.

Industry and IT/Technical	Senior Leadership	Financial	Diverse Backgrounds and Experiences	Cybersecurity	Sales, Marketing and Brand Management

Global/International	Governance, Risk Oversight and Compliance	Emerging Technologies and Business Models	Human Capital Management	Public Company Board Experience

44

Proposal No. 1 Election of Directors

John M. Donovan LEAD INDEPENDENT DIRECTOR
Age: 61 Director Since: 2012 Skills and Experience:

Committee Membership:
Compensation and People Committee, ESG and Nominating Committee (Chair), Security Committee (Chair), Corporate Development Committee (Chair)

Other Current Public Company Boards:

Lockheed Martin

BACKGROUND

John M. Donovan has served as a member of our Board since September 2012. Since May 2019, Mr. Donovan has served as Chair of The President’s National Security Telecommunications Advisory Committee. Mr. Donovan worked at AT&T Inc., a provider of telecommunication services, since April 2008, first as Chief Technology Officer and subsequently as Chief Executive Officer—AT&T Communications until his resignation, effective October 1, 2019. From November 2006 to April 2008, Mr. Donovan was Executive Vice President of Product, Sales, Marketing and Operations at Verisign. From November 2000 to November 2006, Mr. Donovan served as Chair and CEO of inCode Telecom Group Inc., a provider of strategy and consulting services to the telecommunications industry. Prior to joining inCode, Mr. Donovan was a Partner with Deloitte Consulting where he was the Americas industry practice director for telecommunications. Mr. Donovan serves on the board of directors of Lockheed Martin Corporation, an aerospace, defense and technology company. Mr. Donovan holds a B.S. in Electrical Engineering from the University of Notre Dame and an M.B.A. from the University of Minnesota.

QUALIFICATIONS AND EXPERIENCE

Mr. Donovan was selected to serve on our Board because of his technical knowledge and extensive business leadership, management, operations and risk management oversight experience, as a result of serving as the Chief Technology Officer and later the Chief Executive Officer of AT&T Communications. He is skilled in overseeing global information, software development, supply chain, network operations and big data organizations and has expertise in cybersecurity, artificial intelligence and machine learning.

Carl Eschenbach INDEPENDENT
Age: 55 Director Since: 2013 Skills and Experience:	Committee Membership: Security Committee Other Current Public Company Boards: Zoom, Workday, Snowflake, UiPath, Aurora Innovation

BACKGROUND

Carl Eschenbach has served as a member of our Board since May 2013. Mr. Eschenbach has been a general partner at Sequoia Capital Operations, LLC, a venture capital firm, since April 2016. Prior to joining Sequoia Capital Operations, LLC, Mr. Eschenbach served as Chief Operating Officer and President of VMware, Inc., a provider of cloud and virtualization software and services, a role he held from December 2012 to February 2016. Mr. Eschenbach previously served as VMware’s President and Chief Operating Officer from April 2012 to December 2012, as VMware’s Co-President, Customer Operations from January 2011 to April 2012 and as VMware’s Executive Vice President of Worldwide Field Operations from May 2005 to January 2011. Prior to joining VMware in 2002, he was Vice President of North America Sales at Inktomi from 2000 to 2002. Mr. Eschenbach also held various sales management positions with 3Com Corporation, Lucent Technologies Inc. and EMC. Mr. Eschenbach also serves on the board of directors of Zoom Video Communications, Inc., a video communications company, Workday, Inc., an on-demand financial management and human capital management software vendor, UiPath, Inc., a robotic process automation software company, Snowflake Inc., a cloud data platform company, and Aurora Innovation, a self-driving vehicle technology company. Mr. Eschenbach received an electronics technician diploma from DeVry University.

QUALIFICATIONS AND EXPERIENCE

Mr. Eschenbach was selected to serve on our Board because of his extensive experience in the technology industry and his previous public company management experience. He brings to our Board over 30 years of operational and sales experience in the technology industry, and has extensive experience in risk management oversight and scaling large organizations, as well as a deep knowledge of high-growth companies. Mr. Eschenbach also has extensive public company board experience.

Industry and IT/Technical	Senior Leadership	Financial	Diverse Backgrounds and Experiences	Cybersecurity	Sales, Marketing and Brand Management

Global/International	Governance, Risk Oversight and Compliance	Emerging Technologies and Business Models	Human Capital Management	Public Company Board Experience

2022 Proxy Statement	45

Proposal No. 1 Election of Directors

Right Honorable Sir John Key INDEPENDENT
Age: 61 Director Since: 2019 Skills and Experience:

Committee Membership:
Audit Committee, Compensation and People Committee (Chair), Security Committee

Other Current Public Company Boards: ANZ Bank New Zealand Ltd, Australia & New Zealand Banking Group Ltd

BACKGROUND

Right Honorable Sir John Key has served as a member of our Board since April 2019. Sir John was a Member of Parliament for Helensville in New Zealand until April 2017. Sir John served as Prime Minister of New Zealand from November 2008 to December 2016 having commenced his political career as a Member of Parliament for Helensville in July 2002. Prior to his political career, he had a nearly twenty-year career in international finance, primarily for Bankers Trust of New Zealand and Merrill Lynch in Singapore, London and Sydney. Sir John serves as the chair and member of the board of directors of ANZ Bank New Zealand Ltd and is a member of the board of directors of the parent Australia & New Zealand Banking Group Ltd, a public bank that provides various banking and financial products and services and also serves on the board of directors of several privately held companies. He previously served on the board of directors of Air New Zealand Limited, a public airline, from 2017 to 2020. Sir John has a Bachelor of Commerce in Accounting from the University of Canterbury.

QUALIFICATIONS AND EXPERIENCE

Sir John was selected to serve on our Board due to his global business leadership and extensive financial, capital markets, and management expertise as former Prime Minister of New Zealand, his extensive background in foreign affairs, and his career in investment banking and finance. He brings extensive experience in policy-making and a global business perspective from his experience and service on other boards, which is especially valuable to us as we grow internationally.

Mary Pat McCarthy INDEPENDENT
Age: 67 Director Since: 2016 Skills and Experience:	Committee Membership: Audit Committee (Chair), Security Committee, Corporate Development Committee Other Current Public Company Boards: Micron Technology

BACKGROUND

Mary Pat McCarthy has served as a member of our Board since October 2016. Ms. McCarthy, now retired, served as Vice Chair of KPMG LLP, the U.S. member firm of the global audit, tax and advisory services firm, until 2011 after attaining such position in 1998. She joined KPMG LLP in 1977 and became a partner in 1987. She held numerous senior leadership positions in the firm, including Executive Director of the KPMG Audit Committee Institute from 2008 to 2011, Leader of the KPMG Client Care program from 2007 to 2008, U.S. Leader, Industries and Markets from 2005 to 2006, and Global Leader, Information, Communication and Entertainment Practice from 1998 to 2004. Ms. McCarthy also served on KPMG’s Management and Operations Committees. Ms. McCarthy earned a Bachelor of Science degree in Business Administration from Creighton University and completed the University of Pennsylvania Wharton School’s KPMG International Development Program. Ms. McCarthy serves as a director of Micron Technology, Inc., a producer of semiconductor devices and previously served on the board of directors of Mutual of Omaha, an insurance company, from 2012 to 2018 and Andeavor Corporation (formerly Tesoro Corporation), a global energy corporation from 2012 to 2018.

QUALIFICATIONS AND EXPERIENCE

Ms. McCarthy was selected to serve on our Board because of her deep technical expertise in financial and accounting matters from her experience as the Vice Chair of KPMG LLP, advising numerous companies on financial and accounting matters, as well as her leadership experience as a member of management at KPMG. She is an “audit committee financial expert” with over 40 years of experience in finance, operations and risk management oversight of technology companies, particularly publicly traded companies with knowledge of complex global financial and business matters. In addition, she brings a global business perspective and contributes valuable insights and perspectives to our business and operations from her service on other boards.

Industry and IT/Technical	Senior Leadership	Financial	Diverse Backgrounds and Experiences	Cybersecurity	Sales, Marketing and Brand Management

Global/International	Governance, Risk Oversight and Compliance	Emerging Technologies and Business Models	Human Capital Management	Public Company Board Experience

46

Proposal No. 1 Election of Directors

Lorraine Twohill INDEPENDENT
Age: 51 Director Since: 2019 Skills and Experience:	Committee Membership: Compensation and People Committee, ESG and Nominating Committee, Security Committee Other Current Public Company Boards: None

BACKGROUND

Lorraine Twohill has served as a member of our Board of directors since April 2019. Ms. Twohill currently serves as Google LLC’s (formerly Google, Inc.) Chief Marketing Officer, a position she has held since June 2009. From July 2003 until June 2009, Ms. Twohill served as Google’s Head of Marketing Europe, Middle East and Africa. Ms. Twohill previously served on the board of directors of Williams-Sonoma, Inc., a consumer retail company that sells kitchenwares and home furnishings, from January 2012 until May 2017. Ms. Twohill holds joint honors degrees in International Marketing and Languages from Dublin City University.

QUALIFICATIONS AND EXPERIENCE

Ms. Twohill was selected to serve on our Board due to her leadership skills and extensive marketing knowledge, with over 25 years of experience. She has deep management and business operations experience, as well as risk management oversight experience. She provides the Board with valuable insights into brand management and the global issues facing technology companies today.

Nir Zuk
Age: 51 Director Since: 2005 Skills and Experience:	Committee Membership: None Other Current Public Company Boards: None

BACKGROUND

Nir Zuk is one of our founders and has served as our Chief Technology Officer and as a member of our Board since March 2005. From April 2004 to March 2005, Mr. Zuk was Chief Security Technologist at Juniper Networks, Inc., a supplier of network infrastructure products and services. From September 2002 until its acquisition by Juniper in April 2004, Mr. Zuk was Chief Technology Officer at NetScreen Technologies, Inc., a provider of ASIC-based Internet security systems. In December 1999, Mr. Zuk co-founded OneSecure, Inc., a provider of prevention and detection appliances, and was Chief Technical Officer until its acquisition by NetScreen in September 2002. From 1994 to 1999, Mr. Zuk served in several technical roles, including Principal Engineer at Check Point Software Technologies Ltd., an enterprise software security company. Mr. Zuk attended Tel Aviv University where he studied Mathematics.

QUALIFICATIONS AND EXPERIENCE

Mr. Zuk is a co-founder of Palo Alto Networks, a network security expert and brings a wealth of network security knowledge and industry experience to Palo Alto Networks. He brings business leadership, operational experience, risk management oversight experience, and experience developing technology. He has an in-depth knowledge of the technology and cybersecurity industries.

Industry and IT/Technical	Senior Leadership	Financial	Diverse Backgrounds and Experiences	Cybersecurity	Sales, Marketing and Brand Management

Global/International	Governance, Risk Oversight and Compliance	Emerging Technologies and Business Models	Human Capital Management	Public Company Board Experience

2022 Proxy Statement	47

Proposal No. 1 Election of Directors

Non-Continuing Directors
Asheem Chandna
Age: 58 Director Since: 2005 Skills and Experience:	Committee Membership: ESG and Nominating Committee, Security Committee, Corporate Development Committee Other Current Public Company Boards: None

BACKGROUND

Asheem Chandna has served as a member of our Board since April 2005. Mr. Chandna has been a Partner at Greylock Partners, a venture capital firm, since September 2003, where he focuses on investments in enterprise IT, including security products. From April 2003 to June 2013, Mr. Chandna was a director of Imperva, Inc., a provider of cyber security solutions. From April 1996 to December 2002, Mr. Chandna was Vice President, Business Development and Product Management at Check Point Software. Mr. Chandna currently serves on the board of directors of a number of privately held companies. Mr. Chandna holds a B.S. in Electrical Engineering and an M.S. in Computer Engineering from Case Western Reserve University.

QUALIFICATIONS AND EXPERIENCE

Mr. Chandna was selected to serve on our Board because of his specific experience with enterprise IT and security products, background with information technology and cybersecurity companies, and knowledge of emerging technologies. He also brings extensive financial and investment expertise as a venture capitalist, where he focuses investments in enterprise IT. He also brings perspective from his service on other public and private company boards.

Mark D. McLaughlin
Age: 56 Director Since: 2011 Skills and Experience:	Committee Membership: Corporate Development Committee Other Current Public Company Boards: Qualcomm

BACKGROUND

Mark D. McLaughlin has served as our Vice Chair since June 2018, and has been a member of our board of directors since August 2011. During that period, from April 2012 until June 2018 he served as Chair of our board of directors. Mr. McLaughlin served as our Chief Executive Officer from August 2011 until June 2018 and also served as President from August 2011 through August 2016. From August 2009 through July 2011, Mr. McLaughlin served as President and Chief Executive Officer and as a director at VeriSign, Inc., a provider of Internet infrastructure services, and from January 2009 to August 2009, Mr. McLaughlin served as President and Chief Operating Officer at VeriSign. From February 2000 through November 2007, Mr. McLaughlin served in several roles at VeriSign, including as Executive Vice President, Products and Marketing. Prior to joining VeriSign, Mr. McLaughlin was Vice President, Sales and Business Development at Signio Inc., an Internet payments company acquired by VeriSign in February 2000. In January 2011, President Barack Obama appointed Mr. McLaughlin to serve on the President’s National Security Telecommunications Advisory Committee. Mr. McLaughlin currently serves on, and is the Chair of, the board of directors of Qualcomm, Inc., a global semiconductor company that designs and markets wireless telecommunications products and services, and previously served on the board of directors of Opower, Inc., a provider of cloud based software to the utility industry, from 2013 to 2016. Mr. McLaughlin holds a B.S. from the U.S. Military Academy at West Point and a J.D. from Seattle University School of Law.

QUALIFICATIONS AND EXPERIENCE

Mr. McLaughlin was selected to serve on our Board because of his perspective and experience as our former Chief Executive Officer, and his operational and management experience at several technology companies. He has an extensive background in the technology industry and risk oversight expertise. Mr. McLaughlin also served as Chair of The President’s National Security Telecommunications Advisory Committee and serves as Chair of a large global semiconductor company.

Industry and IT/Technical	Senior Leadership	Financial	Diverse Backgrounds and Experiences	Cybersecurity	Sales, Marketing and Brand Management

Global/International	Governance, Risk Oversight and Compliance	Emerging Technologies and Business Models	Human Capital Management	Public Company Board Experience

48

Proposal No. 1 Election of Directors

The demographic information presented below for our directors is based on voluntary self-identification by each director. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Listing Rule 5605(f). Additional biographical information of our directors and executive officers as of July 31, 2022 is set forth above.

BOARD DIVERSITY MATRIX (AS OF NOVEMBER 3, 2022)

Total Number of Directors			12
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	8	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	2	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+			0
Did Not Disclose Demographic Background			3

Board Committees and Responsibilities

Our Board has a standing Audit Committee, Compensation and People Committee, Corporate Development Committee, ESG and Nominating Committee and Security Committee, which have the composition and responsibilities described below. Directors serve on these committees until their resignation or until otherwise determined by our Board.

The membership and meetings during fiscal 2022 and the primary functions of each of the standing committees are described below.

Board of Directors	Audit Committee	Compensation and People Committee	Corporate Development Committee	ESG and Nominating Committee	Security Committee
Nikesh Arora
Aparna Bawa*
Asheem Chandna*
John M. Donovan*
Carl Eschenbach*
Dr. Helene D. Gayle*
James J. Goetz*
Rt Hon Sir John Key*
Mary Pat McCarthy*
Mark D. McLaughlin
Lorraine Twohill*
Nir Zuk

Member
Committee Chair
*	Independent Director
Financial Expert

2022 Proxy Statement	49

Proposal No. 1 Election of Directors

Audit Committee	Our Audit Committee is responsible for, among other things:
Chair: Mary Pat McCarthy Members: Aparna Bawa James J. Goetz Right Honorable Sir John Key Number of meetings in fiscal 2022: 7

•   selecting and hiring our independent registered public accounting firm, including leading the review and selection of the lead audit engagement partner;

•   evaluating the performance and independence of our independent registered public accounting firm;

•   approving the audit and pre-approving any non-audit services to be performed by our independent registered public accounting firm;

•   reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•   reviewing and participating in the selection of our chief audit executive and periodically reviewing the activities and reports of the internal audit function and any major issues encountered in the course of the internal audit function’s work;

•   reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•   overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;

•   reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements, and our publicly filed periodic reports;

•   reviewing and approving or ratifying any proposed related person transactions; and

•   preparing the Audit Committee report that the SEC requires in our annual proxy statement.

The composition of our Audit Committee meets the requirements for independence for audit committee members under the listing standards of Nasdaq and the rules and regulations of the SEC. Each member of our Audit Committee also meets the financial literacy and sophistication requirements of the listing standards of Nasdaq. In addition, our Board has determined that Ms. McCarthy is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC.

Our Audit Committee operates under a written charter that was adopted by our Board and satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our Audit Committee is available on our website at http://investors.paloaltonetworks.com.

50

Proposal No. 1 Election of Directors

Compensation	Our Compensation and People Committee is responsible for, among other things:
and People Committee Chair: Right Honorable Sir John Key Members: John M. Donovan Lorraine Twohill Number of meetings in fiscal 2022: 9

•   reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation arrangements, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements, and any other benefits, compensation or arrangements;

•   establishing and administering our equity compensation plans;

•   overseeing our overall compensation philosophy and compensation plans;

•   preparing the Compensation and People Committee report that the SEC requires to accompany the Compensation Discussion and Analysis contained in this proxy statement;

•   overseeing our talent management and people management, including the Company’s inclusion and diversity initiatives and results, the Company’s pay equity reviews and results, and the Company’s FLEXLearning, FLEXBenefits and FLEXWORK initiatives; and

•   reviewing and discussing with management the risks arising from the Company’s compensation philosophy and practices applicable to employees to mitigate such risks.

The composition of our Compensation and People Committee meets the requirements for independence for Compensation Committee members under the listing standards of Nasdaq and the rules and regulations of the SEC. Each member of our Compensation and People Committee is also a “non-employee director,” as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an “outside director,” as defined pursuant to Section 162(m) of the Internal Revenue Code.

Our Compensation and People Committee operates under a written charter that was adopted by our Board and satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our Compensation and People Committee is available on our website at http://investors.paloaltonetworks.com.

Our Compensation and People Committee may form subcommittees for any purpose and may delegate to such subcommittees such power and authority as our Compensation and People Committee deems appropriate, except such power or authority required by law, regulation or listing standard to be exercised by our Compensation and People Committee as a whole.

Corporate Development Committee Chair: John M. Donovan Members: Aparna Bawa Asheem Chandna Mary Pat McCarthy Mark McLaughlin

Our Corporate Development Committee is responsible for, among other things:

•   assisting the Board in fulfilling its responsibilities relating to the review, evaluation, and approval of certain acquisitions and strategic investment transactions;

•   reviewing proposed acquisition and investment strategies with management; and

•   reporting to the Board the Committee’s approval or recommendation of acquisitions or investment transactions and of such activity in general.

Our Corporate Development Committee operates under a written charter that was adopted by our Board.

2022 Proxy Statement	51

Proposal No. 1 Election of Directors

ESG and	Our ESG and Nominating Committee is responsible for, among other things:
Nominating Committee Chair: John M. Donovan Members: Asheem Chandna Dr. Helene D. Gayle Lorraine Twohill Number of meetings in fiscal 2022: 4

•   identifying and evaluating individuals who are qualified to become members of the board of directors and selecting and recommending to the Board individuals as director nominees and appointments to the board of directors;

•   evaluating and making recommendations regarding the composition, organization, and governance of our board of directors and its committees, including issues of integrity, experience, expertise and diversity of membership;

•   considering board of director leadership structure, including the separation of the chairperson and chief executive officer roles and the appointment of a lead independent director and making recommendations to the board of directors;

•   evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•   reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations;

•   reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by our Audit Committee;

•   overseeing our annual board of director and committee self-assessment process;

•   overseeing our succession planning process for the chief executive officer and members of the management team; and

•   overseeing our ESG efforts and related policies and programs.

The composition of our ESG and Nominating Committee meets the requirements for independence under the listing standards of Nasdaq and the rules and regulations of the SEC.

In February 2022, we reconstituted our Nominating and Corporate Governance Committee as the ESG and Nominating Committee to enhance our focus on ESG matters, giving it oversight of our ESG strategies and initiatives, including our short- and long-term goals, and to reinforce the important role that ESG practices play in our business. The ESG and Nominating Committee is responsible for setting our ESG priorities, and monitors our performance. The ESG and Nominating Committee receives regular updates on priority ESG issues, including information on actions and progress toward goals.

Our ESG and Nominating Committee operates under a written charter that was adopted by our Board and satisfies the applicable listing standards of Nasdaq. A copy of the charter of our ESG and Nominating Committee is available on our website at http://investors.paloaltonetworks.com.

52

Proposal No. 1 Election of Directors

Security	Our Security Committee is responsible for, among other things:

Committee

Chair:
John M. Donovan

Members:
Aparna Bawa
Asheem Chandna
Carl Eschenbach
Dr. Helene D. Gayle
James J. Goetz
Rt Hon Sir John Key
Mary Pat McCarthy
Lorraine Twohill

Number of meetings in fiscal
2022: 2

•   overseeing (i) our policies, plans, metrics and programs relating to the physical security of our facilities and employees, and enterprise cybersecurity and data protection risks associated with our security-related infrastructure and related operations, and (ii) the effectiveness of our programs and practices for identifying, assessing and mitigating such risks across our business operations;

•   overseeing our cyber crisis preparedness, security breach and incident response plans, communication plans, and disaster recovery and business continuity capabilities;

•   overseeing the safeguards used to protect the confidentiality, integrity, availability, safety and resiliency of the Company’s employees, facilities, intellectual property and business operations;

•   reviewing and discussing with management the cybersecurity risks associated with our outside partners (such as vendors, suppliers, operations partners, etc.);

•   overseeing our compliance with applicable information security and data protection laws and industry standards, new or updated legal implications of security, data privacy, or other regulatory or compliance risks to us or our employees, facilities and business operations and the threat landscape facing our business operations;

•   reviewing and advising on our physical and cybersecurity strategy, crisis or incident management and security-related information technology planning processes and review strategy for investing in our security systems; and

•   reviewing and discussing with management our public disclosures relating to the Company’s security of its employees, facilities and information technology systems, including privacy, network security and data security.

In November 2021, our Board formed the Security Committee to facilitate Board oversight of security issues, including product security, data security, cybersecurity, security risk management, risk exposure and related controls and enterprise risk management related to these risks.

Our Security Committee operates under a written charter that was adopted by our Board. A copy of the charter of our Security Committee is available on our website at http://investors.paloaltonetworks.com.

2022 Proxy Statement	53

Proposal No. 1 Election of Directors

Director Compensation

Our ESG and Nominating Committee has approved a policy for the compensation of the non-employee members of our Board (the “Director Compensation Policy”) to attract, retain and reward these individuals and align their financial interests with those of our stockholders. Only non-employee directors who are not affiliated with investment funds that hold shares of our common stock are eligible for compensation under the Director Compensation Policy. There is no cash compensation paid under the Director Compensation Policy.

Initial Award. Under the Director Compensation Policy, when an eligible director initially joins our Board, the eligible director receives an initial award of restricted stock units having a value of $1 million (as determined based on the average closing price of our common stock on Nasdaq during the 30 calendar days prior to fifteenth day of the month in which the grant is made). This initial award will vest as to one third of the shares covered by the restricted stock unit award on the first anniversary of the date the eligible director joined our board of directors, and the remaining shares will vest quarterly over the following two years, subject to the director’s continued service as of each such date.

Annual Award. Under the Director Compensation Policy, at each annual meeting of stockholders, each eligible director receives an annual restricted stock unit award having a value equal to $300,000 (as determined based on the average closing price of our common stock on Nasdaq during the 30 calendar days ending on the date of the annual meeting). In addition, at each annual meeting of stockholders, our Lead Independent Director receives an additional annual restricted stock unit award having a value equal to $50,000 (as determined based on the average closing price of our common stock on Nasdaq during the 30 calendar days ending on the date of the annual meeting). All annual awards, including the annual awards to the Lead Independent Director, will vest quarterly over a period of one year, subject to the director’s continued service as of each such date.

Committee Awards. At each annual meeting of stockholders, the chairpersons and members of the five standing committees of our Board will receive additional annual restricted stock unit awards for committee service having the following values (as determined based on the average closing price of our common stock on Nasdaq during the 30 calendar days ending on the date of the annual meeting):

Board Committee(1)	Chairperson Retainer	Member Retainer
Audit Committee	$35,000	$20,000
Compensation and People Committee	$25,000	$15,000
ESG and Nominating Committee	$15,000	$10,000
Security Committee	$50,000	$50,000

(1)	No additional compensation is paid for serving on the Corporate Development Committee.

Any eligible director who serves as chairperson of a committee is not entitled to a member retainer for the same committee. The committee awards will vest quarterly over a period of one year, subject to the director’s continued service as of each such date.

54

Proposal No. 1 Election of Directors

Fiscal 2022 Director Compensation Table

The following table presents summary information regarding the compensation paid to our non-employee directors for our fiscal year ended July 31, 2022.

Director	Stock Awards(1)	Total
Aparna Bawa(2)	—	—
Asheem Chandna(3)	$347,988	$347,988
John M. Donovan(3)	$415,638	$415,638
Carl Eschenbach(3)	$338,763	$338,763
Dr. Helene D. Gayle(4)	—	—
James J. Goetz(5)	—	—
Rt Hon Sir John Key(3)	$381,813	$381,813
Mary Pat McCarthy(3)	$372,588	$372,588
Mark D. McLaughlin(6)	—	—
Lorraine Twohill(3)	$362,338	$362,338
(1)	The amounts reported in this column represent the aggregate grant date fair value of these restricted stock units (“RSUs”) as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2022. These amounts do not necessarily correspond to the actual value that may be recognized by the director upon the vesting of such awards.
(2)	Ms. Bawa received an initial equity award upon her appointment to the Board in May 2021, which was reported in our fiscal 2021 proxy statement. Pursuant to our director compensation policy, she will first be eligible to receive equity grants equal to the value of the annual board and committee stock awards, at the upcoming Annual Meeting. As of July 31, 2022, Ms. Bawa held 5,697 RSUs (as adjusted for the three-for-one stock split effected in the form of a stock dividend in September 2022, or the “Stock Split”).
(3)	As of July 31, 2022, Mr. Chandna held 1,017 RSUs, Mr. Donovan held 1,215 RSUs, Mr. Eschenbach held 990 RSUs, Rt Hon Sir John Key held 1,116 RSUs, Ms. McCarthy held 1,089 RSUs and Ms. Twohill held 1,059 RSUs (as adjusted for the Stock Split).
(4)	Dr. Gayle received an initial equity award upon her appointment to the Board in May 2021, which was reported in our fiscal 2021 proxy statement. Pursuant to our director compensation policy, she will first be eligible to receive equity grants equal to the value of the annual board and committee stock awards at the upcoming Annual Meeting. As of July 31, 2022, Dr. Gayle held 5,778 RSUs (as adjusted for the Stock Split).
(5)	Mr. Goetz receives no compensation under the Director Compensation Policy.
(6)	Mr. McLaughlin received no compensation for his services as a director. For the compensation paid to him as an employee, see “Related Person Transactions.”

Identification and Evaluation of Director Nominees

Our ESG and Nominating Committee uses a variety of methods for identifying and evaluating director nominees. The ESG and Nominating Committee regularly assess the appropriate size, composition and needs of our Board and its respective committees, and the qualification of candidates considering these needs. Some of the qualifications that our ESG and Nominating Committee considers include issues of character, integrity, judgment, diversity (including gender and race), experience of relevance to us and the Board, independence, age, area of expertise, potential conflicts of interest and other commitments. These factors may be weighted differently depending on the individual being considered or the needs of the Board at the time.

Nominees must also be able to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our ESG and Nominating Committee to perform all Board and committee responsibilities. Members of our Board are expected to prepare for, attend, and actively participate in all Board and applicable committee meetings.

2022 Proxy Statement	55

Proposal No. 1 Election of Directors

Other than the foregoing, there are no stated minimum criteria for director nominees, although our ESG and Nominating Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. Our ESG and Nominating Committee will also seek appropriate input from our Chief Executive Officer, from time to time, in assessing the needs of our Board for relevant background, experience, diversity and skills of its members.

Our ESG and Nominating Committee considers diversity (whether based on broader principles such as diversity of perspective, experiences, and expertise, as well as factors commonly associated with diversity such as gender, race or national origin) in connection with its evaluation of director candidates, including the evaluation and determination of whether to re-nominate incumbent directors. The committee also considers these and other factors as it oversees the annual Board and committee evaluations. The committee seeks qualified and diverse director candidates, including women and individuals from minority groups, to include in the pool from which director candidates are chosen. Any search firm retained by the committee to find director candidates would be instructed to account for these considerations, including diversity.

Stockholder Recommendations for Nominations to the Board of Directors

Our ESG and Nominating Committee will consider candidates for director recommended by stockholders, so long as such recommendations comply with our certificate of incorporation, amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by Nasdaq and the SEC. The ESG and Nominating Committee will evaluate the recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our Board. Our ESG and Nominating Committee has discretion to decide which individuals to recommend for nomination as directors.

Director Attendance

During our fiscal year ended July 31, 2022, the Board held five meetings (including regularly scheduled and special meetings), and no director attended fewer than 75% of the total number of meetings of the Board and the committees of which he or she was a member.

Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Eleven of our twelve directors attended our 2021 Annual Meeting of Stockholders, either telephonically or by video conference.

56

PROPOSAL NO. 2

Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our financial statements for our fiscal year ending July 31, 2023. EY has served as our independent registered public accounting firm since 2009.

At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending July 31, 2023. Our Audit Committee is submitting the selection of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from our stockholders.

Notwithstanding the selection of EY and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of Palo Alto Networks and its stockholders. If our stockholders do not ratify the appointment of EY, our Audit Committee may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our Company by EY for our fiscal years ended July 31, 2021 and 2022.

	2021	2022
Audit Fees(1)	$6,757,000	$6,139,000
Audit-Related Fees(2)	688,000	—
Tax Fees(3)	1,020,000	477,000
All Other Fees(4)	4,000	5,000
	$8,469,000	$6,621,000
(1)	Audit fees consist of professional services rendered in connection with (a) the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, (b) review of our quarterly consolidated financial statements presented in our Quarterly Reports on Form 10-Q, (c) professional services provided for new and existing statutory audits of subsidiaries or affiliates of the Company, and (d) other regulatory filings.
(2)	Audit-Related fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include acquisition due diligence services, technical accounting guidance and other attestation services.
(3)	Tax Fees consist of fees for professional services for federal, state and international tax compliance and tax planning.
(4)	All Other Fees includes fees for professional services other than these services reported above. These services specifically relate to subscriptions to an accounting regulatory database.

Auditor Independence

In our fiscal year ended July 31, 2022, there were no other professional services provided by EY that would have required our Audit Committee to consider their compatibility with maintaining the independence of EY.

2022 Proxy Statement	57

Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to our Audit Committee for approval:

•	Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as subsidiary audits, equity investment audits and other procedures required to be performed by the independent auditor to be able to form an opinion on our consolidated financial statements.
•	Audit-related services. Audit-related services are for assurance and related services that are (1) reasonably related to the performance of the audit or review of our financial statements (2) are traditionally performed by our independent registered public accounting firm and (3) not covered above under “audit services.”
•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.
•	Other services. Other services are those services not described in the other categories.

Our Audit Committee pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted, and our Audit Committee requires our independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, (a) if the additional services do not require specific approval by the Audit Committee, a detailed description of the services will be submitted to the Chief Financial Officer or Chief Accounting Officer, who will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee and the Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor, or (b) if the additional services require specific approval by the Audit Committee, they will be submitted for pre-approval to the Audit Committee by both the independent auditor and the Chief Financial Officer or Chief Accounting Officer, and shall only be submitted if the independent auditor and such officer mutually agree that the request or application is consistent with the SEC’s rules on auditor independence. All fees paid to EY for our fiscal year ended July 31, 2022 were pre-approved by our Audit Committee.

Required Vote

The ratification of the appointment of EY as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are treated as shares present virtually or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” this proposal. Any broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board
The Board recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP.

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Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm

Report of the Audit Committee

The Audit Committee consists of Mmes. Bawa and McCarthy, Mr. Goetz and the Rt Hon Sir John Key. Each member of the committee is an independent director as required by the listing standards of Nasdaq and rules and regulations of the SEC. The Audit Committee operates under a written charter approved by the Board, which is available on the Investor Information portion of our website at https://investors.paloaltonetworks.com/. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

The Audit Committee assists our Board in the Board’s oversight and monitoring of:

•	our accounting and financial reporting processes and internal controls as well as the audit and integrity of our financial statements;
•	the qualifications, independence and performance of our independent registered public accounting firm;
•	the performance of our internal audit function;
•	our compliance with applicable law; and
•	risk assessment and risk management pertaining to financial, accounting and tax matters of the Company.

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Our independent registered public accounting firm, EY, is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of management and our independent registered public accounting firm.

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work performed by EY. In fulfilling its oversight responsibility, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.

In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and EY;
•	discussed with EY the applicable requirements of the PCAOB and the SEC; and
•	received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with EY its independence.

Based on the Audit Committee’s review and discussions with management and EY, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended July 31, 2022, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board:

Mary Pat McCarthy (Chair)
Aparna Bawa
James J. Goetz
Rt Hon Sir John Key

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PROPOSAL NO. 3

Advisory Vote on the Compensation of our Named Executive Officers

We are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the rules and regulations of the SEC in the “Executive Compensation” section of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The say-on-pay vote is advisory, and therefore is not binding on us, our Compensation and People Committee or our Board. The say-on-pay vote will, however, provide information to us regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which our Compensation and People Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board and our Compensation and People Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and our Compensation and People Committee will evaluate whether any actions are necessary to address those concerns. We currently conduct advisory votes on our named executive officer compensation on an annual basis, and we expect to conduct our next advisory vote at our 2023 annual meeting of stockholders.

As a result of the feedback that we received from our stockholders through our extensive engagement efforts, our Compensation and People Committee made extensive changes to our executive compensation program. We believe that the information we have provided in this “Executive Compensation” section, and in particular the information discussed in the sections titled “Executive Compensation—Letter from our Compensation and People Committee” and “Executive Compensation—Compensation Discussion and Analysis,” which describe these changes in detail, demonstrates that our executive compensation program has been designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that Palo Alto Networks, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Palo Alto Networks, Inc.’s proxy statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules and regulations of the SEC, including the compensation discussion and analysis, the compensation tables and narrative discussion, and other related disclosure.”

Required Vote

The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the virtual Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Although the advisory vote is non-binding, our Board values our stockholders’ opinions. The Compensation and People Committee will review the results of the vote and, consistent with our record of stockholder responsiveness, consider stockholders’ concerns and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.

Recommendation of the Board
The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

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Letter from our Compensation and People Committee

November 3, 2022

Dear Fellow Stockholders,

The Compensation and People Committee of the Palo Alto Networks Board of Directors is committed to ensuring that we have the right leadership team in place, and that our compensation programs appropriately compensate our executives, allowing us to retain and attract individuals of outstanding character and ability who are champions of our culture and mission. As a committee, we strongly believe in, and are committed to, executing a pay-for-performance compensation philosophy that closely aligns executive compensation to our financial and operational performance.

Fiscal 2022 was once again a year marked by disruption and uncertainty. The COVID-19 pandemic continued to create significant global economic and social uncertainty, as new variants of the disease disrupted workplaces and contributed to organizational disruption. Russia’s invasion of Ukraine and other geopolitical tensions disrupted the global economy, and contributed to global economic uncertainty. Our management team once again embraced these challenges by mobilizing our people and resources to keep our employees healthy, safe and professionally fulfilled, while delivering very strong financial and operational performance.

We believe that Palo Alto Networks is at an inflection point in our mission to be the cybersecurity partner of choice. In speaking for the entire Board, we believe that Nikesh Arora is one of only a few leaders who can deliver the level of performance critical to our successful accomplishment of the next phase of our growth. Further, we believe that Nikesh has built a strong management team that we are committed to retaining because we also believe that continuity of our leadership team is critical to reaching our goals.

Consistent with our pay-for-performance philosophy, we designed our fiscal 2022 executive compensation program to provide strong rewards for strong performance. In designing the program, we sought the advice of independent compensation consultants, and carefully evaluated and tied program parameters to metrics that we believe significantly impact long-term value and return for our stockholders and other stakeholders.

•	Paid For Performance Based on Aggressive Targets: We set our executive cash incentive and performance stock unit (“PSU”) award targets above the guidance we provided in our August 23, 2021 earnings release, which aligns with our pay-for-performance philosophy of requiring strong performance for strong rewards.
•	Adopted Multiple Year Measurement Period: 100% of fiscal 2022 named executive officer equity awards are performance based, require sustained performance over multiple years for any payout, and include a relative total stockholder return multiplier in addition to financial metrics, which aligns a significant portion of our executive compensation to long-term financial performance.
•	Eliminated Duplicative Metrics: We eliminated duplicative performance metrics in our cash incentive plan and PSU awards, ensuring alignment of compensation with a broader set of financial performance metrics.
•	Tied Compensation to ESG Goals: We added an ESG modifier to our cash incentive plan to ensure a linkage between compensation and our ESG goals, which provided for the calculated result to be adjusted up or down by up to 10% based on an ESG scorecard with climate, inclusion and diversity, and human capital metrics.
•	Implemented a One Year Holding Policy: We implemented a policy requiring our name executive officers to hold all net shares for one year following vesting, subject to certain exceptions.

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Executive Compensation

We are confident that our 2022 executive compensation program delivers on the commitments we made to our stockholders in our 2021 proxy statement.

We are again asking for your support of our executive compensation program. After gathering extensive feedback from stockholders and engaging an independent consulting firm, we believe that our Compensation and People Committee has implemented a sustainable, best-in-class program that is supported by market benchmarks aligned with best practices and the interests of our shareholders.

Thank you for your continued support and investment in Palo Alto Networks.

Sincerely,

The Compensation and People Committee

Rt Hon Sir John Key (Chair)
John Donovan
Lorraine Twohill

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes in detail our executive compensation programs and the resulting pay decisions for our named executive officers (“NEOs”).

Our Compensation and People Committee believes that the fiscal 2022 compensation of our NEOs is commensurate with our size and performance, the significant scope of their roles and responsibilities, and their strong leadership in a manner consistent with our corporate values of disruption, collaboration, execution, integrity and inclusion.

Named Executive Officers

Nikesh Arora Chief Executive Officer, Chair of the Board	Dipak Golechha Executive Vice President, Chief Financial Officer	William “BJ” Jenkins President*	Lee Klarich Executive Vice President, Chief Product Officer	Nir Zuk Executive Vice President, Founder, Chief Technology Officer

*	Mr. Jenkins was appointed President in August 2021.

CD&A HIGHLIGHTS

•   Our employees, led by our NEOs, continued to deliver strong financial results for our stockholders in fiscal 2022.

•   Our financial performance has led to strong financial returns, a one-year total shareholder return (“TSR”) of 25.07% (or at the 92nd percentile of our compensation peer group), and a return of capital through our stock buyback program.

•   We engaged in discussions with stockholders holding 60% of our outstanding shares (as of June 30, 2022), with a concentrated focus on the issues that mattered to them, including our executive compensation program.

•   We followed through on the commitments we made to our stockholders in the proxy statement for our 2021 annual meeting of stockholders.

•   Our fiscal 2022 executive compensation programs align with recognized best practices.

Philosophy and Objectives

As a global cybersecurity provider based in the San Francisco Bay Area, we operate in a highly competitive and rapidly evolving market, and we expect competition among companies in our market to continue to increase. We compete with many other technology companies in seeking to attract and retain highly skilled top talent. Our continued success has made our employees and executives more attractive as candidates for employment with other companies, and we are intently focused on maintaining competitive compensation programs, in part, to address recruiting efforts by other companies in the technology industry.

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As a result, our compensation philosophy is designed to establish and maintain a compensation program that attracts and rewards talented individuals who possess the skills necessary to support our near-term objectives and create long-term value for our stockholders, grow our business and assist in the achievement of our strategic goals. We believe that a performance-based culture is crucial to our growth and success.

The specific objectives of our executive compensation program are to:

Drive the development of a successful and profitable business through our next phase of growth.
Create sustainable long-term value for our stockholders by aligning the interests of our executive officers with those of our stockholders.
Reward our executive officers for the successful achievement of our financial and strategic growth objectives.
Attract, motivate and retain highly qualified executives who possess the skills and leadership necessary to continue to grow our business, and provide compensation packages that are comparable to our peers and the overall competitive market and that are heavily weighted to be based on our performance.

While remaining true to our compensation objectives, as well as sound compensation policies and practices, our compensation program also has the flexibility to incorporate feedback and evolving compensation practices that are important to us and our stockholders, such as the addition of an ESG modifier to our NEOs’ cash incentive plan ensuring a linkage between NEO compensation and our ESG commitments.

Stockholder Engagement in Fiscal 2022

In fiscal 2022, we once again undertook extensive engagement efforts to obtain our stockholders’ views on executive compensation, corporate governance and other matters, and to determine how best to respond to that feedback. Our Lead Independent Director once again played a central role in our stockholder engagement efforts in fiscal 2022. The Chair of our Compensation and People Committee also met with numerous stockholders to discuss their views regarding our executive compensation program.

Our Lead Independent Director and management team regularly update our Board on our engagement efforts, providing summaries of our stockholders’ feedback. The continuous feedback that we receive from our stockholders has shaped the executive compensation program and practices implemented by our Compensation and People Committee.

The discussions with our stockholders also provided valuable insights into the concerns that led to the low say-on-pay support that we received at our 2020 annual meeting of stockholders, and provided the foundation of our executive compensation program in fiscal 2021 and 2022. At our 2021 annual meeting of stockholders, we were pleased that approximately 81% of votes were cast in favor of our say-on-pay proposal, which was significantly higher than the approximately 40% support we received the prior year.

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We reached out to stockholders representing 68% of our outstanding shares.	We engaged in discussions with investors representing 60% of our outstanding shares (which is all stockholders that indicated a willingness to engage with us).	Our Lead Independent Director participated in discussions (30 meetings) with investors representing 39% of our outstanding shares.

* Stockholder ownership, to our knowledge, as of June 30, 2022.

WHAT WE HEARD	HOW WE RESPONDED

Executive Compensation Modifications to the structure of our executive compensation program and enhanced disclosure.

•   100% of our NEOs’ equity compensation (aside from new hire awards) is performance-based, with different performance targets than the cash incentive plan awards.

•   We increased our stock ownership guidelines for our NEOs, including our Chief Executive Officer.

•   We added an ESG modifier to our cash incentive plan.

•   We established a one-year post-vesting holding period for all NEOs, including our Chief Executive Officer.

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Our Compensation Best Practices

In line with the feedback that we received from our stockholders and our independent compensation consultants, we implemented extensive changes to our executive compensation program in fiscal 2021, and maintained these compensation practices in fiscal 2022.

We believe our executive compensation program represents recognized best practice and reflects principles that align the compensation of our NEOs with the long-term interests of our stockholders.

NEW FOR 2022

  100% of equity compensation (aside from new hire awards) is performance-based, with different performance targets than the cash incentive plan

  Addition of ESG modifier to cash incentive plan, which modifies the annual incentive cash compensation (plus or minus 10%), based on our performance relative to an ESG scorecard with climate, inclusion and human capital metrics

Increase to stock ownership guidelines One-year post-vesting holding period for all NEOs, including our Chief Executive Officer

ROBUST AND INDEPENDENT COMPENSATION DECISION-MAKING, ALIGNED WITH OUR CORPORATE VALUES
100% independent Compensation and People Committee Independent compensation consultants	Annual review of compensation strategy Consideration of annual say-on-pay vote

COMPENSATION BEST PRACTICES

  Majority of compensation is performance-based and at-risk

  100% short-term incentive cash compensation is performance-based and at-risk

  No single trigger vesting of equity awards on occurrence of a change in control

  No dividends paid on unvested equity

  Robust stock ownership guidelines

  No hedging or pledging, except limited pledging permitted with the prior approval of the ESG and Nominating Committee

  Meaningful clawback policy

  Limited perquisites and personal benefits

  No defined benefit plans or SERPs

  Implementing the advice of independent compensation consultants

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We Followed Through On Our Commitments

In the proxy statement for our 2021 annual meeting of stockholders, we made several commitments with respect to the design of our executive compensation program and related policies. We made these commitments following receipt of extensive feedback from our stockholders and advice from two independent compensation consultants, Pay Governance and Meridian Compensation Partners.

Summarized below are our fiscal 2022 commitments, and our follow through in meeting those commitments.

OUR FISCAL 2022 COMMITMENTS	OUR FOLLOW THROUGH
Maintain a robust stockholder outreach program
Provide more transparency in our executive compensation disclosures, as well as more robust CD&A disclosures
Disclose the target value of equity grants to our NEOs for the completed fiscal year in the CD&A
Increase the CEO stock ownership guidelines to 10x base salary
Make any one-time awards to NEOs a majority performance based and only make such grants in exceptional circumstances
Annual equity grants to our NEOs to be at least 75% performance-based in line with market best practices
Require a one year minimum vesting period for all grants to our Chief Executive Officer and other NEOs going forward, and implement a policy to require our Chief Executive Officer and other NEOs to hold all net shares for one year after vesting subject to certain exceptions
Use a PSU award design that requires sustained performance over multiple years for any payout
Include a relative TSR multiplier to our executive PSU awards
Ensure that ongoing incentive goals are considered “challenging” with targets set at or above management guidance
Disclose performance targets compared to actual results and corresponding payout scale
Eliminate duplicate performance metrics in our cash incentive plan and PSU awards
No upward discretion except for extraordinary circumstances (such as the COVID-19 pandemic)
Incorporate an ESG metric into fiscal 2022 cash incentive plan to ensure linkage between compensation and our ESG goals

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Compensation-Setting Process

Compensation Timeline and Process

The compensation setting timeline and process of our Compensation and People Committee is summarized below.

Our Compensation and People Committee makes compensation decisions after considering factors that include:

•	The performance and experience of each executive officer;
•	The scope and strategic impact of the executive officer’s responsibilities;
•	Our past business performance and future expectations;
•	Our long-term goals and strategies;
•	The performance of our executive team as a whole;
•	An analysis of competitive market conditions, with the assistance of its external compensation consultant(s);
•	The incentives provided to our executives to remain with the Company and drive the Company’s continued growth;
•	The value of each executive’s unvested equity holdings;
•	For each executive officer, other than our CEO, the recommendation of our CEO based on an evaluation of his performance;
•	The challenge and cost of replacing high-performing leaders with in-demand skills; and
•	The internal parity of compensation among our executive officers.

Our Compensation and People Committee does not apply a formula or assign relative weights to specific compensation elements.

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Roles and Responsibilities

PARTICIPANT	ROLE IN COMPENSATION DETERMINATION PROCESS
Compensation and People Committee

•   Review, evaluate and approve the compensation arrangements, plans, policies, and practices for our NEOs

•   Oversee and administer cash-based and equity-based compensation plans

•   Review our executive compensation program, from time to time, to determine whether they are appropriate, properly coordinated, achieve their intended purposes and to make any modifications to existing plans and arrangements or to adopt new plans or arrangements

•   Retain the services of external advisors, including compensation consultants, legal counsel and other advisors, from time to time, as it sees fit, in connection with carrying out its duties

Management

•   Together with our independent compensation consultants, the Chief Executive Officer and the Chief People Officer assist the Compensation and People Committee in the execution of its responsibilities by providing information on corporate and individual performance, market data with respect to compensation and management’s perspective and recommendations on compensation matters

•   Chief Executive Officer makes recommendations to the Compensation and People Committee regarding compensation matters, including the compensation of executive officers (other than himself)

•   Chief Executive Officer participates in meetings of the Compensation and People Committee (other than portions of meetings that involve discussions of his own compensation)

While our Compensation and People Committee solicits the recommendations and proposals of our Chief Executive Officer with respect to compensation-related matters, these recommendations and proposals are only one factor in our Compensation and People Committee’s decision-making process.

Independent Compensation Consultants For fiscal 2022 advice, the Compensation and People Committee engaged Pay Governance and Meridian Compensation Partners, national compensation consulting firms

•   Assist the Compensation and People Committee in executing the executive compensation strategy and guiding principles, assessing the current target total direct compensation opportunities of our executive officers, including comparing them against competitive market practices, developing a compensation peer group and advising on executive compensation decisions

•   Pay Governance and Meridian Compensation Partners did not provide any services to the Company other than the services provided to our Compensation and People Committee

•   Our Compensation and People Committee assessed the independence of Pay Governance and Meridian Partners taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of Nasdaq and has concluded that no conflict of interest exists with respect to the work that Pay Governance and Meridian Compensation Partners perform for our Compensation and People Committee

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Use of Competitive Data

To assess the competitiveness of our executive compensation program and to assist in setting compensation levels, at the Compensation and People Committee’s request, Compensia, Inc., our prior independent compensation consultant, compiled market data from a compensation peer group approved by our Compensation and People Committee and industry surveys, including the Radford Global Technology Executive Compensation Survey. The Compensation and People Committee, with the assistance of Pay Governance and Meridian Partners, then analyzed the market and survey data when making fiscal 2022 compensation decisions.

Competitive Positioning

For fiscal 2022, our Compensation and People Committee continued to compare and analyze our executive compensation program and each component of executive compensation against data from a formal compensation peer group of companies.

In the context of our annual executive compensation review, with assistance from Compensia and input from management, in February 2021, our Compensation and People Committee reviewed the peer group of publicly-traded technology companies used to provide information regarding compensation practices for fiscal 2021 to determine if any changes were appropriate for use for fiscal 2022 pay decisions. In determining which companies to include in the peer group, our Compensation and People Committee considered companies that met some or all of the following updated criteria: (i) operated in a high-technology industry; (ii) had annual revenue between approximately $1.8 billion and $7.2 billion; (iii) had revenue growth greater than 20%; (iv) had a market capitalization between approximately $8.6 billion and $103.1 billion; and (v) had a market capitalization that was at least three times annual revenue. Based on our Compensation and People Committee’s review of this updated criteria, no changes were made to the peer group, and the Company was at the 61st percentile of the peer group in terms of revenue and 51st percentile in terms of market capitalization.

The following publicly-traded companies made up our compensation peer group for fiscal 2022:

Akamai Technologies, Inc. Arista Networks Inc. Autodesk, Inc. Cadence Design Systems F5 Networks Inc.	Fortinet Inc. Norton LifeLock Okta, Inc. PayChex, Inc.	ServiceNow, Inc. Snap, Inc. Splunk Inc. Square, Inc. (now Block)	SS&C Technologies Holdings, Inc. Synopsys, Inc. Twitter, Inc. Workday, Inc.

CEO and NEO Pay for Performance Alignment For Fiscal 2022

Pay for performance is a cornerstone of our compensation philosophy. We balance our strong pay-for-performance compensation philosophy – where the vast majority of our Chief Executive Officer and other NEO compensation is at-risk and performance-based – with our need to recruit, incentivize, and retain talented executives in a highly competitive market. The result is an executive compensation program that is significantly weighted toward at-risk compensation tied to our financial and operational performance.

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The graphs below illustrate the predominance of at-risk and performance-based components of our fiscal 2022 compensation program for our Chief Executive Officer and other named executive officers.

CEO	AVERAGE OF OTHER NEOs**

*	Graph reflects Mr. Arora’s target base salary of $1 million, a significant portion of which he elected to forego.
**	Excludes Mr. Jenkins’ new hire RSUs which were granted to compensate him for a portion of our estimated value of the unvested equity that he forfeited upon joining us.

In line with our pay for performance compensation philosophy, our Compensation and People Committee also focuses on awarding compensation commensurate with the position and responsibilities held by our NEOs. If an NEO’s position or responsibilities change, our Compensation and People Committee undertakes a review of that NEO’s compensation to ensure that it remains commensurate with the new position and responsibilities.

How We Compensate Our Chief Executive Officer

As a result of feedback from our stockholders requesting detailed insights into the compensation of our Chief Executive Officer, we include in this section a summary of the rationale for the decisions reached by our Board and Compensation and People Committee regarding Mr. Arora’s compensation since he joined the Company in June 2018.

MR. ARORA’S LEADERSHIP TRANSFORMED OUR COMPANY

After Mr. Arora joined the Company, we set an ambition to become the cybersecurity partner of choice, to innovate and to stay ahead of the curve. To make this a reality, Mr. Arora established three strategic priorities critical to our long-term success: transforming network security, delivering comprehensive cloud native security and revolutionizing security operations. Under Mr. Arora’s leadership, our successful implementation of this strategy has led to:

•	A $27.8 billion increase in market capitalization (as measured by our market capitalization as of July 31, 2019 and July 31, 2022).
•	$3.6 billion returned to our stockholders in fiscal 2019 through fiscal 2022 through our stock repurchase program.
•	Compound annual growth rates of 24% and 29% in revenue and billings, respectively, over fiscal 2019 through fiscal 2022, culminating in fiscal year 2022 with record revenue of $5.5 billion and record billings of $7.5 billion.
•	An acceleration of our product development efforts, from 22 major product introductions in fiscal 2020 to 49 in fiscal 2022.

Additionally, Mr. Arora successfully steered the Company through the unprecedented global impact of the COVID-19 pandemic, without laying off a single employee, and personally forgoing $1 million in salary to donate to our COVID-19 pandemic relief fund in fiscal 2021. Mr. Arora subsequently forwent an additional $1 million in salary.

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Transformed Our Business Through Innovation

A transformation that has born a differentiated position that spans our three platforms

•  Network Security – Comprehensive SASE capability, market-leading VM position, and innovation through advanced subscriptions

•  Cloud Security – 9 modules, broadest cloud security portfolio, and strong consumption

•  Security Operations – Pioneered XDR category, XSOAR and Xpanse point product

Became an innovation leader by delivering

•  49 product releases across our three platforms in fiscal 2022

•  Next generation cloud access security broker (CASB)

•  Cloud next generation firewall (NGFW)

•  Cloud code security

•  Industry first agent and agentless cloud security posture management (CSPM)

Delivered Zero Trust Security

Delivered Strong Financial Performance and Stockholder Return

ACCELERATING REVENUE GROWTH	DELIVERING TOTAL SHAREHOLDER RETURN 1-Year TSR Palo Alto Networks vs. Percentiles of Peer Group

ACCELERATING NEXT-GEN SECURITY ARR GROWTH	3-Year TSR Palo Alto Networks vs. Percentiles of Peer Group

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MARKET COMPETITIVE PAY LEVELS AND EVOLVING COMPENSATION IN DIRECT RESPONSE TO STOCKHOLDER FEEDBACK

Our Board believes that Mr. Arora is uniquely qualified to lead our Company. In designing Mr. Arora’s compensation packages since he joined the Company in 2018, our Board and Compensation and People Committee sought to deliver market-competitive compensation commensurate with Mr. Arora’s capabilities and experience and reflective of the considerable challenge of leading the Company’s transformation from a provider of hardware delivered security to a provider of security delivered through the cloud, with multiple products to protect our customers’ enterprise, cloud, endpoints, security operation centers and more.

After a disappointing “say-on-pay” vote at our 2020 annual meeting of stockholders, we conducted a comprehensive review of our executive compensation practices. Mr. Arora, in his capacity as Chair of the Board, gave his full support to this process and encouraged our Board and Compensation and People Committee to look at all aspects of our executive compensation program and make the necessary changes to respond to stockholder feedback and further align our program with best practices. As a result of this root and branch examination, our Compensation and People Committee significantly reduced the size of the target value of Mr. Arora’s annual equity grant to $15.0 million in fiscal 2022, from $21.0 million in fiscal 2021 and $22.0 million in fiscal 2020. Mr. Arora’s fiscal 2022 target direct compensation is at the 75th percentile of Company’s compensation peer group. We delivered TSR at the 92nd percentile of our compensation peer group for fiscal 2022.

Our Compensation and People Committee also made other significant changes to Mr. Arora’s compensation structure for fiscal 2022:

•	A new design for PSUs featuring multi-year financial measures and a relative TSR modifier that requires sustained performance above target, for multiple years, to receive an above target payout.
•	An increase in his stock ownership requirement to 10x base salary.
•	A one-year post-vesting holding period for equity awards.

CEO COMPENSATION

	FY21 Target	FY22 Target
Annual Salary(1)	$1.0M	$1.0M
Target Bonus	$1.0M	$1.0M
Time-Based RSUs	n/a	n/a
Performance Stock Units	$21.0M vesting over 4 years	$15.0M
Total Target	$23M	$17M
Year-Over-Year Change (total compensation)	-4.2%	-26.1%
Performance-Based (total compensation)	95.7%	94.1%

(1)	Mr. Arora forwent a portion of his annual salary (in the case of fiscal 2021, in connection with our funding efforts to support colleagues and communities impacted by the COVID-19 pandemic). He opted to receive only approximately $0.3 million of his salary in fiscal 2021, approximately $0.25 million of his salary in fiscal 2022, and approximately $0.75 million of his salary in fiscal 2023.

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Fiscal 2022 Executive Compensation Program

Our executive compensation programs are tied to the Company’s financial and operational performance, support our commitment to good compensation governance and provide market-based opportunities to attract, retain and motivate our executives in an intensely competitive market for qualified talent.

FISCAL 2022 PROGRAM HIGHLIGHTS
•	No base salary or target annual incentive opportunity increases in fiscal 2022 for continuing NEOs.
•	Equity compensation granted in fiscal 2022 was 100% performance-based PSUs (aside from new hire RSUs).
•	Performance measures aligned with business strategy.
•	Chief Executive Officer donated 75% of his fiscal 2022 base salary and 25% of his fiscal 2023 base salary.
•	Mr. Jenkins appointed President.
•	Outstanding performance resulted in 150% achievement for our NEOs for cash incentive plan and 100% performance for the portion of the PSUs granted to our NEOs in July 2019 that were eligible to vest based on fiscal 2022 annual revenue growth.

The following table lists the pay elements of our fiscal 2022 programs and the purpose they served:

	Pay Element	Purpose	Performance Period	Performance Metric
Fixed Pay	Base Salary	Designed to be market-competitive and attract and retain talent	n/a	n/a

At Risk Pay	Annual Cash Incentive Opportunity	Incentivize achievement of near-term financial and operational objectives, consistent with longer-term goals	Annual	Annual normalized billings for fiscal 2022 Annual organic operating margin for fiscal 2022
	Revenue/TSR Performance Stock Units (PSU)	Reward long-term profitability and long-term performance relative to peers Create alignment with stockholders Facilitate executive retention	Two years and three years	Annual revenue growth for fiscal 2022, 2023, and 2024 and TSR of the Company relative to indexed companies for fiscal 2022 through 2024 (“rTSR”)

Quantum of Compensation

Palo Alto Networks delivered another year of outstanding results for our stockholders in fiscal 2022, with a strong year of financial performance and execution. Our TSR for fiscal 2022 was 25.07%, placing us at the 92nd percentile of our compensation peer group.

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The table below shows the targeted value of total compensation to our Chief Executive Officer and each other NEO for fiscal 2022, as compared to fiscal 2021.

Name	Targeted Value of Total Compensation for fiscal 2021	Targeted Value of Total Compensation for fiscal 2022	Percentage Change
Mr. Arora	$ 23,000,000	$ 17,000,000	-26.1%
Mr. Golechha*	$ 5,200,000	$ 5,200,000	0
Mr. Jenkins**	n/a	$ 15,500,000	n/a
Mr. Klarich	$ 11,100,000	$ 11,100,000	0
Mr. Zuk	$ 3,900,000	$ 4,400,000	12.8%

*	Mr. Golechha joined the Company in December 2020 and was promoted to CFO in March 2021. Targeted value of total compensation for fiscal 2021 includes (a) annualized base salary and cash incentive compensation as CFO for fiscal 2021 and (b) PSUs with a target value of $4,000,000, but excludes RSUs with a target value of $4,000,000 that he received in connection with his hire, which are not reflected in the table.
**	Mr. Jenkins joined the Company as President in August 2021. Targeted value of total compensation for fiscal 2022 includes (a) annualized base salary and cash incentive compensation as President for fiscal 2022 and (b) PSUs with a target value of $14,000,000, but excludes RSUs with a target value of $10,000,000 that he received in connection with his hire, which are not reflected in the table. See “BJ Jenkins Compensation Arrangements” below for further detail.

Fiscal 2022 Executive Compensation Program Components

BASE SALARY

Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate our executive officers for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time of hire taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, our Compensation and People Committee reviews the base salaries of each NEO annually and makes adjustments as it determines to be reasonable and necessary in line with the factors described under “Compensation Timeline and Process” above.

NO INCREASE IN BASE SALARY FOR ANY NEO IN FISCAL 2022.

The table below shows the base salary for each NEO for fiscal 2022.

Name	Base Salary End of Fiscal 2021	Base Salary End of Fiscal 2022	Percentage Increase
Mr. Arora(1)	$1,000,000	$1,000,000	0%
Mr. Golechha	600,000	$ 600,000	0%
Mr. Jenkins(2)	n/a	$ 750,000	n/a
Mr. Klarich	$ 550,000	$ 550,000	0%
Mr. Zuk(3)	1,482,000	1,482,000(3)	0%

(1) Mr. Arora has elected to forgo his base salary of $1 million for the period beginning on November 1, 2021 through October 31, 2022.

(2) Mr. Jenkins’ annual base salary for fiscal 2022 was set at $750,000 in connection with his hire in August 2021.

(3) Mr. Zuk is employed by our Israel subsidiary and his base salary is expressed in Israeli currency.

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ANNUAL CASH INCENTIVE COMPENSATION

We use annual cash incentive compensation to motivate our NEOs to achieve our annual financial and operational objectives, while making progress towards our longer-term strategic and growth goals.

FISCAL 2022 CASH INCENTIVE PLAN

In August 2021, our Compensation and People Committee adopted a cash incentive plan for all employees not paid commissions (including our NEOs) and approved the target levels for the annual financial objectives at levels that were challenging and required substantial skill and effort on the part of senior management. The cash incentive plan included an annual performance period with (i) payouts of up to 100% of the target cash incentive compensation opportunities made on a semi-annual basis based on year to date results and (ii) payouts for over-performance (referred to as accelerator payments and discretionary payments, as described below) made after the end of the fiscal year. See the section titled “Fiscal 2022 Cash Incentive Plan Measure and Curves” below for additional information regarding the target payout and actual payout under our cash incentive plan.

TARGET ANNUAL INCENTIVE COMPENSATION OPPORTUNITIES

As in prior years, the target annual cash incentive compensation opportunities for our NEOs were expressed as a percentage of their respective base salaries.

NO INCREASE IN TARGET ANNUAL CASH INCENTIVE COMPENSATION FOR ANY NEO IN FISCAL 2022.

The table below shows the target annual cash incentive compensation percentage for fiscal 2022 and the corresponding target and maximum dollar values:

Name	Target Annual Incentive Compensation Opportunity (as a % of base salary) at end of Fiscal 2022	Fiscal 2022 Target Annual Incentive Compensation Opportunity	Fiscal 2022 Maximum Annual Incentive Compensation Opportunity
Mr. Arora	100%	$ 1,000,000	$ 1,650,000
Mr. Golechha	100%	$ 600,000	$ 990,000
Mr. Jenkins(1)	100%	$ 750,000	$ 1,237,500
Mr. Klarich	100%	$ 550,000	$ 907,500
Mr. Zuk	100%	1,482,000(2)	2,445,300(2)

(1)	Mr. Jenkins’ target annual cash incentive compensation opportunity was set at 100% of his annual base salary in connection with his hire in August 2021.
(2)	Mr. Zuk is employed by our Israel subsidiary and his target annual cash incentive compensation opportunity is expressed in Israeli currency.

CORPORATE PERFORMANCE MEASURES

For fiscal 2022, our Compensation and People Committee selected annual normalized billings and annual organic operating margin as the corporate performance measures.

Corporate Performance Metric	What It Is	Why It’s Important
Annual normalized billings	Fiscal 2022 billings as reported in our Form 10-K, less billings from entities acquired in fiscal 2022	A billings metrics better reflects in-period organic performance and aligns with the shift in our business model to one focused on annual recurring revenue
Annual organic operating margin	Fiscal 2022 non-GAAP operating margin, excluding the effects of acquisitions and dispositions in fiscal 2022 and bonus payout in excess of 100% of the target cash incentive under our cash incentive plan	This profitability measure is tied to management performance and profit we generate for stockholders

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Potential payouts under the plan were based on a set of curves representing different levels of organic operating margin and normalized billings performance.

•	Design: To provide an incentive to management to make appropriate trade off decisions between investments in growth and profitability.
•	Pay and Performance Relationship: The curves were designed to require significant performance above each curve to move to the next curve so that performance slightly above target would not result in an above target payout. Performance below the minimum curve would result in 0% of target payout and performance above the maximum curve would result in a formulaic payment maximum of 150% regardless of the level of overperformance.
•	Target Setting: Our fiscal 2022 operating plan approved in August 2021, which was used to set the incentive plan targets, provided normalized billings and organic operating margin targets. Performance above the high end of the targets were required for an above 100% payout.
•	Difficulty of Achieving Targets: Fiscal 2022 target for normalized billings represented growth of 24% above the prior year actual billings. When we set the targets in August 2021, we decided that these targets were set at an appropriate level of stretch performance based on our internal financial projections and the macro economic environment. The fiscal 2022 target for billings growth was set above the guidance we provided in our August 23, 2021 earnings release.

The graph below contains the curves used to determine payouts in the fiscal 2022 cash incentive plan.

FISCAL 2022 CASH INCENTIVE PLAN MEASURES AND CURVES

* Represents normalized billings of $6,734 million and non-GAAP operating margin of 17.6% for fiscal 2022.

	FY22 Targets	FY22 Actual	FY22 Payout
Normalized Billings	$6,734M	$7,472M	150% of Target
Organic Operating Margin	17.6%	20.0%

The calculation of normalized billings and organic operating margin is provided in Appendix A to this Proxy Statement.

PERFORMANCE REQUIREMENTS AND ESG MODIFIER

Under the cash incentive plan, funding would be made as the organic operating margin target and the normalized billings target are achieved as per the chart above. Achievement above the minimum achievement would increase funding on a non-linear basis, with achievement of 100% of both performance targets resulting in funding at 100% of the target cash incentive compensation opportunity. Payouts of up to 100% of the target cash incentive compensation opportunities are made on a semi-annual basis and any payouts for performance exceeding 100% of the annual targets (referred to as accelerator payments) are paid out as described in the following paragraph.

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To ensure a linkage between compensation and our ESG goals, we added an ESG modifier for our NEOs in the cash incentive plan for fiscal 2022, which provided for the calculated result to be adjusted up or down by up to 10% based on an ESG scorecard with climate, inclusion and diversity, and human capital metrics. For achievement in excess of 100%, funding would increase on a non-linear basis, based on overperformance on normalized billings and/or organic operating margin versus the annual targets.

For fiscal 2022, no adjustments to our NEOs’ calculated payouts under the cash incentive plan were made as a result of the ESG modifier, and our Compensation and People Committee made no discretionary changes to cash incentive plan payouts.

The total potential payouts under the cash incentive plan to all participants (which includes any accelerator and/or discretionary payments) were capped at 150% of the target amounts.

The following table sets forth the fiscal 2022 scorecard measures and results related to the ESG modifier to our fiscal 2022 cash incentive plan.

ESG Modifier (0.9x to 1.1x modifier)		FY22 Scorecard Measures	FY22 Results
	Climate	Fiscal 2022 progress towards our 2030 climate commitment

•  Conducted full emissions footprint assessment to establish Science Based Targets aligned to 1.5° scenario.

•  Initiated multiple projects across Operations, Services, Places, Accounting, Information Technology and Travel with explicit goals to reduce energy consumption and emissions

•  CO2e/$M - maintain flat over fiscal 2021 baseline

	Inclusion & Diversity	Leadership Representation (Women globally; URM in US)	• Women: Increased at Director and above • Underrepresented Minority (URM): Increased at Director and above
	Human Capital Practices	Employee engagement

•  Attrition: Increased but still below market benchmarks. No material differences for Women/URM

•  Awards: Numerous employer awards, including Newsweek Most Loved, 100% on HRC Equality Index, 100% on Disability Index and Gold Status by Military Friendly.

•  Committee assessment objectively based on the totality of fiscal 2022 results on the scorecard.

•  Measures determine the modifier of 0.9X to 1.1X that will be applied to final fiscal 2022 payout.

•  Overall external ESG ratings increased across every rating agency that the Company monitors.

LONG-TERM EQUITY COMPENSATION

Our long-term equity compensation is designed to encourage executives to achieve stretch goals in key performance metrics selected to drive long-term performance of our Company and value creation for stockholders. As shown in the graph below, in fiscal 2022, 100% of the long-term equity compensation granted to our NEOS was performance-based (aside from new-hire grants, which include a restricted stock unit grant).

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RSU VS PSU/PSO MIX(1)

(1)	Values above represent the target value of annual awards to NEOs. Certain grants that were made in July 2019 represented advanced grants for fiscal year 2020 and are reflected as fiscal year 2020 above. Values exclude any new hire awards.

FISCAL 2022 EQUITY COMPENSATION

100% OF ANNUAL EQUITY GRANTED TO NEOS IN FISCAL 2022 WAS PERFORMANCE-BASED, EXCLUDING NEW HIRE AWARDS.

In fiscal 2022, 100% of the annual equity awards granted to our NEOs continued to be in the form of PSUs (excluding new hire awards), resulting in the entirety of such equity awards being at risk and performance-based. The Compensation and People Committee determined the size of the awards based on the strong performance, leadership skills and valuable contributions to the Company of our NEOs, especially in the context of the significant transition in our business to expand to a more cloud-centric platform. For all continuing NEOs (except Mr. Zuk), the size of the fiscal 2022 PSU award was equal to or less than the size of their fiscal 2021 PSU award.

The table below shows the targeted value of PSU grants made to our NEOs in fiscal 2021 and fiscal 2022, with the actual target number of shares subject to the fiscal 2022 PSUs determined based on (i) in the case of Mr. Jenkins, the average closing price over the 30 calendar days prior to August 15, 2021, and (ii) in the case of each other NEOs, the 14-day average closing price prior to August 20, 2021.

Name	Targeted Value for PSUs Granted for fiscal 2021 ($)*	Targeted Value for PSUs Granted in fiscal 2022 ($)	Percentage change
Mr. Arora	21,000,000	15,000,000	-29%
Mr. Golechha	4,000,000	4,000,000	0
Mr. Jenkins*	n/a	14,000,000	n/a
Mr. Klarich	10,000,000	10,000,000	0
Mr. Zuk	3,000,000	3,500,000	+17%
*	Mr. Jenkins received the PSU award in connection with his hire. He also received RSUs with a target value of $10,000,000 in connection with his hire, which are not reflected in the table. See “BJ Jenkins Compensation Arrangements” below for further detail.

The fiscal 2022 PSUs were allocated into separate tranches, each of which vests based on the achievement of the performance goals for the Company’s 2022, 2023, and 2024 fiscal years, as follows:

•	for each NEO (other than Mr. Jenkins), (i) 50% of the PSUs vest based on the achievement of the performance goals for the Company’s 2022 and 2023 fiscal years, and (ii) 50% of the PSUs vest based on the achievement of the performance goals for the Company’s 2022, 2023, and 2024 fiscal years; and
•	for Mr. Jenkins, (i) 33% of the PSUs vest based on the achievement of the revenue goal for the Company’s 2022 fiscal year (“Jenkins Tranche 1”), (ii) 33% of the PSUs vest based on the achievement of the performance goals for the Company’s 2022 and 2023 fiscal years (“Jenkins Tranche 2”), and (iii) 34% of the PSUs vest based on the achievement of the performance goals for the Company’s 2022, 2023, and 2024 fiscal years (“Jenkins Tranche 3”).

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The number of PSUs covered by a tranche that become eligible to vest (“Eligible PSUs”) will be equal to the product of (i) the target number of PSUs for the tranche and (ii) the average of the Payout Percentages for each fiscal year in the tranche (as defined below). The Payout Percentage for a fiscal year will be determined based on whether annual revenue growth for the fiscal year is below, at or exceeds the target annual revenue growth for the fiscal year, as follows: (i) if the annual revenue growth is 500bps below the target annual revenue growth, the Payout Percentage will be 50%, (ii) if the annual revenue growth is at the target annual revenue growth, the Payout Percentage will be 100%, and (iii) if the annual revenue growth is at least 500bps above the target annual revenue growth, the Payout Percentage will be 200%. If the annual revenue growth is between any of these thresholds, the Payout Percentage will be determined based on linear interpolation between the corresponding Payout Percentages for those thresholds. If the annual revenue growth is more than 500bps below the target annual revenue growth, the Payout Percentage will be 0%. The target annual revenue growth will be (i) for the Company’s 2022 fiscal year, 27.5%, and (ii) for each other fiscal year, a percentage to be determined by the Compensation and People Committee by the end of the first month of such fiscal year.

For each NEO (except Mr. Jenkins), the number of fiscal 2022 PSUs that vest in a tranche (up to a maximum of 300% of the target number) will be equal to the product of (x) the number of Eligible PSUs for the tranche and (y) the rTSR modifier for the tranche, subject to the applicable NEO’s continued service through the certification date. For Mr. Jenkins, the number of fiscal 2022 PSUs that vest in Jenkins Tranche 1 (up to a maximum of 200% of the target number) will be equal to the number of Eligible PSUs for the tranche; and the number of fiscal 2022 PSUs that vest in each of Jenkins Tranche 2 and Jenkins Tranche 3 (up to a maximum of 300% of the target number for the Tranche) will be equal to the product of (x) the number of Eligible PSUs for the Tranche and (y) the rTSR modifier for the Tranche, as applicable, subject to Mr. Jenkins’ continued service through the certification date.

The rTSR modifier for a tranche will be determined based on the TSR of the Company during the applicable performance period relative to the TSRs of the indexed companies (which are the companies that are a component of the S&P 500 Index or any successor index on the last day of the performance period and were also a component of such index on the first day of the performance period) during such performance period (the “relative TSR” or “rTSR”), as follows: (i) if the relative TSR is at the 90th percentile or above, the rTSR modifier will be 1.5, (ii) if the relative TSR is at the 75th percentile, the rTSR modifier will be 1.25, (iii) if the relative TSR is at the 50th percentile, the rTSR modifier will be 1.0, and (iv) if the relative TSR is at the 25th percentile or below, the rTSR modifier will be 0.75. If the relative TSR is between any of these thresholds, the rTSR modifier will be determined based on linear interpolation between the corresponding numbers for those thresholds. Any fiscal 2022 PSUs that do not become Eligible PSUs due to the minimum performance metrics threshold not being achieved are forfeited without consideration.

Based on our actual annual revenue growth of 29.3% (compared to a target of 27.5%), our Compensation and People Committee determined a payout percentage of 136% to determine the number of shares that will vest for the fiscal 2022 performance period.

OUR APPROACH TO ONE-TIME AWARDS TO NAMED EXECUTIVES

The Compensation and People Committee believes it may be necessary from time-to-time to make one-time awards outside of the normal grant cycle in certain circumstances, primarily to attract new executives, internally promote an executive or counter an external competing offer to one of our existing executives for retention purposes.

In considering these awards, the Compensation and People Committee follows the following principles:

•	For new hire awards, time vested equity should compensate the executive for a portion of the unvested equity they would forfeit from their current role or forgo from a competing offer. Any additional upside should be delivered through performance based equity, such that a majority of the total equity value is performance based.
•	For promotion and retention awards, the majority of the award should be performance based and any time vested equity should be granted only if the employee’s existing unvested equity is low compared to market benchmarks or internal peers.

In fiscal 2022, the new hire award for BJ Jenkins, our President, was made with a majority of the award in performance based equity and time vested equity was used only to compensate him for a portion of the unvested value that he would forfeit upon resigning his current position.

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FISCAL 2022 ACHIEVEMENT WITH RESPECT TO JULY 2019 REVENUE GROWTH PSUs

In fiscal 2019, Messrs. Arora, Klarich and Zuk were granted PSUs that had performance criteria based on revenue growth in each of fiscal 2020, fiscal 2021 and fiscal 2022. Based on our annual revenue growth of 29.3% from fiscal 2021 to fiscal 2022 (compared to a target of 20% annual growth), our Compensation and People Committee determined an achievement level of 100% for the portion of the July 2019 PSUs eligible to vest based on fiscal 2022 annual revenue growth.

FISCAL 2022 ACHIEVEMENT WITH RESPECT TO PERFORMANCE-BASED STOCK OPTIONS

We granted performance-based stock options (the “PSOs”) to Mr. Arora upon his hire in June 2018 and to Messrs. Klarich and Zuk in fiscal 2019 to further incentivize long-term stockholder value creation. Each of the PSOs had a per share exercise price equal to fair market value on the date of grant and they were only eligible to vest upon achievement of stock price growth against a measurement price of $198.50. Achievement is determined in four performance tranches, and there is an additional service-based requirement based on service since the grant date.

The performance tranches are:

•	A 30 trading days average stock price of 150% of the measurement price within 4 years of grant.
•	A 30 trading days average stock price of 200% of the measurement price within 5 years of grant.
•	A 30 trading days average stock price of 250% of the measurement price within 6 years of grant.
•	A 30 trading days average stock price of 300% of the measurement price within 7 years of grant.

The first tranche was achieved in fiscal 2021 and the second, third and fourth tranches were achieved in fiscal 2022 (August 2021, November 2021 and April 2022, respectively) and these tranches vested in accordance with individual vesting schedules over four years from the initial grant date.

OUTSTANDING PERFORMANCE-BASED AWARDS

The following table shows outstanding performance based grants made to our NEOs as of July 31, 2022 which have remaining performance targets. This table illustrates that a significant portion of performance-based awards remain outstanding and continue to incentivize our NEOs’ performance going forward.

Grant	% of Total PSU Grant	Measure Type	FY22	FY23	FY24	FY25	FY26
Executive PSU Program
FY22 Grant (Made August 2021)	50% (Transition Grant)	Financial Metrics	Revenue Growth FY22 Target 27.5% FY22 Actual 29.3%	Revenue Growth
		Relative TSR	2 Year Relative TSR vs. S&P 500
	50%	Financial Metrics	Revenue Growth FY22 Target 27.5% FY22 Actual 29.3%	Revenue Growth	FY24 Target TBD
		Relative TSR	3 Year Relative TSR vs. S&P 500
Final Payout = Average of Annual Financial Metric Payouts X
Relative TSR Modifier
Start and End of Performance Period

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BJ Jenkins Compensation Arrangements

On August 10, 2021, we announced that William “BJ” Jenkins joined the Company as our President. To determine Mr. Jenkins’ compensation, the Compensation and People Committee considered the following factors:

•	His qualifications and proven experience, including his most recent role as the President and Chief Executive Officer of Barracuda Networks.
•	A review of market data for base salaries, target annual cash incentive compensation opportunities and equity compensation of executives holding similar positions at comparable companies.
•	The fiscal 2022 changes to our executive compensation programs and our principle to make the majority of new hire awards performance based.
•	Our estimate of Mr. Jenkins’ unvested equity in his prior role as Chief Executive Officer of a privately held company.
•	The input and advice from outside advisers on the quantum of each component and the design of the equity grant.

The Compensation and People Committee approved an offer letter setting forth the following terms:

•	No special sign on benefits, such as a sign on bonus.
•	Annual base salary of $750,000.
•	Target annual incentive compensation of 100% of his base salary.
•	$10,000,000 restricted stock unit award to compensate him for a portion of our estimated value of the unvested equity that he forfeited, with 40% vesting on the one-year anniversary of the date of grant, 30% during the second year in equal quarterly increments, 20% during the third year in equal quarterly increments and 10% during the fourth year in equal quarterly increments, subject to his continued employment with the Company on each vesting date.
•	$14,000,000 PSU award to provide upside compensation, but only if the multiple year performance targets are achieved and subject to his continued employment with the Company on each vesting date. The PSUs were granted under the Company’s new fiscal 2022 executive PSU program (with the same achievement targets as the grants made to our NEOs) and vest as follows:
•	33% of the PSU shares attained will vest on the first anniversary of the grant date based on fiscal year 2022 revenue growth.
•	33% of the PSU shares attained will vest on the second anniversary of the grant date based on the Company’s financial performance and relative total stockholder return performance for fiscal years 2022 and 2023.
•	34% of the PSU shares attained will vest on the third anniversary of the grant date based on the Company’s financial performance and relative total stockholder return performance for fiscal years 2022, 2023 and 2024.

Our Board recognizes the significant investment represented by Mr. Jenkins’ new hire compensation. We intend for Mr. Jenkins’ compensation to be awarded based on the principles we discussed in this CD&A, including future annual equity grants to be at least 75% performance-based in line with market best practices and PSU awards designed to include a TSR multiplier and require sustained performance over multiple years for any payout.

Other Aspects of Our Executive Compensation Programs

Employment Agreements

Each of our NEOs is a party to an employment arrangement setting forth the material terms of his employment. For a summary of the material terms and conditions of these arrangements, see the section titled “—Executive Employment Agreements.”

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Post-Employment Compensation

The employment arrangement for each of our NEOs provides for payments and/or benefits related to an involuntary termination of employment, including in connection with a change in control of our Company, on a “double trigger” basis. We believe that these protections assist us in retaining the services of these individuals. We also believe that these protections serve our business objectives by helping our NEOs maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of our Company. The terms of these post-employment compensation arrangements were determined after our Board and Compensation and People Committee reviewed our retention goals for each NEO and an analysis of relevant market data. In the cases of Messrs. Golechha and Mr. Jenkins, these post-employment compensation arrangements were added through addenda to their offer letters in February 2022.

For a summary of the material terms and conditions of these post-employment compensation arrangements, as well as an estimate of the amounts potentially payable pursuant to such arrangements, see the sections titled “—Executive Employment Agreements” and “—Potential Payments Upon Termination or Change in Control.”

In February 2022, our Compensation and People Committee adopted a continued service policy as an additional tool to serve several critical interests when circumstances warrant. These interests include maintaining distinctive executive ability; providing continuity of expertise in servicing our customers; minimizing the business disruption that can follow executive attrition; and solidifying succession planning.

Employees holding the title of Senior Vice President or higher are eligible for continued vesting of equity awards if such employee (i) voluntarily resigns from full-time employment; (ii) has attained the age of 55 years and has been continuously employed by the Company as a full-time employee for at least five years as of the date of such resignation or has been continuously employed by the Company as a full-time employee for at least 10 years as of the date of such resignation or transition; and (iii) maintains a continued service relationship with the Company, including by transitioning employment to an advisory role, whether as employee or independent contractor. Eligible employees are not guaranteed benefits under the policy. Each award of benefits under the policy will be individually assessed and determined by the administrator of the policy (which is our Board or Compensation and People Committee), including the determination of which equity awards that will be subject to continued vesting and the related terms and conditions. Eligible employees will enter into a continued service agreement with the Company in a form approved by the administrator.

Executive Officer Stock Ownership Guidelines

Purpose

Our Board believes that our executive officers should hold a meaningful financial stake in our Company to closely align their interests with those of our stockholders and has therefore adopted stock ownership guidelines as part of our corporate governance guidelines.

Ownership Definition

Unvested PSUs, RSUs, and unexercised stock options do not count toward satisfying these ownership guidelines.

Ownership

The following is a summary of our robust stock ownership guidelines. Our Chief Executive Officer and executive officers who report directly to our Chief Executive Officer must accumulate and hold shares of our common stock based on a multiple of base salary within five years of their appointment as, or promotion to, an executive officer.

As of September 30, 2022, each of our NEOs have met their respective ownership guideline in advance of the deadline.

The following table lists the specific ownership requirements for our NEOs, their status in meeting the guidelines, and their deadlines to meet the current requirements.

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Officer	Multiple of Base Salary Requirement	Status	Deadline
Nikesh Arora	10x	Met	June 2023
Dipak Golechha	1x	Met	March 2026
William “BJ” Jenkins	1x	Met	August 2026
Lee Klarich	1x	Met	May 2011
Nir Zuk	1x	Met	February 2010

Risk Assessment and Compensation Practices

Our management assesses and discusses with our Compensation and People Committee our compensation policies and practices as they relate to our risk management. Based upon this assessment, the Compensation and People Committee believes that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us.

In reaching this conclusion, we have considered, among other things, the following factors:

•	our cash incentive plan reflects a “pay for performance philosophy” that rewards our NEOs and other eligible employees for achievement of performance targets;
•	discretionary bonuses are reserved for extraordinary performance and achievement;
•	total compensation features a balance of short- and long-term incentives (LTI), with the majority of pay delivered in LTI for senior executives;
•	our equity awards include multi-year vesting schedules requiring long-term employee commitment;
•	our performance expectations reward long-term value creation, profitability and excellence;
•	our use of multiple performance measures in incentive plans;
•	our regular monitoring of short-term and long-term compensation practices to determine whether management’s objectives are satisfied;
•	performance goals require sufficient “stretch,” yet are achievable;
•	both the short-term and long-term incentive programs have caps for significant upside performance; and
•	our independent compensation consultant evaluated and assessed our compensation policies and practices and confirmed that our practices do not encourage excessive risk taking.

Compensation Recovery Policy

We have adopted a Clawback Policy through which we may seek the recovery of performance-based incentive compensation paid by us under certain circumstances. The Clawback Policy applies to our Chief Executive Officer and to all officers who report directly to the Chief Executive Officer, including our NEOs (the “covered executives”). The Clawback Policy provides that if (i) we restate our financial statements as a result of a material error; (ii) the amount of cash incentive compensation or performance-based equity compensation that was paid, or is payable based on achievement of specific financial results, to a covered executive would have been less if the financial statements had been correct; (iii) no more than two years have elapsed since the original filing date of the financial statements upon which the incentive compensation was determined; and (iv) our Compensation and People Committee unanimously concludes, in its sole discretion, that fraud or intentional misconduct by such covered executive caused the material error and it would be in our best interests to seek from such covered executive recovery of the excess compensation, then our Compensation and People Committee may, in its sole discretion, seek repayment from such covered executive.

Hedging and Pledging Policies

Our insider trading policy prohibits our executive officers and members of our board of directors from engaging in derivative securities transactions, including hedging or other transactions that offset, or are designed to hedge or offset, any decrease in the market value of our equity securities and from pledging Company securities as collateral or holding Company securities in a margin account, except, in the case of pledging, with the prior approval of the ESG and Nominating Committee. This policy does not restrict ownership of, or transactions related to, Company-granted

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awards, such as PSUs, RSUs, employee stock options, and other securities issued by the Company or the deferral of equity awards pursuant to our non-qualified deferred compensation plan.

Our executive officers have significant holdings of our stock to align their interests to those of our stockholders. Establishing a conservative pledging policy enables our executive officers to continue to hold those shares, while providing them flexibility in financial planning and allowing them to achieve financial diversification. By enabling our executives to maintain their stock ownership in the Company, our conservative pledging program helps ensure that they continue to have a meaningful financial interest in the success of the Company under their leadership. For these reasons, in fiscal 2022, the Board adopted a conservative policy that allows limited pledging of our stock by our executive officers.

Our pledging policy establishes the parameters of pledging arrangements, and provides that any pledging arrangement must be approved in advance by our ESG and Nominating Committee, as well as sets an overall limit of $100 million on the total value of shares pledged by our executive officers (as a group). Under this policy, all pledges of shares of Company stock by employees must comply with the following requirements:

•	any proposed pledge of shares must be approved in advance by the ESG and Nominating Committee;
•	the loan amount against which shares are pledged must not exceed 30% of the aggregate fair market value of the individual’s total stock ownership at the time the arrangement is executed;
•	only outstanding shares held by an individual may be pledged (i.e., no shares subject to options or unvested RSUs, PSUs or other unvested equity awards may be pledged);
•	no shares may be pledged that would cause the total value of all pledged shares of our executive officers in the aggregate (as a group) to exceed $100 million;
•	pledged shares cannot consist of any shares that remain subject to the Company’s One Year Hold Policy; and
•	the stock ownership requirements applicable to our executives are in addition to, and cannot include, pledged shares.

When approving a pledging arrangement, in addition to the requirements above, the ESG and Nominating Committee will consider any other factors deemed relevant by the Committee, including, without limitation, the total number of shares of Company stock beneficially owned by the applicable executive, the pledged shares as a percentage of the executive’s aggregate beneficially owned shares, the pledged shares as a percentage of the Company’s total outstanding shares, whether the pledged shares were purchased by the executive, and whether the executive has entered into any other pledging arrangement.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and certain other highly compensated executive officers in any taxable year.

While our Compensation and People Committee is mindful of the benefit of being able to fully deduct the compensation paid to our NEOs, our Compensation and People Committee believes that we should retain the flexibility to provide compensation to our NEOs that is not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. Our Compensation and People Committee intends to continue to compensate our NEOs in a manner consistent with the best interests of our Company and our stockholders even if any portion of such compensation is non-deductible.

TAXATION OF “PARACHUTE” PAYMENTS

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any of our NEOs with a “gross-up” or other reimbursement payment for any tax liability that the NEO might owe as a result of the application of Sections 280G or 4999 during fiscal 2022, and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement in the future.

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ACCOUNTING FOR SHARE-BASED COMPENSATION

We follow ASC Topic 718 for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based compensation awards made to employees and directors, including stock options and other stock-based awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Perquisites and Other Personal Benefits

Retirement Plans. We have established a U.S. tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently match contributions made to the plan by our employees up to $1,000, including our NEOs. In fiscal 2022, Messrs. Golechha, Jenkins and Klarich participated in our Section 401(k) retirement plan and each received a matching contribution of $1,000. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code, or the Code, so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan. We made payments for Mr. Zuk to certain Israeli pension and severance funds available to employees of our Israel subsidiaries.

Health and Welfare Plans. In addition, we provide other benefits to our NEOs on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Deferred Compensation Plan. In May 2022, our Compensation and People Committee adopted a deferred compensation plan, which is a non-qualified deferred compensation plan established in compliance with Section 409A of the Code. Participation in the deferred compensation plan is voluntary and limited to U.S. employees of the Company and affiliates that are at the Vice President level or above, as determined by the administrator of the deferred compensation plan, and includes the Company’s executive officers. For a summary of the material terms and conditions of the deferred compensation plan, see the section titled “—Executive Compensation Tables.”

Other Personal Benefits. In November 2019, the Company retained a leading global risk management and security consulting firm to analyze and determine if there was a bona-fide business related security concern for Mr. Arora. Based on the results of its investigation (which included a personal security incident involving Mr. Arora), this firm determined that there was a bona-fide, business related security concern for Mr. Arora and credible threat actors existed with both the willingness and resources necessary for conducting an attack on Mr. Arora. Accordingly, the firm recommended that the Company take various steps to ensure the safety of Mr. Arora. In turn, our Compensation and People Committee determined that, if any harm occurred to our Chief Executive Officer, our business operations, investor confidence and employee productivity would be severely impacted.

As a result, we implemented an overall security program for Mr. Arora that continued in fiscal 2022. Our Compensation and People Committee believes that amounts paid by the Company for this security program have been reasonable, necessary and for our benefit. We require these security measures for the Company’s benefit because of the importance of Mr. Arora to the Company, and we believe that the scope and costs of these security programs are appropriate and necessary.

Our Compensation and People Committee periodically reviews the nature and cost of this program in relation to his security profile. Despite the fact that this security program was put in place for business reasons, the component of the program that includes security at Mr. Arora’s residence and during personal travel is a perquisite under the relevant SEC disclosure rules and is included in the “All Other Compensation” column in the Summary Compensation Table. The amount paid in fiscal 2022 was $965,653.

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The Board continued to take reasonable steps to ensure the safety and security of Mr. Arora, considering the nature of the position and its criticality to the operation of the Company. Consistent with and as an extension of those efforts, in fiscal 2022, our Compensation and People Committee approved an amendment to our chartered aircraft policy to require the use of chartered aircraft for business and personal-related air travel by our Chief Executive Officer. The value of Mr. Arora’s use of chartered aircraft for personal travel in fiscal 2022 was $657,424. Mr. Arora recognizes imputed income when aircraft is used for personal travel. On occasion, guests of the Chief Executive Officer also may accompany him, at a de minimis incremental cost to the Company, on the private aircraft.

In addition, the Company provided a relocation allowance of $250,000 to Mr. Golechha, the Chief Financial Officer, in connection with his move to the San Francisco bay area for business purposes.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual NEO in the performance of his or her duties, to make our NEOs more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our Compensation and People Committee.

Report of the Compensation Committee

Our Compensation and People Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, our Compensation and People Committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation and People Committee of our Board:

Rt Hon Sir John Key (Chair)
John Donovan
Lorraine Twohill

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Executive Compensation Tables

Fiscal 2022 Summary Compensation Table

The following table presents summary information regarding the compensation paid to, or earned by, our Named Executive Officers for our fiscal year ended July 31, 2022.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Nikesh Arora Chief Executive Officer	2022	250,000	(2)	7,007,348	1,500,000	1,653,129	(3)	10,410,477
	2021	333,333		20,355,789	1,500,000	1,094,736		23,283,858
	2020	666,667		—	925,000	615,118		2,206,785
Dipak Golechha Chief Financial Officer	2022	600,000		1,868,557	900,000	251,946	(4)	3,620,503
	2021	325,821		8,292,144	368,407	3,929		8,990,301
William “BJ” Jenkins(5) President	2022	734,375		17,835,150	1,125,000	1,996	(6)	19,696,521

Lee Klarich Chief Product Officer	2022	550,000		4,671,565	825,000	1,996	(6)	6,048,561
	2021	550,000		9,693,233	825,000	1,957		11,070,190
	2020	550,000		—	508,750	1,957		1,060,707
Nir Zuk(7) Founder and Chief Technology Officer	2022	459,420		1,635,031	689,130	83,576	(8)	2,867,157
	2021	444,073		2,907,970	666,900	63,227		4,082,170
	2020	430,000		—	372,891	144,495		947,386
(1)	The amounts reported in the Stock Awards column represent the grant date fair value of the restricted stock units granted to our Named Executive Officers as computed in accordance with ASC Topic 718. With respect to the performance-based restricted stock units, in fiscal year 2022, we approved only the fiscal year 2022 performance targets. As a result, only these portions of the performance-based restricted stock unit awards (covering 42% of the performance-based restricted stock units for Mr. Arora, Golechha, Klarich and Zuk and 61% of the performance-based restricted stock units for Mr. Jenkins) have a reportable grant date fair value under ASC Topic 718 and are included in this table. The remaining performance-based restricted stock units do not have a reportable grant date fair value under ASC Topic 718 and are not included in this table. The assumptions used in calculating the grant date fair value of the restricted stock units reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2022. For more information, see footnote 3 to the Fiscal 2022 Grants of Plan Based Awards Table. Note that the amounts reported in this column do not correspond to the actual economic value that may be received by our Named Executive Officers from their restricted stock units. The value of the awards of performance-based restricted stock units at the grant date assuming that the highest level of performance conditions will be achieved is $18,607,578 for Mr. Arora, $4,961,947 for Mr. Golechha, $19,689,043 for Mr. Jenkins, $12,405,420 for Mr. Klarich, and $4,341,658 for Mr. Zuk.
(2)	From November 1, 2021 to July 31, 2022, Mr. Arora elected to forgo his salary.
(3)	Consists of life insurance premiums of $661, disability insurance premiums of $335, reimbursement of expenses related to participation at certain Company events and nominal gift cards of $1,305, health insurance premiums paid by Company to compensate for Mr. Arora’s forgoing his salary of $5,375, personal security costs of $965,653 based on the invoices provided by the third party security company, and approximately $657,424 for costs related to personal usage of private aircraft and $22,376 of taxes on imputed income paid by us due to him forgoing his salary related to personal usage of private aircraft. For purposes of reporting the value of personal usage of private aircraft in this table, we use costs provided by the applicable charter company, which include contracted hourly charges, and fuel charges. On occasion, guests of the Named Executive Officer also may accompany him, at a de minimis incremental cost to the Company, on the private aircraft. For more information regarding Mr. Arora’s overall security program, and personal usage of private aircraft, see the section entitled “Compensation Discussion and Analysis-Perquisites and Other Benefits” above.
(4)	Consists of life insurance premiums of $624, disability insurance premiums of $322, 401(k) plan matching contributions by our Company of $1,000 and a relocation allowance of $250,000 in connection with Mr. Golechha’s relocation to the Bay Area.
(5)	Mr. Jenkins was appointed our President effective August 9, 2021. The amounts reported in the Stock Awards column for fiscal 2022 include time-based restricted stock units and performance-based restricted stock units granted to him in connection with his appointment as President.
(6)	Consists of life insurance premiums of $661, disability insurance premiums of $335 and 401(k) plan matching contributions by our Company of $1,000
(7)	For fiscal 2022, Mr. Zuk’s base salary, non-equity incentive compensation and all other compensation was paid in Israeli currency.

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The amounts set forth in the table reflect the conversion from Israeli currency to U.S. dollars using an average exchange rate of 0.31 U.S. dollars for one Israeli new shekel for fiscal 2022.
(8)	Consists of $2,476 for expenses related to attendance at certain Company events, and nominal gift cards, $867 for health insurance contributions, $41,963 contributed for social security and pension benefits and $38,270 contributed for severance benefits under Israeli government schemes.

CEO Pay Ratio

Under SEC rules, we are required to provide information regarding the relationship between the annual total compensation of our Chief Executive Officer and the annual total compensation of our median employee. As permitted by SEC rules, we used the same median employee for fiscal 2022 that we identified for fiscal 2020 because there have been no significant changes to our workforce or pay design for fiscal 2022 that we believe would significantly change our Chief Executive Officer pay ratio results. For our last completed fiscal year, which ended July 31, 2022:

•	The median of the annual total compensation of all employees (other than Mr. Arora) of our company and our consolidated subsidiaries in fiscal 2022 was approximately $268,463. This annual total compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, and reflects, among other things, salary, all bonuses earned, 401(k) contribution matches, life and disability insurance premiums paid by the Company and the aggregate “grant date fair value” of equity awards granted during fiscal 2022.
•	Mr. Arora’s annual total compensation, as reported in the Fiscal 2022 Summary Compensation Table included in this Proxy Statement, was $10,410,477.
•	Based on the above, for fiscal 2022, the ratio of Mr. Arora’s annual total compensation to the median of the annual total compensation of all employees was approximately 39 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

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Fiscal 2022 Grants of Plan-Based Awards

The following table presents information regarding the amount of equity awards granted to our Named Executive Officers during our fiscal year ended July 31, 2022.

		Date of Board or Committee Action to	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock
Name	Grant Date	Grant the Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)(2)	Awards ($)(3)
Mr. Arora	—	—	450,000	1,000,000	1,650,000	—	—	—	—	—
	8/20/21	8/17/21	—	—	—	18,989	50,636	151,908	—	7,007,348
Mr. Golechha	—	—	270,000	600,000	990,000	—	—	—	—	—
	8/20/21	8/17/21	—	—	—	5,064	13,503	40,509	—	1,868,557
Mr. Jenkins	—	—	337,500	750,000	1,237,500	—	—	—	—	—
	8/20/21	8/15/21	—	—	—	—	—	—	76,542 (4)	9,375,377
	8/20/21	8/17/21	—	—	—	28,866	65,189	160,204	—	8,459,773
Mr. Klarich	—	—	247,500	550,000	907,500	—	—	—	—	—
	8/20/21	8/17/21	—	—	—	12,659	33,758	101,274	—	4,671,565
Mr. Zuk(5)	—	—	206,739	459,420	758,043	—	—	—	—	—
	8/20/21	8/17/21	—	—	—	4,431	11,815	35,445	—	1,635,031
(1)	Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns relate to target incentive compensation opportunities under the fiscal 2022 cash incentive plan and assumes achievement at target levels for our corporate performance measures. For achievement in excess of target, overperformance could be rewarded with a payout of up to 165% of each NEO’s target. The actual amounts paid to our NEOs are set forth in the “Fiscal 2022 Summary Compensation Table” above and the calculation of the actual amounts paid is discussed more fully in the section titled “Fiscal 2022 Executive Compensation Program—Fiscal 2022 Executive Compensation Program Components—Annual Cash Incentive Compensation.”
(2)	Represents performance-based restricted stock unit awards (“PSUs”) and restricted stock unit awards (“RSUs”) which were granted under our Palo Alto Networks, Inc. 2012 Equity Incentive Plan (“2012 Plan”)(as adjusted for the three-for-one stock split effected in the form of a stock dividend in September 2022, or the “Stock Split”)). The threshold is calculated as if the threshold of Company performance measure and the lowest TSR multiplier was reached. The maximum is calculated assuming all maximum Company performance targets were met and the relative TSR modifier was also at the maximum value. For more information, see the section titled “Fiscal 2022 Executive Compensation Program—Fiscal 2022 Executive Compensation Program Components—Fiscal 2022 Equity Compensation.”
(3)	The amounts reported in the Grant Date Fair Value of Stock Awards column represent the grant date fair value of the awards of restricted stock units (including PSUs) granted in fiscal 2022, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the PSUs and restricted stock unit awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2022. The value of the PSUs is calculated using a Monte-Carlo simulation valuation performed as of the date of grant by an independent third party. Because the grant date for a PSU occurs when performance targets are approved, and we approved performance targets only with respect to fiscal year 2022, PSU values in this column include for Mr. Arora, Golechha, Klarich and Zuk 42% and for Mr. Jenkins 61% of the PSUs. Note that the amounts reported in this column do not correspond to the actual economic value that may be received by our NEOs from their performance-based restricted stock unit awards.
(4)	Represents RSUs which were granted upon Mr. Jenkins’ hiring as President. Vests over a four-year period with forty percent (40%) of the restricted stock units vesting on the one-year anniversary of the grant date; thirty percent (30%) of the restricted stock units vesting quarterly during the second year; twenty percent (20%) of the restricted stock units vesting quarterly during the third year; and ten percent (10%) of the restricted stock units vesting quarterly during the fourth year.
(5)	The amounts set forth in the table for Mr. Zuk for estimated future payouts under Non-Equity Incentive Plan Awards reflect the conversion from Israeli currency to U.S. dollars using an average exchange rate of 0.31 U.S. dollars for one Israeli new shekel for fiscal 2022.

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Fiscal 2022 Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding stock options and other equity awards held by our Named Executive Officers as of July 31, 2022, as adjusted for the Stock Split.

Named Executive Officer	Grant Date		Option Awards– Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards– Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards– Option Exercise Price ($)	Option Awards– Option Expiration Date	Stock Awards- Number of Shares or Units of Stock That Have Not Vested (#)	Stock Awards– Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Arora	8/20/21	(2)	—	—	—	—	—	—	364,581	60,655,341
	10/20/2020	(3)	—	—	—	—	453,000	75,365,610	—	—
	7/31/2019	(4)	—	—	—	—	46,387	7,717,405	—	—
	6/7/2018	(5)	—	—	—	—	255,348	42,482,247	—	—
	6/7/2018	(6)	3,474,300	—	66.17	12/6/25	—	—	—	—
Mr. Golechha	8/20/21	(2)	—	—	—	—	—	—	97,218	16,174,159
	3/20/2021	(7)	—	—	—	—	45,714	7,605,438	—	—
	12/20/2020	(8)	—	—	—	—	25,212	4,194,520	—	—
Mr. Jenkins	8/20/21	(2)	—	—	—	—	48,093	8,001,232	215,392	35,834,767
	8/20/21	(9)	—	—	—	—	76,542	12,734,293	—	—
Mr. Klarich	8/20/21	(2)	—	—	—	—	—	—	243,054	40,436,894
	10/20/2020	(10)	—	—	—	—	136,716	22,745,441	—	—
	7/31/2019	(11)	—	—	—	—	5,520	918,362	—	—
	7/31/2019	(4)	—	—	—	—	21,085	3,507,911	—	—
	10/20/2018	(12)	1,509,063	503,016	64.50	4/19/26	—	—	—	—
Mr. Zuk	8/20/21	(2)	—	—	—	—	—	—	85,068	14,152,763
	10/20/2020	(13)	—	—	—	—	61,974	10,310,614	—	—
	7/31/2019	(11)	—	—	—	—	2,760	459,181	—	—
	7/31/2019	(4)	—	—	—	—	10,542	1,753,873	—	—
	10/20/2018	(12)	1,131,801	377,256	64.50	4/19/26	—	—	—	—
	1/21/2013	(14)	45,000	—	18.45	1/20/23	—	—	—	—
(1)	The market value of unvested or unearned shares is calculated by multiplying the number of unvested or unearned shares held by the applicable NEO by the closing market price of our common stock on the Nasdaq on July 29, 2022 (the last trading day of our fiscal year), which was $166.37 per share (as adjusted for the Stock Split).
(2)	Represents PSUs which were granted under our 2012 Plan (as adjusted for the Stock Split). Values included in the Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested and Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested columns include the maximum values for number of shares and market value (i.e., calculated assuming all maximum company performance targets were met and the relative TSR modifier was also at the maximum value). For more information, see the section titled “Discussion of our Fiscal 2022 Executive Compensation Program—Fiscal 2022 Executive Compensation Program Components—Equity Compensation.”
(3)	Represents PSUs which were granted under our 2012 Plan. A specified performance metric having been achieved, the PSUs that became eligible to vest will vest over a four-year period with 15% of such PSUs vesting in equal quarterly increments during year two with the first vesting on January 20, 2022; 42.5% of such PSUs vesting in equal quarterly increments during year three; and 42.5% of such PSUs vesting in equal quarterly increments during year four, in each case subject to the executive’s continued service through the applicable vesting date.
(4)	After achievement of a specified performance metric, these PSUs vested as to one-third of the PSUs that became eligible to vest on October 20, 2020, vested as to one-third of the PSUs that became eligible to vest on October 20, 2021 and will vest as to one-third of the PSUs that became eligible to vest on October 20, 2022, in each case subject to the executive’s continued service through the applicable vesting date.
(5)	Vested as to 1/7th of the restricted stock units on June 7, 2019 and the remaining restricted stock units vest in equal increments each quarter thereafter with full vesting occurring on June 7, 2025, in each case subject to the executive’s continued service through the applicable vesting date.
(6)	All shares subject to this PSO have vested due to the achievement of certain stock price targets and continued service. For more information, see the section titled “Discussion of our Fiscal 2022 Executive Compensation Program—Fiscal 2022 Executive Compensation Program Components—Equity Compensation.”

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(7)	A specified performance metric having been achieved, the PSUs that became eligible to vest will vest over a four-year period with one fourth (1/4th) of such PSUs vesting on the one-year anniversary of the grant date; and one-sixteenth (1/16th) of such PSUs vesting quarterly thereafter, in each case subject to the executive’s continued service through the applicable vesting date.
(8)	Vests over a four-year period with one fourth (1/4th) of the restricted stock units vesting on the one-year anniversary of the grant date; and one-sixteenth (1/16th) of the restricted stock units vesting quarterly thereafter, in each case subject to the executive’s continued service through the applicable vesting date.
(9)	Vests over a four-year period with forty percent (40%) of the restricted stock units vesting on the one-year anniversary of the grant date; thirty percent (30%) of the restricted stock units vesting in equal quarterly increments during the second year; twenty percent (20%) of the restricted stock units vesting in equal quarterly increments during the third year; and ten percent (10%) of the restricted stock units vesting in equal quarterly increments during the fourth year, in each case subject to the executive’s continued service through the applicable vesting date.
(10)	A specified performance metric having been achieved, the PSUs that became eligible to vest will vest over a four-year period, with 25% of such PSUs having vested on October 20, 2021; 25% of such PSUs vesting in equal quarterly increments during year two; 25% of such PSUs vesting in equal quarterly increments during year three; and 25% of such PSUs vesting in equal quarterly increments during year four, in each case subject to the executive’s continued service through the applicable vesting date.
(11)	Vested as to 1/12th of the restricted stock units on January 20, 2020 and the remaining restricted stock units vest in equal increments each quarter thereafter with full vesting occurring on October 20, 2022, in each case subject to the executive’s continued service through the applicable vesting date.
(12)	All shares subject to this PSO became eligible to vest due to the achievement of certain stock price targets. Three-fourths (3/4th) of the shares subject to this PSO have vested and one-fourth (1/4th) of the shares subject to this PSO will vest on October 20, 2022, subject to the executive’s continued service through such vesting date.
(13)	A specified performance metric having been achieved, the PSUs that became eligible to vest will vest over a four-year period with 20% of such PSUs vesting during year two with the first vest on January 20, 2022; 40% of such PSUs vesting in equal quarterly increments during year three; and 40% of such PSUs vesting in equal quarterly increments during year four, in each case subject to the executive’s continued service through the applicable vesting date.
(14)	All shares subject to this option have vested.

Fiscal 2022 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options and the vesting of stock awards by our NEOs during our fiscal year ended July 31, 2022.

Named Executive Officer	Option Awards– Number of Shares Acquired on Exercise (#)	Option Awards–Value Realized on Exercise ($)	Stock Awards– Number of Shares Acquired on Vesting (#)	Stock Awards– Value Realized on Vesting ($)(1)
Mr. Arora	—	—	311,385	54,039,670
Mr. Golechha	—	—	35,907	6,520,699
Mr. Jenkins	—	—	—	—
Mr. Klarich	—	—	155,832	27,461,433
Mr. Zuk	—	—	38,361	6,815,090
(1)	Based on the market price of our Company’s Common Stock on the vesting date, multiplied by the number of shares vested (as adjusted for the Stock Split).

We did not sponsor any defined benefit pension or other actuarial plan for our NEOs during our fiscal year ended July 31, 2022.

Nonqualified Deferred Compensation

In May 2022, our Compensation and People Committee adopted a deferred compensation plan, which is a non-qualified deferred compensation plan established in compliance with Section 409A of the Code. Participation in the deferred compensation plan is voluntary and limited to U.S. employees of the Company and affiliates that are at the Vice President level or above, as determined by the administrator of the deferred compensation plan, and includes the Company’s executive officers, except Mr. Zuk who is not a U.S. employee. The plan allows eligible participants to defer up to 50% of their annual base salary and up to 100% of their annual incentive cash payment and 100% equity compensation. There were no executive contributions or Company contributions made during fiscal 2022.

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Executive Compensation

Executive Employment Agreements

We have entered into employment offer letters with each of our NEOs in connection with his or her commencement of employment with us.

In December 2011, we entered into confirmatory new employment agreements with Messrs. Klarich and Zuk to achieve consistency in the employment terms and conditions of our then-serving executive officers. In February 2022, we entered into addendums to the offer letters of Messrs. Jenkins and Golechha to achieve consistency in the employment terms and conditions of our then-serving executive officers.

Each of our NEOs is eligible to receive certain severance payments and/or benefits in connection with his or her termination of employment under various circumstances, including following a change in control, pursuant to written severance and change in control arrangements.

For a summary of the material terms and conditions of these arrangements, as well as an estimate of the potential payments and/or benefits payable to our NEOs under these arrangements, see the description below and the section titled “—Potential Payments Upon Termination or Change in Control” below. The estimated potential severance payments and/or benefits payable to each NEO in the event of termination of employment as of July 31, 2022, pursuant to the arrangements under the employment agreements, are described below.

The actual amounts that would be paid or distributed to our NEOs as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and/or benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the NEO’s base salary and the market price of our common stock. Although we have entered into written arrangements to provide severance payments and/or benefits to our NEOs in connection with a termination of employment under particular circumstances, we or an acquirer may mutually agree with the NEOs on severance terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each NEO would also be able to exercise any previously-vested stock options that he or she held. For more information about the NEOs outstanding equity awards as of July 31, 2022, see the section titled “—Fiscal 2022 Outstanding Equity Awards at Fiscal Year-End.”

Along with the severance payments and/or benefits described in an NEO’s individual severance and change in control arrangement, they are eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.

Termination of Employment Unrelated to a Change in Control

MR. ARORA

In the event of an involuntary termination of employment (a termination of employment by us without “cause”), at any time before a “change in control” or more than 12 months following a “change in control,” provided that he executes an appropriate release and waiver of claims, Mr. Arora will be entitled to receive:

•	continued payment of his then-current base salary for a period of 12 months and reimbursement of 12 months of COBRA premiums; and
•	accelerated vesting of the time-based restricted stock units, investment restricted stock units and eligible option shares for shares that would vest through the date 12 months after termination of employment.

TERMINATION OF EMPLOYMENT— OTHER NAMED EXECUTIVE OFFICERS

None of the remaining NEOs are eligible to receive any specific payments or benefits in the event of an involuntary termination of employment unrelated to a change in control.

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Executive Compensation

Termination of Employment in Connection with a Change in Control

MR. ARORA

In the event of an involuntary termination of employment (a termination of employment by us or our successor without “cause or a termination of employment for “good reason”) within 12 months following a “change in control,” provided that he executes an appropriate release and waiver of claims, Mr. Arora will be entitled to receive:

•	a lump sum payment equal to his then-current annual base salary;
•	100% of his incentive compensation for that fiscal year;
•	reimbursement of 12 months of COBRA premiums;
•	accelerated vesting of each of his awards of time-based restricted stock units or investment restricted stock units as to the greater of: (x) 50% of the then-unvested portion of such award or (y) the portion of such award that would vest through the date 24 months after termination of employment; and
•	accelerated vesting of 100% of his eligible option shares subject to the performance option.

MESSRS. GOLECHHA, JENKINS, KLARICH, AND ZUK

In the event of an involuntary termination of employment (a termination of employment by us without “cause” or a termination of employment for “good reason”) within 12 months following a “change in control,” provided that the executive officer executes an appropriate release and waiver of claims, provided that they each execute an appropriate release and waiver of claims, Messrs. Golechha, Jenkins, Klarich and Zuk will each be entitled to receive:

•	a lump sum cash payment equal to 12 months of his base salary as in effect as of the date of termination;
•	a lump sum cash payment equal to 100% of his target incentive payment for that fiscal year;
•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of 12 months (except Mr. Zuk); and
•	accelerated vesting of each of his then outstanding time-based equity awards, as to (i) in the cases of Messrs. Golechha and Jenkins, 12 months’ vesting of such award, or (ii) in the cases of Messrs. Klarich and Zuk, the greater of 12 months’ vesting of such award and 50% of the then-unvested portion of such award.

APPLICABLE DEFINITIONS

Generally, for purposes of the foregoing provisions, a “change in control” means:

•	the sale or other disposition of all or substantially all of our assets;
•	any sale or exchange of our capital stock by stockholders in a transaction or series of related transactions where more than 50% of the outstanding voting power of our company is acquired by a person or entity or group of related persons or entities;
•	any reorganization, consolidation, or merger of our company where our outstanding voting securities immediately before the transaction represent or are converted into less than 50% of the outstanding voting power of the surviving entity (or its parent organization) immediately after the transaction; or
•	the consummation of the acquisition of 51% or more of our outstanding stock pursuant to a tender offer validly made under any state or federal law (other than a tender offer by us).

Generally, for purposes of the foregoing provisions, “cause” is limited to:

•	conviction of any felony or any crime involving moral turpitude or dishonesty;
•	participation in intentional fraud or an act of willful dishonesty against us;
•	willful breach of our policies that materially harms us;
•	intentional damage of a substantial amount of our property;
•	willful and material breach of the NEO’s employment offer letter, employment agreement or his employee invention assignment and confidentiality agreement; or
•	a willful failure or refusal in a material respect to follow the lawful, reasonable policies or directions of us as specified by our board of directors or Chief Executive Officer after being provided with notice of such failure, which failure is not remedied within 30 days after receipt of written notice from us.

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Executive Compensation

Generally, for purposes of the foregoing provisions, “good reason” means a resignation within 12 months following the occurrence, without the Named Executive Officer’s written consent, of one or more of the following:

•	there is a material reduction in the NEO’s authority, status, obligations, or responsibilities;
•	there is a reduction in the NEO’s total annual compensation of more than 10% unless such reduction is no greater (in percentage terms) than compensation reductions imposed on substantially all of our employees pursuant to a directive of our board of directors;
•	any failure by us to pay the NEO’s base salary; or
•	the relocation of the principal place of our business to a location that is more than a specified number of miles further away from the NEO’s home than our current location.

A resignation for “good reason” will not be deemed to have occurred unless the NEO gives us written notice of one of the above conditions within 90 days of its occurrence, and we fail to remedy the condition within 30 days of receipt of such notice.

Potential Payments Upon Termination or Change in Control

Termination of Employment Unrelated to a Change in Control

			Value of Accelerated Equity Awards ($)		Value of
Named Executive Officer	Salary Continuation ($)	Target Annual Cash Bonus ($)	Restricted Stock and Restricted Stock Units(1)	Options	Continued Health Care Coverage Premiums ($)	Total ($)
Mr. Arora	1,000,000	—	52,130,209	—	31,394	53,161,603
(1)	The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding RSUs and PSUs which remain subject to time-based vesting only. The aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock, subject to outstanding RSUs and PSUs which remain subject to time-based vesting only on July 31, 2022, that would become vested by (ii) $166.37 (the closing market price of our common stock on the Nasdaq on July 29, 2022, the last trading day in the fiscal year ended July 31, 2022 (as adjusted for the Stock Split)).

Termination of Employment in Connection with a Change in Control

			Value of Accelerated Equity Awards ($)		Value of Continued
Named Executive Officer	Salary Continuation ($)	Target Annual Cash Bonus ($)	Restricted Stock and Restricted Stock Units(1)	Options(2)	Health Care Coverage Premiums ($)	Total ($)
Mr. Arora	1,000,000	1,000,000	102,381,602	—	31,394	104,412,996
Mr. Golechha	600,000	600,000	4,444,076	—	31,394	5,675,470
Mr. Jenkins	750,000	750,000	15,960,539	—	31,394	17,491,933
Mr. Klarich	550,000	550,000	15,798,993	51,240,580	31,394	68,170,967
Mr. Zuk	459,420	459,420	7,368,361	38,429,824	—	46,717,025
(1)	The amounts reported in this column reflect the aggregate market value of the unvested shares of our common stock underlying outstanding RSUs and PSUs which remain subject to time-based vesting only. The aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding RSUs and PSUs which remain subject to time-based vesting only on July 31, 2022, that would become vested by (ii) $166.37 (the closing market price of our common stock on the Nasdaq on July 29, 2022, the last trading day in the fiscal year ended July 31, 2022 (as adjusted for the Stock Split)).
(2)	The amounts reported in this column reflect the accelerated vesting of outstanding performance stock options valued at the closing stock price on July 29, 2022 of $166.37 minus the exercise price of the options.

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Executive Compensation

Executive Officers

The following table identifies certain information about our executive officers as of October 14, 2022. Officers are appointed by our board of directors to hold office until their successors are elected and qualified.

Name	Age	Position(s)
Nikesh Arora	54	Chief Executive Officer and Chairman
Dipak Golechha	48	Executive Vice President and Chief Financial Officer
William “BJ” Jenkins	56	President
Lee Klarich	47	Chief Product Officer
Nir Zuk	51	Chief Technology Officer and Director

Nikesh Arora. For a brief biography of Mr. Arora, please see “Proposal No. 1 - Election of Directors - Directors - Continuing Directors.”

Dipak Golechha has served as our Chief Financial Officer since March 2021. Mr. Golechha joined the Company in December 2020 as Senior Vice President, Finance. Prior to joining the Company, from August 2020 until December 2020, Mr. Golechha served as senior advisor at Boston Consulting Group, a management consulting firm. From December 2016 to April 2020, Mr. Golechha was President and Chief Executive Officer of Excelligence Learning Corporation, a tech-enabled platform company in early childhood education. From August 2014 through July 2016, Mr. Golechha served as the chief financial officer of NBTY Inc., also known as The Nature’s Bounty Company, a manufacturer of vitamins, minerals and health supplements. During 2014, Mr. Golechha served as the chief financial officer of Chobani, a yogurt company. Prior to Chobani, Mr. Golechha worked at The Procter & Gamble Company, an American multinational consumer goods corporation, for 18 years, most recently serving as chief financial officer / chief operating officer of the Global Feminine Care / Adult Care Division from August 2012 to December 2013. Mr. Golechha holds a bachelor’s degree and a master’s degree from St. John’s College, Cambridge University in Economics.

William “BJ” Jenkins has served as our President since August 2021. Prior to joining the Company, Mr. Jenkins served as President and CEO of Barracuda Networks, Inc., a computer security and data storage company, from November 2012 through July 2021. Prior to this position, Mr. Jenkins held multiple business unit and sales and marketing leadership roles at EMC Corporation, a provider of enterprise storage systems, software, and networks. Mr. Jenkins holds an engineering degree from the University of Illinois and an M.B.A. from Harvard Business School.

Lee Klarich has served as our Chief Product Officer since August 2017. Prior to this appointment, Mr. Klarich served as our Executive Vice President of Product Management, a role he held since November 2015. From November 2012 to November 2015, Mr. Klarich served as our Senior Vice President, Product Management and our Vice President, Product Management from May 2006 to November 2012. Prior to joining us, Mr. Klarich held various positions at NetScreen Technologies, Juniper Networks, Excite@Home, and Packard Bell-NEC. Mr. Klarich holds a B.S. in Engineering from Cornell University.

Nir Zuk. For a brief biography of Mr. Zuk, please see “Proposal No. 1 - Election of Directors - Directors - Continuing Directors.”

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Executive Compensation

Equity Compensation Plan Information

The following table provides information as of July 31, 2022 (as adjusted for the Stock Split), with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders (1)	25,307,469	$64.59	28,482,339
Equity compensation plans not approved by stockholders	576,387	—	—
Total	25,883,856		28,482,339
(1)	Includes the following plans: the 2012 Plan, 2021 Equity Incentive Plan and 2012 Employee Stock Purchase Plan (“2012 ESPP”). Our 2012 ESPP provides that on the first day of each fiscal year beginning with fiscal year 2014 the number of shares authorized for issuance under the 2012 ESPP is automatically increased by a number equal to the lesser of (i) 6,000,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) an amount determined by our board of directors or a duly authorized committee of our board of directors.
(2)	The weighted average exercise price does not take into account outstanding restricted stock, PSUs or RSUs, which have no exercise price.

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PROPOSAL NO. 4

Amendment to Our 2021 Equity Incentive Plan

We are asking our stockholders to approve an amendment to our 2021 Equity Incentive Plan (the “2021 Plan”) to increase the number of shares of our common stock (“Shares”) reserved for issuance under the 2021 Plan by 5,985,000 Shares. Other than this increase, no changes have been made to the 2021 Plan. All Share numbers in this Proposal No. 4 have been adjusted for our Stock Split.

Why Should Stockholders Vote to Approve the Amendment to the 2021 Plan?

The Amendment to the 2021 Plan Will Allow Us to Continue Attracting and Retaining the Best Talent

Our Board believes that our success depends on the ability to attract and retain the best available personnel for positions of substantial responsibility and that the ability to grant equity awards is crucial to recruiting and retaining the services of these individuals. In addition, our Board believes that equity awards provide additional incentive to our employees, directors and consultants and promote our success. If stockholders do not approve the amendment to the 2021 Plan at the Annual Meeting, we may be unable to continue granting equity awards as needed, which could prevent us from successfully attracting and retaining the highly skilled talent we need.

A Reasonable Number of Shares Will Be Added to the 2021 Plan

If our stockholders approve the amendment to the 2021 Plan, 5,985,000 Shares will be added to the 2021 Plan. We anticipate these Shares will be enough to meet our expected needs for the next one to two years.

•	Number of Shares Remaining under the 2021 Plan. As of October 14, 2022, 10,428,915 Shares remained available for issuance under the 2021 Plan.
•	Overhang. As of October 14, 2022, outstanding equity awards under our 2012 Equity Incentive Plan (the “2012 Plan”) and the 2021 Plan covered 27,705,573 Shares, which represented approximately 9% of our outstanding Shares as of that date.
•	Historical Grant Practices. In fiscal 2020, 2021 and 2022, we granted equity awards (excluding RSUs assumed in acquisitions) covering 11.4 million, 14.1 million and 6.6 million Shares, respectively, for approximately 32.1 million equity awards over that three-year period.
•	Forecasted Grants. To determine how long the Shares to be added to the 2021 Plan will enable us to make grants of equity awards, our Compensation and People Committee and our Board reviewed a forecast that considered these factors: (i) the remaining number of Shares available for future grants under the 2021 Plan and (ii) forecasted future grants, with the future grant numbers determined based on assumptions about stock price and the competitive dollar value to be delivered to the grant recipient. Because we generally determine the size of equity awards to be granted based on the value of the award, if the stock price used to determine the number of Shares subject to an award differs significantly from the stock price assumed in the forecast (which was $167 to $200 per share), our actual Share usage will deviate significantly from our forecasted Share usage. For example, if our stock price used to determine the number of Shares subject to an award is lower than the stock price assumed in the forecast, we would need a larger number of Shares than anticipated to deliver the same intended value to participants.

98

Proposal No. 4 Amendment to Our 2021 Equity Incentive Plan

We Have Used our Equity Plans Responsibly

We recognize the dilutive impact of our equity compensation on our stockholders and continuously strive to balance this concern with the competition for talent. In the process it used to determine the number of Shares to be added to the 2021 Plan, our Compensation and People Committee and Board reviewed analyses prepared by Meridian Compensation Partners, independent compensation consultant, which included analysis of the burn rate and overhang metrics discussed below. If approved, the Shares added to the 2021 Plan would represent approximately 2% of our 300,395,286 outstanding Shares as of October 14, 2022. Our Board believes the potential dilution to stockholders is reasonable and sustainable to meet our business goals.

Gross burn rate can be used by some to assess a company’s use of equity compensation. Gross burn rate is defined as the number of shares underlying equity awards granted in a given fiscal year (excluding any RSUs assumed in acquisitions) divided by the number of shares of weighted average common stock outstanding (“CSO”).

Potential actual dilution to stockholders is often measured by analyzing the net burn rate. Net burn rate is defined as (i) the number of shares underlying equity awards granted in a given fiscal year (excluding any RSUs assumed in acquisitions) minus shares subject to outstanding equity awards forfeited during the year and returned to the plan divided by (ii) CSO. This measure indicates the rate at which we actually create potential future stockholder dilution. We have managed our net burn rate to 2.0% in fiscal 2020, 3.7% in fiscal 2021, and 1.0% in fiscal 2022. Our burn rates are lower in fiscal 2022 primarily due to stock price appreciation.

The following table shows our gross and net burn rate over the past three fiscal years and the average CSO of those three years.

in millions	Fiscal 2020	Fiscal 2021	Fiscal 2022	Average
Performance-based stock options (“PSOs”) granted	0	0.6	0	0.2
PSOs earned	0	1.2	5.6	2.3
Restricted Stock Units (“RSUs”) granted(1)	10.2	11.1	5.7	9.0
Performance-based restricted stock units (“PSUs”) granted(2)	1.2	2.4	0.9	1.5
PSUs earned	0.3	0.3	1.2	0.6
Total awards granted(3)	11.4	14.1	6.6	10.7
Weighted average common stock outstanding	290.7	289.2	295.5	291.8
Gross Burn Rate	3.9%	4.9%	2.2%	4.0%
Forfeitures of Options	0	0	0	0
Forfeitures of PSOs	2.7	0.6	0.3	1.2
Forfeitures of RSUs and PSUs	3.0	2.7	3.3	3.0
Net Burn Rate	2.0%	3.7%	1.0%	2.2%
(1)	Excludes RSUs assumed in acquisitions.
(2)	For PSUs, shares granted represent the aggregate maximum number of shares that may be earned and issued with respect to these awards over their full terms.
(3)	Includes RSUs granted, PSOs granted and PSUs granted.

The 2021 Plan Includes Compensation and Governance Best Practices

The 2021 Plan includes provisions considered best practices for compensation and corporate governance purposes. These provisions protect our stockholders’ interests:

•	Administration. The 2021 Plan is administered by our Compensation and People Committee, which consists entirely of independent non-employee directors.
•	Repricing is Not Allowed without Stockholder Approval. The 2021 Plan does not permit awards to be repriced or exchanged for other awards unless stockholders approve the repricing or exchange.

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Proposal No. 4 Amendment to Our 2021 Equity Incentive Plan

•	No Single-Trigger Vesting Acceleration upon a Change in Control for Employees and Consultants. Awards under the 2021 Plan will be treated in a change in control (as defined in the 2021 Plan) in the manner determined by the administrator, and except for awards granted to our non-employee directors for their service as non-employee directors, the terms of the 2021 Plan provide for no automatic vesting of awards upon a change in control unless the award is not assumed or substituted.
•	Limited transferability. Awards under the 2021 Plan generally may not be sold, assigned, hypothecated, transferred, or disposed of in any manner, unless otherwise approved by the administrator (on such terms as the administrator deems appropriate) or required by applicable laws.
•	No Tax Gross-ups. The 2021 Plan does not provide for any tax gross-ups.
•	Forfeiture Events. Each award under the 2021 Plan and any other incentive compensation paid to a participant is subject to our clawback policy that was in effect when the 2021 Plan was originally adopted and any clawback policy that we establish or amend to comply with applicable laws, and the administrator may require a participant to forfeit, return, or reimburse all or a portion of the award or other compensation and any amounts paid under the award or other compensation to comply with such clawback policy or applicable laws.
•	Reasonable Annual Limits on Non-Employee Director Compensation. The 2021 Plan sets limits as to the total compensation that non-employee directors may receive (for service as a non-employee director) during each fiscal year.
•	No Dividends on Unvested Awards. No dividends or other distributions may be paid with respect to any Shares underlying the unvested portion of an award.

Our executive officers and directors have an interest in the approval of the amendment to the 2021 Plan because they are eligible to receive equity awards under the 2021 Plan.

Required Vote

The approval of an amendment of our 2021 Equity Incentive Plan requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the virtual Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Recommendation of the Board
The Board recommends that you vote “FOR” the approval of the amendment to the 2021 Equity Incentive Plan and the number of shares reserved for issuance under the 2021 Plan.

Summary of the 2021 Plan

The following paragraphs summarize the principal features of the 2021 Plan, as amended, and its operation. However, this summary is not a complete description of the provisions of the 2021 Plan and is qualified in its entirety by the specific language of the 2021 Plan. A copy of the 2021 Plan is provided as Appendix B to this proxy statement.

Purpose of the 2021 Plan

The purpose of the 2021 Plan is to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to employees, directors, and consultants, and promote the success of our business. These incentives can be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, and performance shares.

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Proposal No. 4 Amendment to Our 2021 Equity Incentive Plan

Shares Available for Issuance

Subject to the adjustment provisions in the 2021 Plan, the number of Shares reserved for issuance under the 2021 Plan is equal to (a) 19,185,000 new Shares plus (b) any Shares subject to awards previously granted under the 2012 Plan that, on or after the date our stockholders initially approve the 2021 Plan, expire or otherwise terminate without having been exercised or issued in full, are tendered to or withheld by us for payment of an exercise price or for tax withholding obligations, or that are forfeited to or repurchased by us due to failure to vest, with the maximum number of shares to be added under the foregoing clause equal to 31,740,063 Shares. If we substitute equity awards for equity awards of acquired entities in connection with mergers, reorganizations, separations, or other transactions as described in the 2021 Plan, the grant of such substituted awards will not decrease the number of Shares available for issuance under the 2021 Plan. Shares may be authorized, but unissued, or reacquired common stock.

If an award granted under the 2021 Plan expires or becomes unexercisable without having been exercised in full or is forfeited to or repurchased by us due to failure to vest, then the expired, unexercised, forfeited, or repurchased Shares subject to that award will become available for future grant or sale under the 2021 Plan. If an award of stock appreciation rights is exercised, the gross number of Shares underlying the portion of a stock appreciation right that is exercised will cease to be available under the 2021 Plan. Shares actually issued under the 2021 Plan under any award will not be returned to the 2021 Plan and will not become available for future grant or sale under the 2021 Plan; provided, however, that if Shares issued under awards of restricted stock, restricted stock units, performance shares or performance units are repurchased by us or are forfeited to us due to failure to vest, such Shares will become available for future grant under the 2021 Plan. Shares used to pay the exercise price of an award or to satisfy tax withholding obligations related to an award will not become available for future grant or sale under the 2021 Plan. If an award is paid in cash rather than Shares, such payment will not reduce the number of Shares available for issuance under the 2021 Plan.

In the event of certain dividends or other distributions (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spinoff, combination, repurchase or exchange of Shares or other securities or other change in the corporate structure affecting our Shares, the 2021 Plan administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2021 Plan, will adjust the number and class of shares that may be delivered under the 2021 Plan, and/or the number, class and price of shares of stock subject to outstanding awards, and the award grant limitations discussed above.

During the term of the 2021 Plan, we will at all times reserve and keep available a number of Shares sufficient to satisfy the requirements of the 2021 Plan.

Limitations

The 2021 Plan also provides that no non-employee director may be paid compensation for service as a non-employee director that, in the aggregate, exceeds $2,000,000 for any fiscal year of ours, increased to $4,000,000 for the non-employee director for our fiscal year in which he or she joins our Board as a non-employee director. For these purposes, compensation includes equity awards (including any awards issued under the 2021 Plan), with the value of such equity awards measured based on their grant date fair value (determined under U.S. generally accepted accounting principles), and any other compensation (such as cash retainers or fees) for director service. Any award granted to a participant while he or she was an employee or a consultant (other than a non-employee director) will not count for this limitation.

Administration

Our Board, any committee of individuals satisfying applicable laws appointed by our Board, or any duly authorized committee of our Board acts as the “administrator” of the 2021 Plan. Different administrators may administer the 2021 Plan with respect to different groups of service providers. Our Board has designated our Compensation and People Committee as an administrator of the 2021 Plan. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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Proposal No. 4 Amendment to Our 2021 Equity Incentive Plan

Subject to the terms of the 2021 Plan, the administrator has the authority to make any determinations and perform any actions that it deems necessary or advisable to administer the 2021 Plan, such as the authority to: determine the fair market value of a Share, select the service providers who will receive awards; determine the number of Shares covered by each award and the terms of each award; approve forms of award agreements for use with the 2021 Plan; interpret, modify or amend each award (subject to the repricing restrictions of the 2021 Plan), including to accelerate vesting or waive forfeiture restrictions; interpret the 2021 Plan; and delegate ministerial duties to any of our employees. The administrator may allow a participant to defer the receipt of payment of cash or delivery of Shares otherwise due to such participant. The administrator may make rules and regulations relating to the 2021 Plan, including rules, regulations, and sub-plans to facilitate compliance with applicable non-U.S. laws, easing the administration of the 2021 Plan, and/or take advantage of tax-favorable treatment of awards granted to service providers outside the U.S., and may make all other determinations deemed necessary or advisable for administering the 2021 Plan.

Eligibility

All types of awards, other than incentive stock options, may be granted to our non-employee directors and to employees and consultants of ours or any parent or subsidiary corporation of ours. Incentive stock options may be granted only to employees of ours or any parent or subsidiary corporation of ours. As of July 31, 2022, we and our parent and subsidiary corporations had approximately 12,561 employees (including three employee directors), nine non-employee directors, and approximately 11 consultants.

Stock Options

An option gives a participant the right to purchase a specified number of Shares for a fixed exercise price during a specified period. Each option granted under the 2021 Plan will be evidenced by an award agreement specifying the number of Shares subject to the option and the other terms of the option, consistent with the 2021 Plan.

The exercise price per Share of each option may not be less than the fair market value of a Share on the date of grant (except, in the case of a nonstatutory stock option, as otherwise required by applicable laws). However, any incentive stock option granted to a person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary corporation of ours (a “ten percent stockholder”) must have an exercise price per Share equal to at least 110% of the fair market value of a Share on the date of grant. The aggregate fair market value of the Shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. For this purpose, the fair market value of a Share is generally the closing sales price of our stock, as reported on the primary stock exchange on which it is traded. On October 14, 2022, the closing price of a Share on Nasdaq was $154.83.

Options will be exercisable at such times or under such conditions as determined by the administrator and set forth in the award agreement. When a participant’s service ends, the unvested portion of the participant’s option generally expires. The vested portion of the option will remain exercisable for the period following the end of the participant’s service that was determined by the administrator and specified in the participant’s award agreement, and if no such period was specified in the award agreement, the vested portion of the option will remain exercisable for: (i) 3 months following the end of the participant’s service provider status for reasons other than death or disability or (ii) 12 months following the end of the participant’s service provider status due to death or disability. In addition, a participant’s award agreement may provide for an extension of the post-service exercise period if the participant’s service ends for reasons other than his or her death or disability and the exercise of the option following the termination of service would result in liability under Section 16(b) of the Exchange Act or would violate the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”).

The term of an option will be specified in the award agreement, but the term of an incentive stock option may not be more than ten years (or five years for an incentive stock option granted to a ten percent stockholder).

The administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when we receive the notice of exercise and full payment for the Shares to be exercised, together with any amounts necessary to satisfy withholding obligations for tax-related items. At any time after the grant of an option, the administrator has the discretion to accelerate the time at which the option will vest or become exercisable.

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Stock Appreciation Rights

A stock appreciation right gives a participant the right to receive the appreciation in the value of a Share between the date an award is granted and the date it is exercised. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive an amount determined as the product of: (i) the difference between the fair market value of a Share on the date of exercise and the exercise price per Share and (ii) the number of Shares covered by the exercised portion of the stock appreciation right. We may pay that amount in cash, Shares, or a combination of both. Each stock appreciation right granted under the 2021 Plan will be evidenced by an award agreement specifying the exercise price and the other terms of the award.

The exercise price per Share of each stock appreciation right may not be less than the fair market value of a Share on the date of grant, unless otherwise required by applicable laws.

Stock appreciation rights will be exercisable at such times or under such conditions as determined by the administrator and set forth in the award agreement. The terms relating to the period of exercise of stock appreciation rights following the termination of a participant’s service are similar to those for options described above. At any time after the grant of a stock appreciation right, the administrator has the discretion to accelerate the time at which the stock appreciation right will vest or become exercisable.

Restricted Stock Awards

Awards of restricted stock are rights to acquire or purchase Shares that vest under the terms established by the administrator in its sole discretion. Unless the administrator provides otherwise, participants holding Shares of restricted stock will have voting rights with respect to such Shares without regard to vesting. After an award of restricted stock has been granted, the administrator has the discretion to reduce or waive any restrictions and to accelerate the time at which any restrictions will lapse or be removed.

Restricted Stock Units

A restricted stock unit represent a right to receive cash or Shares if the performance goals or other vesting criteria set by the administrator are achieved or the restricted stock unit otherwise vests. Each award of restricted stock units granted under the 2021 Plan will be evidenced by an award agreement specifying the number of Shares subject to the award and other terms of the award.

The administrator may set vesting conditions based upon the achievement of company-wide, divisional, business unit or individual goals (such as continued employment or service), applicable U.S. or non-U.S. federal or state securities laws, or any other basis determined by the administrator, in its discretion.

After an award of restricted stock units has been granted, the administrator has the discretion to reduce or waive any restrictions or vesting criteria that must be met to receive a payout or to accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned restricted stock units on the date specified in the participant’s award agreement. The administrator in its sole discretion may pay earned restricted stock units in cash, Shares, or a combination of both.

Performance Units and Performance Shares

Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. Performance units will have an initial value established by the administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a Share on the grant date. Performance units and performance shares will result in a payment to a participant only if the performance goals or other vesting criteria set by the administrator are achieved or the awards otherwise vest.

Each award of performance units or performance shares granted under the 2021 Plan will be evidenced by an award agreement specifying the performance period and other terms of the award. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (such as continued employment or service), applicable U.S. or non-U.S. federal or state securities laws, or any other basis determined by the administrator, in its discretion.

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After an award of performance units or performance shares has been granted, the administrator has the discretion to accelerate, reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares.

The administrator has the discretion to pay earned performance units or performance shares in the form of cash, Shares (which will have an aggregate fair market value equal to the earned performance units or performance shares at the close of the performance period), or a combination of both.

A participant will forfeit any performance units or performance shares not earned and not vested as of the date specified in the participant’s award agreement.

Transferability of Awards

Unless otherwise specified by the administrator or required by applicable laws, awards are not transferable other than by will or by the laws of descent or distribution. The administrator may permit an award to be transferred (i) under a domestic relations order, official marital settlement agreement, or other divorce or separation agreement, or (ii) to the extent permitted by Form S-8 under the Securities Act and any other applicable laws. Any individual or entity to whom an award is transferred will be subject to all of the terms and conditions applicable to the participant who transferred the award, including the terms and conditions in the 2021 Plan and the award agreement. If an award is unvested, then the service of the participant will continue to determine whether the award will vest and when it will terminate.

Dissolution or Liquidation

In the event of our proposed dissolution or liquidation, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award has not been previously exercised.

Merger or Change in Control

The 2021 Plan provides that, in the event of a merger or change in control, each award will be treated as the administrator determines without a participant’s consent. The administrator will not be required to treat all awards¸ all awards held by a participant, all awards of the same type, or all portions of awards the same in the transaction.

If the successor corporation does not assume or substitute for the award (or portion thereof), the participant will vest in and may exercise all of the participant’s outstanding options and stock appreciation rights (or portion thereof) that is not assumed or substituted for, all restrictions on restricted stock and restricted stock units will lapse. With respect to awards with performance-based vesting that are not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms met, in each case, unless specifically provided otherwise under the applicable award agreement. In addition, if an option or stock appreciation right (or its applicable portion) is not assumed or substituted for, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator, in its sole discretion, and the option or stock appreciation right (or its applicable portion) will terminate upon the expiration of such period.

For awards granted to each of our non-employee directors, in the event of a change in control, (i) the non-employee director will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, (ii) all restrictions on the non-employee director’s restricted stock and restricted stock units will lapse, and (iii) with respect to the non-employee director’s awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions will be deemed met, unless specifically provided otherwise under the applicable award agreement.

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Forfeiture Events

Each award under the 2021 Plan and any other compensation paid or payable to a participant (including, but not limited to, equity awards issued outside of the 2021 Plan) will be subject to any clawback policy of ours, and the administrator also may specify in an award agreement that the participant’s rights, payments, and benefits regarding an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. An award will be subject to the Company’s clawback policy in effect when the award is granted and any other clawback policy of ours as established and/or amended to comply with applicable laws (such as under the listing standards of any national securities exchange or association on which our securities are listed or as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act). The administrator may require a participant to forfeit, return, or reimburse all or a portion of the award and any amounts paid under the award to comply with such clawback policy or applicable laws.

No recovery of compensation under a clawback policy or otherwise will constitute an event that triggers or contributes to any right of a participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with us or any of our parent or subsidiary corporations, unless the 2021 Plan provisions described in the prior paragraph specifically are mentioned and waived in an award agreement or other document.

Termination or Amendment

The administrator may amend, alter, suspend, or terminate the 2021 Plan at any time, provided that no amendment may be made without stockholder approval to the extent approval is necessary to comply with any applicable laws. No amendment, alteration, suspension, or termination may materially impair the rights of any participant with respect to his or her outstanding awards unless mutually agreed otherwise between the participant and the administrator. The 2021 Plan will continue until terminated by the administrator, but no incentive stock option may be granted after the tenth anniversary of the date the 2021 Plan was originally adopted by our Board.

Notwithstanding the prior paragraph, the Administrator may amend the terms of any one or more awards without an affected participant’s consent even if it does materially impair the participant’s rights, subject to the limitations of applicable laws, if any, if such amendment is done (i) in a manner expressly permitted under the 2021 Plan; (ii) to maintain the qualified status of the award as an incentive stock option under Section 422 of the Code; (iii) to change the terms of an incentive stock option, if such change results in impairment of the award only because it impairs the qualified status of the award as an incentive stock option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the award into compliance with, Section 409A of the Code; or (v) to comply with other applicable laws.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2021 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change. The summary is not complete and does not discuss the tax consequences upon a participant’s death, or the income tax laws of any municipality, state, or non-U.S. country in which a participant may reside. Tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

A participant recognizes no taxable income for regular income tax purposes because of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the Shares acquired through the exercise the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Shares and the exercise price.

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However, if the participant disposes of such Shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the Shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the Shares are disposed of in a transaction in which the participant would not recognize a loss (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the Shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the Shares or provide certain basis adjustments or tax credits.

Nonstatutory Stock Options

A participant generally recognizes no taxable income as the result of the grant of a nonstatutory stock option. However, upon exercising the option with respect to any Shares, the participant normally recognizes ordinary income equal to the amount that the fair market value of such Shares on such date exceeds the exercise price for such Shares. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the Shares acquired by exercising a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.

Stock Appreciation Rights

A participant generally recognizes no taxable income as the result of the grant of a stock appreciation right. However, upon exercising the stock appreciation right with respect to any Shares, the participant normally recognizes ordinary income equal to the amount that the fair market value of such Shares on such date exceeds the exercise price for such Shares. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the Shares acquired by exercising a stock appreciation right, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.

Restricted Stock Awards

A participant acquiring Shares of restricted stock generally will recognize ordinary income equal to the amount that the fair market value of the Shares on the vesting date exceeds the purchase price paid by the participant for such Shares (if any). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, under Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty days after the date the Shares are acquired. Upon the sale of Shares acquired under a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will have to recognize ordinary income equal to the fair market value of Shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any Shares received would be capital gain or loss.

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Performance Shares and Performance Unit Awards

A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or unrestricted Shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any Shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2021 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, when vested, which may be before the compensation is actually or constructively received. Also, if an award subject to Section 409A violates Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income and potentially penalties and interest on such deferred compensation.

Tax Effect for Us

We generally will be entitled to a tax deduction in connection with an award under the 2021 Plan equal to the ordinary income realized by a participant when the participant recognizes such income (for example, the exercise of a nonstatutory stock option or the disqualifying disposition of Shares acquired through the exercise of an incentive stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

THE SUMMARY ABOVE IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION ON PARTICIPANTS AND US WITH RESPECT TO AWARDS UNDER THE 2021 PLAN. IT IS NOT INTENDED TO BE COMPLETE AND MAY NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants, and Directors

The number of awards that an employee, director, or consultant may receive under the 2021 Plan is in the discretion of the administrator and therefore cannot be determined in advance. The following table sets forth: (i) time-based restricted stock units (“RSUs”), and performance-based restricted stock units (“PSUs”) granted under the 2012 Plan and the 2021 Plan during fiscal 2022 to each of our named executive officers; our executive officers, as a group; our directors who are not executive officers, as a group; and all of our employees who are not executive officers, as a group; and (ii) the aggregate grant date fair value of such RSUs and PSUs.

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Name of Individual or Group	Number of Shares Subject to RSUs and PSUs Granted(1)		Dollar Value of Shares Subject to RSUs and PSUs Granted(1)
Nikesh Arora Chief Executive Officer and Chair of the Board	50,636	(2)	$7,007,348
Dipak Golechha Executive Vice President, Chief Financial Officer	13,503	(2)	$1,868,557
William “BJ” Jenkins President	141,731	(3)	$17,835,150
Lee Klarich Chief Product Officer	33,758	(2)	$4,671,565
Nir Zuk Chief Technology Officer	11,815	(2)	$1,635,031
All executive officers, as a group	251,433		$33,017,651
All directors who are not executive officers, as a group	12,990	(4)	$2,219,125
All employees who are not executive officers, as a group	5,986,680		$987,175,002
(1)	The amounts reported represent the grant date fair value of the PSUs and the RSUs granted in fiscal 2022, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the PSUs and the RSUs reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2022. The value of the PSUs is calculated using a Monte-Carlo simulation valuation performed as of the date of grant by an independent third party. With respect to the performance-based restricted stock units, in fiscal year 2022, we approved only the fiscal year 2022 performance targets. As a result, only these portions of the performance-based restricted stock unit awards (covering 42% of the performance-based restricted stock units for Messrs. Arora, Golechha, Klarich and Zuk and 61% of the performance-based restricted stock units for Mr. Jenkins) have a reportable grant date fair value under ASC Topic 718 and are included in this table. The remaining performance-based restricted stock units do not have a reportable grant date fair value under ASC Topic 718 and are not included in this table. In addition, the target number of shares subject to PSUs granted in fiscal 2022, which have a reportable grant date fair value under ASC Topic 718, are shown in this table.
(2)	Consists of PSUs only.
(3)	Consists of 76,542 RSUs and 65,189 PSUs.
(4)	Consists of RSUs only.

Additional Equity Plan Information

The following table provides certain additional information regarding our equity compensation plans, excluding the Employee Stock Purchase Plan:

As of 10/14/2022
Total Stock Options (including PSOs) Outstanding	8,017,260
Weighted-Average Exercise Price of Stock Options Outstanding	$64.59 per share
Weighted-Average Remaining Duration of Stock Options Outstanding	2.95 years
Total Restricted Stock Units (including PSUs) Outstanding	19,688,313
Total Shares Available for Grant under the 2021 Equity Incentive Plan and the 2012 Equity Incentive Plan(1)	10,629,453
(1)	Shares available for grant under the 2012 Equity Incentive Plan are limited to performance-based restricted stock units which do not yet have approved performance targets established. These performance-based restricted stock units do not yet have a reportable grant date fair value under ASC Topic 718.

For more information regarding our equity compensation plans, including the Employee Stock Purchase Plan, please see “Equity Compensation Plan Information.”

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 30, 2022 for:

•	each of our directors and nominees for director;
•	each of our NEOs;
•	all of our current directors and executive officers as a group; and
•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 300,395,166 shares of our common stock outstanding at September 30, 2022. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable (or issuable upon vesting of restricted stock units or performance stock unit awards) within 60 days of September 30, 2022. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054. The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted. All shares reported have been adjusted for the Stock Split.

	Number of Shares	Percent of Shares Outstanding
5% Stockholders:
The Vanguard Group(1)	25,699,323	8.6%
BlackRock, Inc.(2)	17,107,173	5.7%
Named Executive Officers and Directors:
Nikesh Arora(3)	4,197,196	1.4%
Mark D. McLaughlin(4)	242,235	*
William “BJ” Jenkins(5)	70,095	*
Dipak Golechha(6)	60,024	*
Lee Klarich(7)	2,586,043	*
Nir Zuk(8)	3,749,580	1.2%
Aparna Bawa(9)	714	*
Asheem Chandna(10)	346,119	*
John M. Donovan(11)	139,737	*
Carl Eschenbach(6)	21,849	*
Helene D. Gayle(12)	4,335	*
James J. Goetz(13)	504,777	*
Rt Hon Sir John Key(6)	15,240	*
Mary Pat McCarthy(6)	41,268	*
Lorraine Twohill(6)	16,146	*
All current directors and executive officers as a group (15 Persons)(14)	11,995,358	3.9%

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*	Represents beneficial ownership of less than one percent (1%).
(1)	According to a Schedule 13G/A filed with the SEC on February 10, 2022, The Vanguard Group, Inc. (“Vanguard”), as investment advisor, has sole voting power with respect to none of the reported shares, shared voting power with respect to 280,020 of the reported shares, sole dispositive power with respect to 25,063,716 of the reported shares and shared dispositive power with respect to 635,607 of the reported shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(2)	According to a Schedule 13G/A filed with the SEC on February 3, 2022, BlackRock, Inc. (“BlackRock”) has sole voting power with respect to 15,340,071 of the reported shares, and sole dispositive power with respect to 17,107,173 of the reported shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(3)	Consists of (i) 641,364 shares held of record by Mr. Arora, (ii) 16,005 shares held of record by Bacchey Investments L.P., of which Bacchey Management LLC (the “LLC”) is the General Partner, Mr. Arora is the manager of the LLC and the sole member of the LLC is the Aurora Trust, for which Mr. Arora serves as a trustee, (iii) 65,527 shares issuable upon the vesting of performance stock unit awards within 60 days of September 30, 2022 and (iv) 3,474,300 PSOs exercisable within 60 days of September 30, 2022.
(4)	Consists of (i) 128,529 shares held of record by Mr. McLaughlin and (ii) 113,706 shares held of record by the Mark McLaughlin Revocable Living Trust.
(5)	Consists of (i) 16,263 shares held of record by Mr. Jenkins and (ii) 53,832 shares issuable upon the vesting of restricted stock units and performance stock unit awards within 60 days of September 30, 2022.
(6)	Consists of shares held of record by the director or officer.
(7)	Consists of (i) 532,167 shares held of record by Mr. Klarich, (ii) 41,797 shares that are issuable upon the vesting of restricted stock units and performance stock unit awards within 60 days of September 30, 2022 and (iii) 2,012,079 PSOs exercisable within 60 days of September 30, 2022.
(8)	Consists of (i) 1,903,665 shares held of record by Mr. Zuk, (ii) 274,914 shares held by the Cliff Family Trusts, for which Mr. Zuk serves as a trustee, (iii) 45,000 shares that are issuable pursuant to stock options exercisable within 60 days of September 30, 2022, (iv) 16,944 shares that are issuable upon the vesting of restricted stock units and performance stock unit awards within 60 days of September 30, 2022 and (v) 1,509,057 PSOs exercisable within 60 days of September 30, 2022.
(9)	Consists of 714 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2022.
(10)	Consists of (i) 34,023 shares held of record by Mr. Chandna and (ii) 312,096 shares held of record by the Chandna Family Revocable Trust DTD 4/13/98.
(11)	Consists of (i) 81,273 shares held of record by Mr. Donovan and (ii) 58,464 shares held of record by SRJ Norway Partners LP, for which Mr. Donovan serves as the general partner.
(12)	Consists of (i) 3,612 shares held of record by Dr. Gayle and (ii) 723 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2022.
(13)	Consists of (i) 460,935 shares held of record by Mr. Goetz and (ii) 43,842 shares held of record by the Goetz Children’s Trust 4/24/1998.
(14)	Consists of (i) 4,775,385 shares beneficially owned by the current directors and executive officers, (ii) 45,000 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2022; (iii) 179,537 shares issuable upon the vesting of restricted stock units and performance stock unit awards within 60 days of September 30, 2022 and (iv) 6,995,436 PSOs exercisable within 60 days of September 30, 2022.

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Related Person Transactions

The Audit Committee of the Board of Directors has adopted a written policy and procedures for the review, approval and ratification, if necessary, of the transactions among the Company and its directors, executive officers and their related interests.

We have entered into employment arrangements with our executive officers. Pursuant to Mr. McLaughlin’s offer letter dated May 31, 2018, in fiscal 2022, he received an annual salary of $500,000 and received benefits available to other employees. See also the section titled “Discussion of our Fiscal 2022 Executive Compensation Program—Executive Employment Agreements.”

We have also entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Ms. Twohill, one of our independent directors, is currently Chief Marketing Officer at Google. Since the beginning of our last fiscal year through September 30, 2022, we sold an aggregate of approximately $34.5 million of our products and services to Google and Google’s parent company, Alphabet, Inc. in arm’s length transactions, on terms generally available to third parties under the same or similar circumstances. We also listed our products and services on the Google marketplace. Sales to third parties of our products and services from these listings totaled approximately $220.6 million, for which the fee payable by us to Google totaled approximately $6.3 million. We have purchased an aggregate of approximately $228.0 million of Google products and services, all in arm’s length transactions. Ms. Bawa, who joined our board in May 2021 is the COO and interim Chief Legal Officer of Zoom Video Communications, Inc. (“Zoom”). Since the beginning of our last fiscal year through September 30, 2022, both directly and through our channel partners, we have sold an aggregate of approximately $0.5 million of products and services to Zoom and have purchased an aggregate of $2.7 million of Zoom products and services, all in arm’s length transactions.

None of the foregoing transactions is material to Mmes. Bawa or Twohill. Additionally, none of Mmes. Bawa or Twohill take part in discussion of transactions with us and (a) Google for Ms. Twohill, or (b) Zoom for Ms. Bawa, when such transactions are reviewed by our Audit Committee or Board. All transactions with Google and Zoom are subject to our related person transactions review process and policy, as further described below.

Policies and Procedures for Related Person Transactions

Our Audit Committee has the primary responsibility for reviewing and approving or ratifying transactions with related persons.

We have a formal written policy providing that any transactions in which the aggregate amount exceeds or may be expected to exceed $120,000 between us and a related person (defined as an executive officer, director, nominee for election as director, beneficial owner of more than 5% of any class of our capital stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest) are reviewed and approved or ratified quarterly by our Audit Committee. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including, whether the transaction is on terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related person’s interest in the transaction. In addition, it is our policy that directors interested in a related person transaction will recuse themselves from any discussion or vote on a related person transaction in which they may have an interest.

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About the Annual Meeting

Why are you holding a virtual meeting and how can stockholders attend?

We have adopted a virtual meeting format for our Annual Meeting this year to protect our stockholders and employees in light of the ongoing coronavirus (COVID-19) pandemic. In addition, a virtual meeting format will provide a consistent experience to all stockholders regardless of geographic location and enhance stockholder access and engagement. To participate in our virtual Annual Meeting, including to vote, ask questions and to view the list of registered stockholders as of the record date during the meeting, visit www.virtualshareholdermeeting.com/PANW2022 with your 16-digit control number included on the accompanying proxy card, or in the instructions that accompanied your proxy materials. If you did not receive a 16-digit control number, please reach out to your broker for instructions. If you are not a stockholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to submit questions or vote at the meeting.

How can I ask questions during the Annual Meeting?

The virtual format allows stockholders to communicate with us during the Annual Meeting. Stockholder questions may be submitted in the field provided in the web portal prior to or during the Annual Meeting for consideration. Detailed guidelines for submitting written questions during the Annual Meeting are available at http://www.virtualshareholdermeeting.com/PANW2022. You can submit questions in advance of the Annual Meeting by visiting www.proxyvote.com. The chairperson of the meeting will review the questions and determine whether the questions are relevant to the subject matter of the meeting and otherwise appropriate for answering at the meeting. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or our business, or are otherwise not appropriate for answering at the meeting. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

Who is entitled to vote?

Only holders of our common stock as of the close of business on October 14, 2022 (the “Record Date”), are entitled to vote at the Annual Meeting. As of the Record Date, 300,395,286 shares of our common stock were outstanding and entitled to vote. For each proposal at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the Record Date. Stockholders may not cumulate votes in the election of directors.

Registered Stockholders of Record. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the accompanying proxy card, or to vote online, by telephone or virtually at the virtual Annual Meeting as described above. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the proxy materials were forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to participate in and vote online at the Annual Meeting; however, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock virtually at the virtual Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

112

About the Annual Meeting

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet, prior to the virtual Annual Meeting at http://www.proxyvote.com, 24 hours a day, seven days a week (have your proxy card in hand when you visit the website);
•	by toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Standard Time, on December 12, 2022 (have your proxy card in hand when you call);
•	by completing and mailing the accompanying proxy card in the envelope provided so it is received prior to the Annual Meeting or
•	by attending and voting during the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/PANW2022. Please have your 16-digit control number to join the virtual Annual Meeting.

Even if you plan to attend the virtual Annual Meeting, we recommend that you also vote by Internet, telephone, or returning a proxy card so that your vote will be counted if you later decide not to attend the virtual Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares online at the virtual Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.

Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone on a later date;
•	completing and returning a later-dated proxy card;
•	sending a written notice of revocation to the Corporate Secretary of Palo Alto Networks, at Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, CA 95054; or
•	attending and voting online during the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/PANW2022. Please have your 16-digit control number to join the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote or revoke your proxy.

How many votes are needed for approval of each proposal?

•	Proposal No. 1: Each director nominee will be elected by a vote of the majority of the votes cast. A majority of the votes cast means the number of votes cast “For” such nominee’s election exceeds the number of votes cast “Against” that nominee. An affirmative vote of a majority means the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” that nominee. You may vote “for,” “against,” or “abstain” on each of the nominees for election as a director. Broker non-votes and abstentions will have no effect on the outcome of this proposal.
•	Proposal No. 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2023 requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the virtual Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
•	Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the virtual Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with

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About the Annual Meeting

respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Although the advisory vote is non-binding, our board of directors values our stockholders’ opinions. The Compensation and People Committee will review the results of the vote and, consistent with our record of stockholder responsiveness, consider stockholders’ concerns and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.
•	Proposal No. 4: The approval of an amendment of our 2021 Equity Incentive Plan requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the virtual Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board. The persons named in the proxy have been designated as proxies by our Board. When a proxy card is properly dated, executed and returned, the shares represented by such proxies will be voted at the virtual Annual Meeting in accordance with the instruction of the stockholder. If a proxy card is signed, but no specific instructions are given, the shares represented by such proxy card will be voted in accordance with the recommendations of our board of directors, as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares subject to proxies. If the Annual Meeting is adjourned, the proxy holders can vote your shares subject to proxies when the Annual Meeting is rescheduled, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of shares required to be present for the virtual Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the virtual Annual Meeting will constitute a quorum at the virtual Annual Meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote shares held in street name on a particular matter in the absence of instructions from the beneficial owner of such shares (“broker non-vote”). See the question below titled “How may my broker, bank or other nominee vote my shares if I fail to timely provide voting instructions?” The shares of our common stock subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or a broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary voting results and will provide the final voting results in an amendment to the Current Report on Form 8-K as soon as they become available.

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About the Annual Meeting

How are proxies solicited for the Annual Meeting?

Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds your shares of our common stock. In addition to using the internet, our directors, officers and employees may solicit proxies in person and by mail, telephone, facsimile, or electronic transmission, for which they will not receive any additional compensation. We have retained Georgeson LLC to assist us in soliciting proxies for a fee of approximately $37,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies.

How may my broker, bank or other nominee vote my shares if I fail to timely provide voting instructions?

Brokerage firms, banks or other nominees holding shares of our common stock in street name for beneficial owners are generally required to vote such shares in the manner directed by the beneficial owner. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2023. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of our proxy materials to multiple stockholders who share the same address unless we receive contrary instructions from one or more of the stockholders sharing the same address. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate copies of our proxy materials. Upon written or oral request, we will deliver promptly separate copies of our proxy materials, to any stockholder at a shared address which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of our proxy materials, stockholders may contact us at our principal executive address: Palo Alto Networks, Inc., Attention: Investor Relations, 3000 Tannery Way, Santa Clara, California 95054 or Tel: (408) 753-4000.

Stockholders who hold shares of our common stock in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

STOCKHOLDER PROPOSALS

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a Rule 14a-8 stockholder proposal to be considered for inclusion in our proxy statement for our 2023 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than July 6, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Stockholder proposals should be addressed to:

Palo Alto Networks, Inc., Attention: Corporate Secretary, 3000 Tannery Way, Santa Clara, California 95054.

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About the Annual Meeting

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement pursuant to Rule 14a-8. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2023 annual meeting of stockholders, our Corporate Secretary must receive the proper written notice at our principal executive offices:

•	not earlier than the close of business on August 15, 2023; and
•	not later than the close of business on September 14, 2023.

In the event that we hold our 2023 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or
•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

DIRECTOR NOMINATIONS

Stockholders may propose director candidates for consideration by our ESG and Nominating Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board of Directors and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Identification and Evaluation of Director Nominees—Stockholder Recommendations for Nominations to the Board of Directors” beginning on page 56 of this proxy statement.

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws, which includes the information required by Rule 14a-19 of the Exchange Act. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received at the address set forth above within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Furthermore, our amended and restated bylaws permit stockholders or a group of stockholders that wish to nominate one or more directors through proxy access for inclusion in our proxy statement. To nominate a director using this process, the stockholder must provide the information required by the proxy access provision of our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary at our principal executive offices:

•	not earlier than the close of business on June 6, 2023; and
•	not later than the close of business on July 6, 2023.

AVAILABILITY OF BYLAWS

A copy of our amended and restated bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

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Other Matters

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who beneficially own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of filed reports or written representations from certain Reporting Persons relating to fiscal 2022, the Company believes that all reports were filed on a timely basis.

Fiscal Year 2022 Annual Report and SEC Filings

Our financial statements for our fiscal year ended July 31, 2022, are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at www.paloaltonetworks.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Santa Clara, California
November 3, 2022

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Appendix A

Calculation of Normalized Billings and Organic Operating Margin

CALCULATION OF NORMALIZED BILLINGS

(in millions):

Billings	FY’22
Total Revenue	$5,501.5
Add: Change in total deferred revenue, net of acquired revenue	1,970.0
Total billings	7,471.5
Less: billings from acquired entities(1)	(0.0)
Normalized billings	$7,471.5
(1)	Consists of billings from the entities acquired in fiscal 2022.

CALCULATION OF ORGANIC OPERATING INCOME AND ORGANIC OPERATING MARGIN

$ In millions

	FY’22
Organic Operating Income and Operating Margin:	$	%
GAAP operating loss	($188.8)	-3.4%
Share-based compensation-related charges	1,072.0	19.5%
Acquisition-related costs(1)	5.5	0.1%
Amortization expense of acquired intangible assets	125.8	2.3%
Litigation-related charges(2)	7.1	0.1%
Restructuring and other costs	21.2	0.4%
Non-GAAP operating income and operating margin	$1,042.8	19.0%

Operating loss from acquired entities(3)	2.8	0.0%
Incremental bonus payout(4)	53.8	1.0%
Organic operating income and operating margin	$1,099.4	20.0%

(1)	Consists of acquisition transaction costs, share-based compensation related to the cash settlement of certain equity awards, and costs to terminate certain employment, operating lease, and other contracts of the acquired companies.
(2)	Consists of the amortization of intellectual property licenses and covenant not to sue.
(3)	Consists of operating loss from the entities acquired in fiscal 2022.
(4)	Consists of bonus payout in excess of 100% of the target cash incentive of the 2022 Incentive Compensation Plan.

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Appendix A

Non-GAAP Financial Measures and Other Key Metrics

Palo Alto Networks has provided in this Proxy Statement financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company uses these non-GAAP financial measures and other key metrics internally to set targets for employee compensation programs.

Non-GAAP Operating Margin. Palo Alto Networks defines non-GAAP operating margin as operating margin plus share-based compensation-related charges, including share-based payroll tax expense, acquisition-related costs, amortization expense of acquired intangible assets, litigation-related charges, including legal settlements, along with certain non-recurring expenses. The Company believes that excluding these items from non-GAAP operating margin provides management and investors with greater visibility into the underlying performance of the Company’s core business operating results, meaning its operating performance excluding these items and, from time to time, other discrete charges that are infrequent in nature, over multiple periods.

Organic operating margin. Palo Alto Networks defines organic operating margin as non-GAAP operating margin, excluding the effects of acquisitions and dispositions and bonus payout in excess of 100% of the target cash incentive under the 2022 Cash Incentive Compensation Plan.

Billings. Palo Alto Networks defines billings as total revenue plus the change in total deferred revenue, net of acquired deferred revenue, during the period. The Company considers billings to be a key metric used by management to manage the Company’s business and believes billings provides investors with an important indicator of the health and visibility of the Company’s business because it includes subscription and support revenue, which is recognized ratably over the contractual service period, and product revenue, which is recognized at the time of shipment, provided that all other conditions for revenue recognition have been met. The Company considers billings to be a useful metric for management and investors, particularly if sales of subscriptions continue to increase and the Company experiences strong renewal rates for subscriptions and support.

Normalized billings. Palo Alto Networks defines normalized billings as billings defined above, less billings from entities acquired in fiscal 2022.

Next-Gen Security ARR is annualized allocated revenue of all active contracts as of the final day of the reporting period for Prisma and Cortex offerings inclusive of the VM-Series and related services, and certain cloud-delivered security services.

Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures and key metrics as analytical tools. In particular, the billings metric reported by the Company includes amounts that have not yet been recognized as revenue. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP.

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Appendix B

Amended and Restated 2021 Equity Incentive Plan

PALO ALTO NETWORKS, INC.
2021 EQUITY INCENTIVE PLAN

(As amended and restated, subject to, and contingent upon, stockholder approval at the
2022 annual meeting of the Company’s stockholders)

1.	Purpose of the Plan. The purpose of this Plan is to:
•	to attract and retain the best available personnel for positions of substantial responsibility,
•	to provide additional incentive to Employees, Directors and Consultants, and
•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2.	Definitions. The following definitions are used in this Plan:
(a)	“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
(b)	“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards and issuance of shares of Common Stock, including under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan. Reference to a specific section of an Applicable Law or regulation related to that section shall include such section or regulation, any valid regulation or other official guidance issued under that section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding that section or regulation.
(c)	“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.
(d)	“Award Agreement” means the written or electronic agreement between the Company and Participant setting forth the terms and provisions applicable to an Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(e)	“Board” means the Board of Directors of the Company.
(f)	“Change in Control” means the occurrence of any of the following events:
(i)	Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, if any one Person is already considered to own more than 50% of the total voting power of the stock of the Company, the acquisition of additional stock by such Person will not be considered a Change in Control; or
(ii)	Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

120

Appendix B

(iii)	Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g)	“Code” means the U.S. Internal Revenue Code of 1986.
(h)	“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.
(i)	“Common Stock” means the common stock of the Company.
(j)	“Company” means Palo Alto Networks, Inc., a Delaware corporation, or any successor thereto.
(k)	“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary of the Company to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning used with respect to Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.
(l)	“Director” means a member of the Board.
(m)	“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
(n)	“Employee” means any person, including Officers and Inside Directors, providing services as an employee to the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
(o)	“Exchange Act” means the U.S. Securities Exchange Act of 1934.
(p)	“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. As described in Section 4(i), the Administrator may not institute an Exchange Program.

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(q)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)	If the Common Stock is listed on any established stock exchange or a national market system, including without limitation Nasdaq Global Select Market, Nasdaq Global Market or Nasdaq Capital Market of Nasdaq Stock Market or the New York Stock Exchange, its Fair Market Value will be the closing sales price for such stock (or, the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported by such source as the Administrator deems reliable;
(ii)	If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or the closing bid, if no sales were reported), as reported by such source as the Administrator deems reliable; or
(iii)	In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
If the Fair Market Value is to be determined under subsection (i) or (ii) above and the determination date for the Fair Market Value occurs on a day other than a Trading Day, the Fair Market Value will be the price as determined under subsection (i) or (ii) above, as applicable, on the immediately preceding Trading Day, unless otherwise determined by the Administrator. In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. Note that the determination of fair market value for purposes of withholding Tax-Related Items may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.
(r)	“Fiscal Year” means the fiscal year of the Company.
(s)	“Incentive Stock Option” means an Option that is intended to qualify, and actually qualifies, as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(t)	“Inside Director” means a Director who is an Employee.
(u)	“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(v)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(w)	“Option” means a stock option granted pursuant to the Plan.
(x)	“Outside Director” means a Director who is not an Employee.
(y)	“Parent” means a “parent corporation” of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.
(z)	“Participant” means the holder of an outstanding Award.
(aa)	“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.
(bb)	“Performance Unit” means an Award denominated in Shares or cash, which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.
(cc)	“Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
(dd)	“Plan” means this Palo Alto Networks, Inc. 2021 Equity Incentive Plan.
(ee)	“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

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(ff)	“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(gg)	“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(hh)	“Section 16(b)” means Section 16(b) of the Exchange Act.
(ii)	“Section 409A” means Section 409A of the Code.
(jj)	“Securities Act” means the U.S. Securities Act of 1933.
(kk)	“Service Provider” means an Employee, Director or Consultant.
(ll)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.
(mm)	“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.
(nn)	“Subsidiary” means a “subsidiary corporation” of the Company whether now or hereafter existing, as defined in Section 424(f) of the Code.
(oo)	“Substituted Award” means an Award granted in substitution for an equity award of an acquired entity in connection with a merger, reorganization, separation, or other transaction to which Section 424(a) of the Code applies.
(pp)	“Tax-Related Items” means any U.S. and non–U.S. federal, state, or local taxes (including, without limitation, income tax, social insurance, payroll tax, fringe benefits tax, payment on account and any other tax-related items) related to a Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant, or have been transferred to the Participant.
(qq)	“Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed is open for trading.
3.	Stock Subject to the Plan.
(a)	Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is (i) 19,185,000 Shares, plus (ii) any Shares subject to awards granted under the Company’s 2012 Equity Incentive Plan, as amended, that, on or after the date stockholders initially approve the Plan, expire or otherwise terminate without having been exercised or issued in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan pursuant to clause (ii) equal to 31,740,063 Shares. In addition, Shares may become available for issuance under the Plan pursuant to Section 3(b). The Shares may be authorized, but unissued, or reacquired Common Stock. If the Committee grants Substituted Awards in substitution for equity awards outstanding under a plan maintained by an entity acquired by or consolidated with the Company, the grant of those Substituted Awards will not decrease the number of Shares available for issuance under the Plan.
(b)	Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, then the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights, the forfeited or repurchased Shares) that were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, the gross number of Shares underlying the portion of a Stock Appreciation Right that is exercised will cease to be available under the Plan. Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company due to failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price or purchase price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the

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maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(b).
(c)	Share Reserve. The Company, at all times during the term of this Plan, will reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
4.	Administration of the Plan.
(a)	Procedure.
(i)	General. The Plan will be administered by (A) the Board or (B) a Committee constituted to satisfy Applicable Laws. The Board or Committee will be the Administrator. Different Administrators may administer the Plan with respect to different groups of Service Providers. The Board may retain the authority to concurrently administer the Plan with a Committee and may, at any time, revoke the delegation of some or all authority previously delegated.
(ii)	Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
(b)	Powers of the Administrator. Subject to the Plan, any limitations on delegations specified by the Board, and any requirements imposed by Applicable Laws, the Administrator will have the authority, in its sole discretion, to make any determinations and perform any actions deemed necessary or advisable to administer the Plan including to:
(i)	determine the Fair Market Value;
(ii)	select the Service Providers to whom Awards may be granted hereunder;
(iii)	determine the number of Shares to be covered by each Award granted hereunder;
(iv)	approve forms of Award Agreements for use under the Plan;
(v)	determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. The terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating to an Award;
(vi)	establish, amend and rescind rules and regulations and adopt sub-plans relating to the Plan, including rules, regulations, and sub-plans for the purposes of facilitating compliance with non-U.S. laws, easing the administration of the Plan and/or taking advantage of tax-favorable treatment for Awards granted to Service Providers outside the U.S.;
(vii)	interpret the Plan and make any decision necessary to administer the Plan;
(viii)	interpret, modify or amend each Award (subject to Section 17(c) of the Plan), including without limitation the discretionary authority to extend the post-termination exercisability period of Awards;
(ix)	allow Participants to satisfy tax withholding obligations in a manner prescribed in Section 15 of the Plan;
(x)	authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xi)	delegate ministerial duties to any of the Company’s employees;
(xii)	temporarily suspend the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes;
(xiii)	allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to the Participant under an Award; and
(xiv)	make all other determinations deemed necessary or advisable for administering the Plan.
(c)	Grant Date. The grant date of an Award (“Grant Date”) will be the date that the Administrator makes the determination granting such Award or may be a later date if such later date is designated by the Administrator on the date of the determination or under an automatic grant policy. Notice of the determination will be provided to each Participant within a reasonable time after the Grant Date.

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(d)	Waiver. The Administrator may waive any terms, conditions or restrictions.
(e)	Fractional Shares. Except as otherwise provided by the Administrator, any fractional Shares that result from the adjustment of Awards will be cancelled. Any fractional Shares that result from vesting percentages will be accumulated and vested on the date that an accumulated full Share is vested.
(f)	Electronic Delivery. The Company may deliver by e-mail or other electronic means (including posting on a website maintained by the Company or its agent) all documents relating to the Plan or any Award and all other documents that the Company is required to deliver to its security holders (including prospectuses, annual reports and proxy statements).
(g)	Choice of Law; Choice of Forum. The Plan, all Awards and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under this Plan, a Participant’s acceptance of an Award is his or her consent to the jurisdiction of the State of Delaware, and agreement that any such litigation will be conducted in Delaware Court of Chancery, or the federal courts for the United States for the District of Delaware, and no other courts, regardless of where a Participant’s services are performed.
(h)	Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.
(i)	Exchange Program. The Administrator may not institute an Exchange Program.
5.	Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
6.	Stock Options.
(a)	Grant of Options. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator determines in its sole discretion.
(b)	Stock Option Agreement. Each Option will be evidenced by an Award Agreement that will specify the exercise price, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator determines in its sole discretion.
(c)	Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(c), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
(d)	Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be 10 years from the Grant Date or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be 5 years from the Grant Date or such shorter term as may be provided in the Award Agreement.
(e)	Option Exercise Price and Consideration.
(i)	Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
(1)	In the case of an Incentive Stock Option

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(A)	granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the Grant Date.
(B)	granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the Grant Date.
(2)	In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator and may no less than 100% of the Fair Market Value per Share on the Grant Date unless otherwise required by Applicable Laws.
(3)	Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the Grant Date pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(ii)	Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
(iii)	Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check or wire transfer; (3) promissory note, to the extent permitted by Applicable Laws; (4) other Shares, provided that such Shares have a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) net exercise, under which Shares are withheld from otherwise deliverable Shares that has been approved by the Board or a Committee; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.
(f)	Exercise of Option.
(i)	Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. Notwithstanding the foregoing, at any time after the grant of an Option, the Administrator, in its sole discretion, may accelerate the time at which the Option will vest or become exercisable. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (i) notice of exercise (in accordance with the procedures that the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any amounts necessary to satisfy withholding obligations for Tax-Related Items). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant and approved by the Administrator, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

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Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
(ii)	Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the cessation of the Participant’s Service Provider status as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 3 months following cessation of the Participant’s Service Provider status. Unless otherwise provided by the Administrator, if on the date of cessation of the Participant’s Service Provider status the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified in the Award Agreement or herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iii)	Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following cessation of the Participant’s Service Provider status. Unless otherwise provided by the Administrator, if on the date of cessation of the Participant’s Service Provider status the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified in the Award Agreement or herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iv)	Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided the Administrator has permitted the designation of a beneficiary and provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If the Administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following the Participant’s death. Unless otherwise provided by the Administrator, if at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified in the Award Agreement or herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(v)	Tolling Expiration. A Participant’s Award Agreement may also provide that:
(1)	if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the 10th day after the last date on which such exercise would result in liability under Section 16(b); or
(2)	if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements

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under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option or (B) the expiration of a period of 30 days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.
7.	Restricted Stock.
(a)	Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator determines in its sole discretion.
(b)	Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify any Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator determines in its sole discretion. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.
(c)	Transferability. Except as provided in this Section 7 of the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of any applicable Period of Restriction.
(d)	Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
(e)	Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of any applicable Period of Restriction or at such other time as the Administrator may determine. Notwithstanding the foregoing, at any time after the grant of an Option, the Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.
(f)	Voting Rights. During any applicable Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)	Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
8.	Restricted Stock Units.
(a)	Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.
(b)	Restricted Stock Unit Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify vesting criteria, the number of Restricted Stock Units granted, and such other terms and conditions as the Administrator determines in its sole discretion.
(c)	Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable U.S. or non-U.S. federal or state securities laws or any other basis determined by the Administrator in its discretion.
(d)	Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
(e)	Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units only in cash, Shares, or a combination of both.

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(f)	Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.
9.	Stock Appreciation Rights.
(a)	Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(b)	Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator determines in its sole discretion. Notwithstanding the foregoing, at any time after the grant of a Stock Appreciation Right, the Administrator, in its sole discretion, may accelerate the time at which the Stock Appreciation Right will vest or become exercisable.
(c)	Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.
(d)	Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than 100% of the Fair Market Value per Share on the Grant Date. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.
(e)	Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date as determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the tolling and expiration rules of Section 6(f) relating to exercise also will apply to Stock Appreciation Rights.
(f)	Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined as the product of:
(i)	The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; and
(ii)	The number of Shares with respect to which the Stock Appreciation Right is exercised.
At the discretion of the Administrator, the payment upon exercise of a Stock Appreciation Right may be in cash, in Shares of equivalent value, or in some combination of both.
10.	Performance Units and Performance Shares.
(a)	Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.
(b)	Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the Grant Date. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the Grant Date.
(c)	Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator determines in its sole discretion. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable U.S. or non-U.S. federal or state securities laws, or any other basis determined by the Administrator in its discretion.

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(d)	Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. Notwithstanding the foregoing, at any time after the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
(e)	Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
(f)	Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.
11.	Award Limitations.
(a)	Outside Director Award Limitations. No Outside Director may be paid compensation for service as an Outside Director that, in the aggregate, exceeds $2,000,000, increased to $4,000,000 for such Outside Director for the Fiscal Year in which he or she joins the Board as an Outside Director. Compensation includes equity awards, including any Awards issued under this Plan, the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles and any other compensation (including without limitation any cash retainers or fees). Any Awards or other compensation paid or provided to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 11(a).
(b)	Dividends and Other Distributions. No dividends or other distributions shall be paid with respect to any Shares underlying any unvested portion of an Award.
12.	Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or Applicable Laws require otherwise, vesting of Awards will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or the Participant’s employer or (ii) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or the Participant’s employer is not so guaranteed, then 6 months following the 1st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
13.	Transferability of Awards.
(a)	General Rule. Unless determined otherwise by the Administrator, or otherwise required by Applicable Laws, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, the Award will be limited by any additional terms and conditions imposed by the Administrator. Any unauthorized transfer of an Award will be void.
(b)	Domestic Relations Orders. If approved by the Administrator, an Award may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). An Incentive Stock Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(c)	Limited Transfers for the Benefit of Family Members. The Administrator may permit an Award or Share issued under this Plan to be assigned or transferred subject to the applicable limitations, set forth in the General Instructions to Form S-8 Registration Statement under the Securities Act, if applicable, and any other Applicable Laws. For the avoidance of doubt, during the lifetime of the Participant, no Award may be assigned or transferred to a third-party financial institution.

130

Appendix B

(d)	Permitted Transferees. Any individual or entity to whom an Award is transferred will be subject to all of the terms and conditions applicable to the Participant who transferred the Award, including the terms and conditions in this Plan and the Award Agreement. If an Award is unvested, then the service of the Participant will continue to determine whether the Award will vest and when it will terminate.
14.	Adjustments; Dissolution or Liquidation; Merger or Change in Control; Death.
(a)	Adjustments. In the event that any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and the numerical Share limits in Section 3 of the Plan.
(b)	Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
(c)	Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or its Parent. The Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.
In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise the Participant’s outstanding Option and Stock Appreciation Right (or portion thereof) that is not assumed or substituted for, including Shares as to which such Award would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units (or portions thereof) not assumed or substituted for will lapse, and, with respect to such Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted for in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.
For the purposes of this Section 14(c), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

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Appendix B

Notwithstanding anything in this Section 14(c) to the contrary, and unless otherwise provided in an Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
Notwithstanding anything in this Section 14(c) to the contrary, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement or other written agreement related to the Award does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that otherwise is accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.
(d)	Outside Director Awards. With respect to Awards granted to Outside Directors for their service as Outside Directors, in the event of a Change in Control, such Participants will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Awards, including those Shares which would not be vested or exercisable, all restrictions on such Participants’ Restricted Stock and Restricted Stock Units will lapse, and, with respect to such Participants’ Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreements or other written agreements between the Participants and the Company or any of its Subsidiaries or Parents, as applicable.
15.	Tax Matters.
(a)	Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any withholding obligations for Tax-Related Items are due, the Company (or any of its Subsidiaries, Parents or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Subsidiaries, Parents or affiliates, as applicable), an amount sufficient to satisfy any Tax-Related Items required to be withheld with respect to such Award (or exercise thereof).
(b)	Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such withholding obligation for Tax-Related Items, in whole or in part by (without limitation) (i) paying cash, check or other cash equivalents, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or such greater amount as the Administrator may determine (including up to a maximum statutory amount) if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (iii) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or such greater amount as the Administrator may determine (including up to a maximum statutory amount), in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) to cover the amount of the withholding obligation for Tax-Related Items, (v) having the Company or a Parent or Subsidiary withhold from wages or any other cash amount due or to become due to the Participant and payable by the Company or any Parent or Subsidiary, (vi) any other method of withholding determined by the Administrator, or (vii) any combination of the foregoing methods of payment. The withholding amount will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum statutory rates applicable in a Participant’s jurisdiction with respect to the Award on the date that the amount of Tax-Related Items to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the amount of Tax-Related Items to be withheld is calculated.

132

Appendix B

(c)	Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Subsidiaries or Parents have any obligation or liability under the terms of this Plan to reimburse, indemnify, or hold harmless any Participant or any other person in respect of Awards, for any taxes, interest or penalties imposed, or other costs incurred, as a result of Section 409A.
16.	Miscellaneous.
(a)	Stockholder Approval and Term of Plan. The Plan will become effective upon its approval by the Company’s stockholders within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws. The Plan will continue in effect until terminated earlier under Section 17 of the Plan, but no Incentive Stock Options may be granted after 10 years from the date the Plan is adopted by the Board.
(b)	Legal Compliance. Shares will not be issued pursuant an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
(c)	Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
(d)	Inability to Obtain Authority. If the Company determines it to be impossible or impracticable to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.
(e)	No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
(f)	Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award and any other compensation paid or payable to a Participant (including, but not limited to, equity awards issued outside of this Plan) (such compensation, “Other Compensation”) will be subject to the Company’s clawback policy in effect as of the adoption of this Plan, and will be subject to any other clawback policy of the Company as may be established and/or amended from time to time to comply with Applicable Laws (including without limitation pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as may be required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act) (the “Clawback Policy”). The Administrator may require a Participant to

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forfeit, return or reimburse the Company all or a portion of the Award or Other Compensation and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws. Unless this subsection (f) specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary.
17.	Amendment and Termination of the Plan.
(a)	Amendment and Termination. The Administrator, at any time, may amend, alter, suspend or terminate the Plan.
(b)	Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
(c)	Consent of Participants Generally Required. Subject to Section 17(d) below, no amendment, alteration, suspension or termination of the Plan or an Award under it will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it regarding Awards granted under the Plan prior to such termination.
(d)	Exceptions to Consent Requirement.
(i)	A Participant’s rights will not be deemed to have been impaired by any amendment, alteration, suspension or termination if the Administrator, in its sole discretion, determines that the amendment, alteration, suspension or termination taken as a whole, does not materially impair the Participant’s rights, and
(ii)	Subject to the limitations of Applicable Laws, if any, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent even if it does materially impair the Participant’s right if such amendment is done
(1)	in a manner expressly permitted under the Plan;
(2)	to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code;
(3)	to change the terms of an Incentive Stock Option, if such change results in impairment of the Award only because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code;
(4)	to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A; or
(5)	to comply with other Applicable Laws.

134

BOARD OF DIRECTORS

Nikesh Arora

Chief Executive Officer and
Chair of the Board of Directors

Mark D. McLaughlin

Vice Chair of the Board of Directors

Nir Zuk

Chief Technology Officer and Director

Aparna Bawa

Chief Operating Officer and Interim Chief Legal Officer,
Zoom Video Communications, Inc.

Asheem Chandna

Partner, Greylock Partners

John M. Donovan

Former Chief Executive Officer—AT&T Communications

Carl Eschenbach

General Partner, Sequoia Capital Operations, LLC

Dr. Helene D. Gayle

President, Spelman College

James J. Goetz

Managing Member, Sequoia Capital

Rt Hon Sir John Key

Former Prime Minister of New Zealand

Mary Pat McCarthy

Former Vice Chair, KPMG LLP

Lorraine Twohill

Chief Marketing Officer, Google

CORPORATE EXECUTIVES

Nikesh Arora

Chief Executive Officer and
Chair of the Board of Directors

Dipak Golechha

Chief Financial Officer

BJ Jenkins

President

Lee Klarich

Chief Product Officer

Nir Zuk

Chief Technology Officer and Director

CORPORATE HEADQUARTERS

Palo Alto Networks, Inc.
3000 Tannery Way
Santa Clara, California 95054

T: (408) 753-4000
F: (408) 753-4001

www.paloaltonetworks.com

VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

Tuesday, December 13, 2022 at 12:15 p.m. PST
www.virtualshareholdermeeting.com/PANW2022

REGISTRAR AND TRANSFER AGENT

For questions regarding your account, changes of address or the consolidation of accounts, please contact the Company’s transfer agent:

Computershare Trust Company, N.A.

P.O. Box 43006
Providence RI 02940-3006

T: (877) 373-6374
Foreign Stockholders: (781) 575-2879

www.computershare.com/investor

LEGAL COUNSEL

Wilson Sonsini Goodrich & Rosati
Professional Corporation

Palo Alto, California

INDEPENDENT AUDITORS

Ernst & Young LLP

San Jose, California

INVESTOR RELATIONS

Palo Alto Networks, Inc. Investor Relations

3000 Tannery Way
Santa Clara, California 95054

Email: ir@paloaltonetworks.com
T: (408) 753-4000

3000 Tannery Way Santa Clara, CA 95054 Main: +1.408.753.4000 Sales: +1.866.320.4788 Support: +1.866.898.9087 www.paloaltonetworks.com

PALO ALTO NETWORKS, INC. 3000 TANNERY WAY SANTA CLARA, CA 95054

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 12, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/PANW2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 12, 2022. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Class II Directors.
	Nominees	For	Against	Abstain
1a.	Dr. Helene D. Gayle	☐	☐	☐
1b.	James J. Goetz	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2023.	☐	☐	☐
3.	To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐
4.	To approve an amendment to the 2021 Palo Alto Networks, Inc. Equity Incentive Plan.	☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000583448_1 R1.0.0.3

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

PROXY
PALO ALTO NETWORKS, INC.
Proxy For Annual Meeting of Stockholders
December 13, 2022 at 12:15 PM

The undersigned stockholder of Palo Alto Networks, Inc., a Delaware corporation ("Palo Alto Networks"), hereby appoints Nikesh Arora, Dipak Golechha and Bruce Byrd, or any of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Palo Alto Networks to be held on December 13, 2022 at 12:15 PM Pacific Standard Time virtually via a live webcast at www.virtualshareholdermeeting.com/PANW2022 and at any adjournment or postponement thereof, and to vote all shares of common stock of Palo Alto Networks held of record by the undersigned at the close of business on October 14, 2022, as hereinafter specified upon the proposals on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PALO ALTO NETWORKS. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES, AND "FOR" PROPOSALS 2, 3 AND 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side

0000583448_2 R1.0.0.3